Exhibit (c)(8)

APPRAISAL OF REAL PROPERTY

The Montana Phase I 345

East Colorado Boulevard

Pasadena, Los Angeles County, CA 91101

Latitude: 34.155858 Longitude: -118.143029

IN A SELF-CONTAINED APPRAISAL REPORT

As of December 10, 2010

Prepared For:

The Special Committee of the Board of Directors of Wesco Financial Corporation c/o Skadden, Arps, Slate, Meagher & Flom, LLP

300 South Grand Avenue, Suite 3200 Los Angeles, CA 90071

Photograph of Subject Property

Prepared By:

Cushman & Wakefield Western, Inc. Valuation & Advisory 601 South Figueroa Street, 47th Floor Los Angeles, CA 90017-5752 C&W File ID: 10-38021-9027-2

CUSHMAN & WAKEFIELD®

Global Real Estate Solutions SM

As a matter of environmental responsibility, C&W has adopted a corporate-wide program to print our appraisal reports double-sided.

CUSHMAN & WAKEFIELD®

CUSHMAN & WAKEFIELD WESTERN, INC.

601 SOUTH FIGUEROA STREET, 47TH FLOOR

LOS ANGELES, CA 90017-5752

December 10, 2010

Special Committee of the Board of Directors of Wesco Financial Corporation c/o Mr. Brian J. McCarthy

Skadden, Arps, Slate, Meagher & Flom, LLP

300 South Grand Avenue, Suite 3200 Los Angeles, CA 90071

Re: Appraisal of Real Property In a Self-Contained Report

The Montana Phase I

345 East Colorado Boulevard

Pasadena, Los Angeles County, CA 91101

C&W File ID: 10-38021-9027-2

Dear Mr. McCarthy:

In fulfillment of our agreement as outlined in the Letter of Engagement, we are pleased to transmit our appraisal presented in a self-contained report on the property referenced above. The date of the report is December 10, 2010. The effective date of value is December 10, 2010.

This report is addressed to the Special Committee of the Board of Directors of Wesco Financial Corporation, c/o Skadden, Arps, Slate, Meagher & Flom, LLP and its affiliates. In conformance with your request, we have completed an appraisal of the above referenced property. The appraisal states our opinion of the property’s Market Value subject to various Assumptions and Limiting Conditions set forth in the accompanying report. The physical inspection and analysis that form the basis of the report have been conducted by Michele Kauffman, Yuri Gurevich and James W. Myers, MAI.

The accompanying report includes pertinent data secured in our investigation, exhibits and the details of the process used to arrive at our conclusion of value. The appraisal conforms to the Standards of Professional Practice and Code of Professional Ethics of Appraisal Institute, which incorporates the Uniform Standards of Professional Appraisal Practice (USPAP), of the Appraisal Foundation.

MR. BRIAN J. MCCARTHY CUSHMAN & WAKEFIELD WESTERN, INC. SKADDEN, ARPS, SLATE, MEAGHER & FLOM, LLP

DECEMBER 10, 2010 PAGE 2

MARKET VALUE AS IS (BULK VALUE)

Based on the agreed to Scope of Work, and as outlined in the report, we developed an opinion that the Market Value (Bulk Value) of the Fee Simple estate of the above property, subject to the assumptions and limiting conditions, certifications, and extraordinary assumptions, if any, and definitions, “As-Is” on December 10, 2010, was:

FORTY MILLION NINE HUNDRED THOUSAND DOLLARS

$40,900,000

AGGREGATE OF THE RETAIL REVENUES

Based on the agreed to Scope of Work, and as outlined in the report, we developed an opinion that the Aggregate of the Retail Revenues of the above property, subject to the assumptions and limiting conditions, certifications, extraordinary assumptions and hypothetical conditions, if any, and definitions, “Aggregate of the Retail Revenues,” on December 10, 2010, was:

FIFTY SIX MILLION EIGHT HUNDRED FOUR THOUSAND FOUR HUNDRED FIFTY THREE DOLLARS

$56,804,453

The value opinion in this report is qualified by certain assumptions, limiting conditions, certifications, and definitions. We particularly call your attention to the extraordinary assumptions and hypothetical conditions listed below.

EXTRAORDINARY ASSUMPTIONS

For a definition of Extraordinary Assumptions please see the Glossary of Terms & Definitions.

The date of value is December 10, 2010 which is subsequent to our November 19, 2010 date of inspection. It is assumed that the condition of the property was the same on December 10, 2010 as it was on the date of our inspection.

HYPOTHETICAL CONDITIONS

For a definition of Hypothetical Conditions please see the Glossary of Terms & Definitions.

This appraisal does not employ any hypothetical conditions.

MR. BRIAN J. MCCARTHY
SKADDEN, ARPS, SLATE, MEAGHER & FLOM, LLP
DECEMBER 10, 2010
PAGE 3

CUSHMAN & WAKEFIELD WESTERN, INC.

This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD WESTERN, INC.

Michele Kauffman
Senior Director
CA Certified General Appraiser
License No. AG042324
michele.kauffman@cushwake.com
(213) 955-6495 Office Direct
(213) 627-4044 Fax

Yuri Gurevich
Appraiser
CA Appraiser Trainee
License No. AT042643
yuri.gurevich@cushwake.com
(213) 955-5130 Office Direct
(213) 627-4044 Fax

James W. Myers, MAI
Executive Managing Director
CA Certified General Appraiser
License No. AG002662
jim.myers@cushwake.com
(213) 955-6493 Office Direct
(213) 627-4044 Fax

THE MONTANA PH I EXECUTIVE SUMMARY IV

GENERAL DESCRIPTION

The subject property consists of the 22 remaining, unsold units in the ultra-luxury residential condominium project known as The Montana Phase I. The 6-story building is constructed on a 0.88-acre site on the northwest corner of Colorado Boulevard and Euclid Avenue in Pasadena. The improvements were completed in 2009. In addition to the residential units, there are two commercial condominiums along the Colorado Boulevard frontage. One is leased and one is vacant but lease negotiations are underway. The condominium units are currently owned by the HOA. Community features include a fitness center with restrooms, indoor "endless" pool with capacity for two swimmers, an outdoor lounge area, full time concierge service and concierge desk.. The units feature fully-equipped kitchens, full size washer and dryer in separate laundry room, walk-in closets with built in shelving, sky lights, smart box, prewired audio, vaulted ceilings with skylights (top floor only), gas and wood-burning fireplaces, and outdoor terraces with teak flooring and built in gas lines and electric for outdoor kitchens (select units), and custom cabinetry in select units. The following is an executive summary of the information that we present in more detail in the report.

BASIC INFORMATION			
Common Property Name:	The Montana Phase I	Report Type:	Self-Contained
Address:	345 East Colorado Boulevard	Interest Appraised:	Fee Simple
City:	Pasadena	Date of Value:	12/10/10
State:	CA	Date of Inspection:	11/19/10
Zip Code:	91101	Date of Report:	12/10/10
County:	Los Angeles		
Property Ownership Entity:	MS Property Company		
CW File Reference:	10-38021-9027-2		

SITE INFORMATION			
Land Area Gross SF:	38,135	Site Utility:	Good
Land Area Acres:	0.88	Site Topography:	Level at street grade
Is there additional Excess Land?	Yes	Site Shape:	Rectangular
Excess Land Area SF:	0	Frontage:	Excellent
Excess Land Area Acres:	0.00	Access:	Excellent
Total Land Area SF:	38,135	Visibility:	Good
Total Land Area Acres:	0.88	Location Rating:	Good
Flood Zone:	X	Number of Parking Spaces:	90
Flood Map Number:	06037-C1375F	Parking Spaces Per Unit	3.21
Flood Map Date:	9/26/08	Parking Type:	Subterranean Garage

BUILDING INFORMATION			
Type of Property:	Multi-Family	Actual Age:	1 Years
Number of Units:	22	Quality:	Excellent
Number of Buildings:	1	Condition:	Excellent
Gross Saleable Area:	90,696 SF	Year Built:	2009
		Year Renovated:	0
Number of Stories:	6	Land to Building Ratio:	N/A
		Building Construction Class:	A

MUNICIPAL INFORMATION			
Assessing Authority:	Los Angeles County	Municipality Governing Zoning:	City of Pasadena
Assessor's Parcel Identification:	5723-027-037 thru 068	Current Zoning:	PD-31
Current Tax Year:	20010/2011	Is current use permitted:	Yes
Taxable Assessment:	$28,009,762	Current Use Compliance:	0
Current Tax Liability:	$328,323	Zoning Change Applied For:	No
Taxes per unit:	$14,924	Zoning Variance Applied For:	Not applicable
Are taxes current?	Taxes are current		
Is a grievance underway?	Not to our knowledge		
Subject's assessment is:	At market levels		

HIGHEST & BEST USE	
As Though Vacant:	As Improved:
hold until market conditions improve and entitled project is financially feasible	as is currently improved and utilized

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD.

THE MONTANA PH I EXECUTIVE SUMMARY V

Market Value As Is (Bulk Aggregate of the Retail

VALUATION INDICES Value) Revenues

FINAL VALUE CONCLUSION

Concluded Value: $40,900,000 $56,804,453 Per Unit $1,859,091 $2,582,021

EXPOSURE TIME

Exposure Time: 6 Months

EXTRAORDINARY ASSUMPTIONS

For a definition of Extraordinary Assumptions please see the Glossary of Terms & Definitions.

The date of value is December 10, 2010 which is subsequent to our November 19, 2010 date of inspection. It is assumed that the condition of the property was the same on December 10, 2010 as it was on the date of our inspection.

HYPOTHETICAL CONDITIONS

For a definition of Hypothetical Conditions please see the Glossary of Terms & Definitions.

This appraisal does not employ any hypothetical conditions.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD®

THE MONTANA PH I AERIAL PHOTOGRAPH VI

AERIAL IMAGE

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THE MONTANA PH I AERIAL PHOTOGRAPH VII

ALTERNATIVE AERIAL IMAGE

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THE MONTANA PH I SUBJECT PHOTOGRAPHS VIII

Exterior view of subject

Resident lounge/library

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THE MONTANA PH I SUBJECT PHOTOGRAPHS IX

Outdoor sitting area

Swimming pool

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THE MONTANA PH I SUBJECT PHOTOGRAPHS X

Typical building hallway

Living area and fireplace

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THE MONTANA PH I SUBJECT PHOTOGRAPHS XI

6th Floor unit terrace

Typical unit kitchen

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THE MONTANA PH I SUBJECT PHOTOGRAPHS XII

Built in closet cabinetry

Entrance hallway of a unit

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THE MONTANA PH I SUBJECT PHOTOGRAPHS XIII

Typical unit living area

Typical unit den

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THE MONTANA PH I SUBJECT PHOTOGRAPHS XIV

Typical unit kitchen

Typical unit bedroom

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THE MONTANA PH I SUBJECT PHOTOGRAPHS XV

Unit laundry room

Typical unit bathroom

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THE MONTANA PH I SUBJECT PHOTOGRAPHS XVI

Parking garage

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THE MONTANA PH I TABLE OF CONTENTS

TABLE OF CONTENTS

INTRODUCTION 1

REGIONAL MAP 4

LOS ANGELES REGIONAL ANALYSIS 5

LOCAL AREA MAP 16

LOCAL AREA ANALYSIS 17

APARTMENT MARKET ANALYSIS 26

SITE DESCRIPTION 64

IMPROVEMENTS DESCRIPTION 67

REAL PROPERTY TAXES AND ASSESSMENTS 71

ZONING 72

HIGHEST AND BEST USE 73

VALUATION PROCESS 75

DEVELOPMENT APPROACH 77

RECONCILIATION AND FINAL VALUE OPINION 93

ASSUMPTIONS AND LIMITING CONDITIONS 94

CERTIFICATION OF APPRAISAL 96

GLOSSARY OF TERMS & DEFINITIONS 97

ADDENDA CONTENTS 100

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

THE MONTANA PH I INTRODUCTION 1

INTRODUCTION SCOPE OF WORK

This appraisal, presented in a self-contained report, is intended to comply with the reporting requirements outlined under the USPAP for a self-contained appraisal report.

Cushman & Wakefield Western, Inc. has an internal Quality Control Oversight Program. This Program mandates a “second read” of all appraisals. Assignments prepared and signed solely by designated members (MAIs) are read by another MAI who is not participating in the assignment. Assignments prepared, in whole or in part, by non-designated appraisers require MAI participation, Quality Control Oversight, and signature. For this assignment, Quality Control Oversight was provided by James W. Myers, MAI. In addition to a qualitative assessment of the appraisal report, James W. Myers, MAI is a signatory to the appraisal report and concurs in the value estimate(s) set forth herein.

The scope of this appraisal required collecting primary and secondary data relevant to the subject property. Condominium sales were researched in the subject’s market, retail rental data was analyzed, and the input of buyers, sellers, brokers, property developers and public officials was considered. A physical inspection of the property was made. In addition, the general regional economy as well as the specifics of the subject’s local area was investigated.

The data have been thoroughly analyzed and confirmed with sources believed to be reliable, leading to the value conclusions in this report. The valuation process used generally accepted market-derived methods and procedures appropriate to the assignment.

This appraisal employs only the Development Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that this approach would be considered necessary and applicable for market participants. The Cost and Sales Comparison Approaches would not be relevant; however, elements of the Sales Comparison approach are used in the Development Approach when pricing the subject units.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

THE MONTANA PH I INTRODUCTION 2

IDENTIFICATION OF PROPERTY

Common Property Name: The Montana Phase I

Location: 345 East Colorado Boulevard

Pasadena, Los Angeles County, CA 91101

Assessor’s Parcel 5723-027-037 thru 068 Number(s):

Legal Description: The legal description was requested but not provided. Based on our review of Los Angeles County Assessor Maps, the subject property could be described as lots 3, 4, and 5 of Tract 62283. We recommend the Client obtain a complete legal description of the subject property.

PROPERTY OWNERSHIP AND RECENT HISTORY

Current Ownership: MS Property Company

Sale History: To the best of our knowledge, outside of the individual unit sales, the property has not transferred within the past three years.

Current Disposition: To the best of our knowledge, with the exception of the individual unit sales, the property is not under contract of sale nor is it being marketed for sale.

DATES OF INSPECTION AND VALUATION

Date of Valuation: December 10, 2010

Date of Inspection: November 19, 2010

Property inspection was performed by: Michele Kauffman and James W. Myers, MAI

CLIENT, INTENDED USE AND USERS OF THE APPRAISAL

Client: The Special Committee of the Board of Directors of Wesco Financial Corporation, c/o Skadden, Arps, Slate, Meagher & Flom, LLP

Intended Use: This appraisal is intended to provide an opinion of the Market Value of the Fee Simple interest in the property for the use of the client and other intended users in evaluating a possible sale of an interest in the asset. This report is not intended for any other use.

Intended User: This appraisal report was prepared for the exclusive use of Skadden, Arps, Slate, Meagher & Flom LLP; for the Special Committee of the Board of Directors of Wesco Financial Corporation, and for their advisor Greenhill. Use of this report by others is not intended by the appraiser.

EXTRAORDINARY ASSUMPTIONS

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

THE MONTANA PH I INTRODUCTION 3

The date of value is December 10, 2010 which is subsequent to our November 19, 2010 date of inspection. It is assumed that the condition of the property was the same on December 10, 2010 as it was on the date of our inspection.

HYPOTHETICAL CONDITIONS

This appraisal does not employ any hypothetical conditions.

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THE MONTANA PH I REGIONAL MAP 4

REGIONAL MAP

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THE MONTANA PH I REGIONAL ANALYSIS 5

LOS ANGELES REGIONAL ANALYSIS INTRODUCTION

MARKET DEFINITION

Los Angeles County ranks 18th on the list of the world’s largest economies and is the largest county in the nation in terms of population, totaling an estimated 9.9 million residents, or about 27.0 percent of the State of California’s population. The majority of Los Angeles County is heavily urbanized averaging roughly 2,450 residents per square mile. Geographically, the county encompasses 4,061 square miles with 70 miles of coast on the Pacific Ocean. Neighboring regions include Orange County to the south, San Bernardino County to the east, Ventura County to the west and Kern County to the north.

The Los Angeles-Long Beach-Santa Ana Metropolitan Statistical Area (Los Angeles-Long Beach-Santa Ana MSA) in Southern California is the largest of the three MSAs that comprise the Los Angeles Combined Statistical Area (Los Angeles CSA), which also includes the Riverside-San Bernardino-Ontario and Oxnard-Thousand Oaks-Ventura Metropolitan Statistical Areas. The Los Angeles-Long Beach-Santa Ana MSA is further divided into two metropolitan divisions—Los Angeles-Long Beach-Glendale and Santa Ana-Anaheim-Irvine. The Los Angeles-Long Beach-Glendale Metropolitan Division (Los Angeles MD), which is the focus of the following demographic and economic overview, is synonymous with Los Angeles County. The City of Los Angeles is the largest incorporated area in the county.

Some key points to consider are:

International trade and commerce are major drivers of the area’s economy because of its strategic location and the size and scope of its economy. The Los Angeles Customs District – which includes the ports of Long Beach and Los Angeles, Port Hueneme, and Los Angeles International Airport – is the nation’s largest.

The Los Angeles region has an extensive transportation network. Adding to the infrastructural strength of the ports and LAX airport, there are two other active commercial airports – Bob Hope in Burbank and Long Beach. Due to the size of its geographic footprint, Los Angeles freeway system is one of the most advanced in the country. In addition, there are mass transit options to service the public need and rail freight services linking the region to the rest of the state and the nation.

The map on the following page depicts Los Angeles County in relation to the adjacent Orange County and Inland Empire regions:

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THE MONTANA PH I REGIONAL ANALYSIS 6

LOS ANGELES-LONG BEACH et al, CA COMBINED STATISTICAL AREA (CSA)

San Bernardino Los Angeles

Ventura

CALIFORNIA

Riverside

Orange

Los Angeles-Long Beach-Glendale Metropolitan Division Surrounding Los Angeles-Long Beach-Riverside CSA Counties

Source: Claritas, Inc, Cushman & Wakefield Valuation & Advisory

CURRENT TRENDS

The Los Angeles region is slowly emerging from its recession, strengthened by rising international trade and port activity as well as job growth in the entertainment industry and advertising. The weakening dollar will also have a positive impact on leisure and hospitality by attracting international visitors to Los Angeles. Despite a fairly positive forecast for the region, the local economy remains weighed down by weakness in construction and government sectors. Health services and education are also expected to contribute to economic problems in the second half 2010, although traditionally a strong sector of the Los Angeles County economy.

Further points of consideration are:

The entertainment industry experienced a period of strong growth during the first half of 2010, according to the Los Angeles County Economic Development Corporation’s (LAECD) Mid-Year Update and Economic Report. Industry employment increased as more films, pilots and commercials were filmed in the region.

The Port of Los Angeles moved more container units in June 2010 than any other June in its history with more than 730,000 container units handled. This accounted for an approximately 32.0 percent increase from June 2009, and represented a 15.0 percent increase for the first half of 2010 compared to the same period in 2009.

The Los Angeles region saw an increase in tourism in the first half of 2010 after a significant slide in 2009 as new hotels and attractions lured business and pleasure travelers to the area. The LAECD expects that this trend will continue in the second half of 2010 and into 2011.

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THE MONTANA PH I REGIONAL ANALYSIS 7

DEMOGRAPHIC TRENDS

DEMOGRAPHICS CHARACTERISTICS

Los Angeles' median age is relatively young at 34.9 years, considerably lower than the median age of the U.S. at 36.8 years. The percentage of the population in Los Angeles with bachelor and advanced degrees is 24.4 percent, which is slightly below the U.S. share of 24.7 percent. Despite similarities in their respective education breakdowns, however, the Los Angeles region exceeds the national levels for average and median household income. Additionally, 23.4 percent of regional households have annual incomes of $100,000 or more compared to the national level of 19.3 percent.

Some interesting points to consider regarding the similarities and differences in demographic trends between Los Angeles and the U.S. include:

- There is a demand in the Los Angeles region for a large population of workers with highly developed skill sets in sectors like finance, education, and information technology that require postsecondary degrees. Firms in those sectors are forced to pay employees more for the same type of work in this region than in other regions of the country due to the higher cost of living in the Los Angeles region.

- The variance in the national and regional levels of education suggests that there is still a demand for large population of workers with highly developed skill sets in sectors like transportation, manufacturing and construction in Los Angeles County that do not require a postsecondary degree.

The table on the next page highlights and compares the most recent demographic characteristics for the Los Angeles Metro area and the United States:

DEMOGRAPHIC CHARACTERISTICS
Los Angeles-Long Beach-Glendale MD vs. United States
2009 Data

Characteristic	Los Angeles-Long Beach-Glendale MD	U.S.
Median Age (years)	34.9	36.8
Average Annual Household Income	$77,484	$69,376
Median Annual Household Income	$54,204	$51,433
Households by Annual Income Level:		
<$25,000	23.2%	22.9%
$25,000 to $49,999	23.9%	26.0%
$50,000 to $74,999	17.7%	19.6%
$75,000 to $99,999	11.8%	12.3%
$100,000 plus	23.4%	19.3%
Education Breakdown:		
< High School	30.7%	19.4%
High School Graduate	18.8%	28.3%
College < Bachelor Degree	26.0%	27.7%
Bachelor Degree	15.8%	15.8%
Advanced Degree	8.6%	8.9%

Source: Claritas, Inc., Cushman & Wakefield Valuation & Advisory

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

THE MONTANA PH I REGIONAL ANALYSIS 8

POPULATION

Population growth for the greater Los Angeles region historically outpaced that of the national average as the favorable climate and a diverse economy make Southern California a prime location for individuals, families, and businesses. During the most recent period of economic expansion from 2002 to mid-2007, however, skyrocketing home values and the high cost of living deterred, to some degree, existing and prospective low- to middle-income residents from the region, thus weakening population growth.

Notable points include:

The Los Angeles region’s annual population growth averaged only 0.4 percent between 2005 and 2009, compared to the 1.0 percent average rate of growth for the nation.

Los Angeles County’s population is expected to grow, on average, at 1.0 percent annually, matching the nation’s projected average growth rate between 2010 and 2014 as the region’s economy begins to grow and recover from the residual effects of the recession.

In the following exhibit and all subsequent time-series graphs, the shaded bars indicate the periods of a U.S. economic recession. The chart on the following page compares the annual population growth of Los Angeles County and the United States:

Of the four metro areas comprising the Los Angeles Combined Statistical Area, Los Angeles experienced the slowest rate of population growth during the 10 years ending 2009. However, population growth in Los Angeles is projected to increase steadily through the next five years, but its growth rate is forecast to still lag behind that of the other metro areas, notably the Oxnard-Thousand Oaks-Ventura MSA, which is forecast grow the fastest at a 1.4 percent average annual rate. Some key factors that continue to suppress population growth in the Los Angeles region include the high cost of living associated with the most recent housing bubble, the economic recession and the resulting high unemployment rate.

The table below compares population growth trends for the Los Angeles region and the United States between 2000 and 2014:

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

THE MONTANA PH I REGIONAL ANALYSIS 9

ANNUALIZED POPULATION GROWTH BY MSA Los Angeles-Long Beach-Glendale MD 2000 – 2014					
Population (000s)	2000	2010	2014 Forecast	Annual Growth 00-09	Annual Growth 10-14
United States	282,537.7	310,399.1	322,596.2	0.8%	0.8%
Los Angeles-Riverside-Orange County, CA CSA	16,432.9	18,011.3	18,771.7	1.0%	1.0%
Los Angeles-Long Beach-Santa Ana MSA	12,398.9	13,005.7	13,558.9	0.5%	1.0%
Los Angeles-Long Beach-Glendale MD	**9,542.6**	**9,940.8**	**10,358.5**	**0.4%**	**1.0%**
Santa Ana-Anaheim-Irvine MD	2,856.4	3,064.8	3,200.3	0.7%	1.1%
Riverside-San Bernardino-Ontario MSA	3,277.6	4,188.7	4,353.3	2.7%	1.0%
Oxnard-Thousand Oaks-Ventura MSA	756.4	817.0	859.5	0.8%	1.4%

Source: Data Courtesy of Moody's Economy.com, Cushman & Wakefield Valuation & Advisory

HOUSEHOLDS

Household formation trends in the Los Angeles region closely follow population growth trends. As mentioned earlier, the high quality of life helps maintain above average growth. While household formation trends appear to mirror overall population gains, household growth is expected to rise above population growth levels over the next five year period, as the number of people occupying a single housing unit is expected to increase more rapidly than the overall population. This trend of household formation can be traced to such sociological factors as longer life expectancies, increasing divorce rates, young professionals postponing marriage as well as the high cost of housing.

Further considerations are as follows:

- Household growth since 2000 averaged 0.5 percent, only half the average rate of the nation's ten-year growth of 1.0 percent.

- The projected five-year average household growth rate for Los Angeles County is forecasted at 1.2 percent, on pace with the national average.

The following graph compares historical and projected household formation growth between Los Angeles County and United States:

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THE MONTANA PH I REGIONAL ANALYSIS 10

ECONOMIC TRENDS

GROSS METRO PRODUCT

The Los Angeles economy is the 18th largest in the world. Despite being a large and mature economy, the nation has outperformed Los Angeles in terms of annual growth in gross metro product (GMP). According to the data supplied by Moody’s Economy.com, the Los Angeles region’s GMP experienced 4.1 percent reduction during 2009, compared to 1.1 percent in 2008 and 1.5 percent growth in 2007. Although GMP growth in 2009 slowed to an alarming rate, according to Moody’s most recent forecast for 2010, it is anticipated that the Los Angeles market will see some recovery with an expected rate of growth at 2.3 percent.

Some notable considerations are:

Over a ten-year period from 2000 to 2009, Los Angeles’ average annual GMP growth rate of 1.7 percent was slightly below that of the national average growth of 1.8 percent.

Through 2014, Los Angeles is expected to experience average annual GMP growth of 3.7 percent, above the average projected GMP growth for the nation over the comparable period (3.4 percent).

The graph on the next page compares historical and projected real gross product growth between Los Angeles County and United States:

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THE MONTANA PH I REGIONAL ANALYSIS 11

EMPLOYMENT DISTRIBUTION

In terms of its industry sector composition, the economic diversity of Los Angeles is comparable to that of the nation, with some exceptions. First, Los Angeles is more heavily weighted in the Information, Manufacturing, and Professional & Business Services sectors than the United States as a whole. Also, the metro area’s employment base is relatively under-weighted in the Construction, Education & Health Services, and Government sectors when compared to the national average.

Although Los Angeles has a very diverse employment base, the region’s status as both a port city and an international entertainment hub profoundly affect the economy. Due to influence of the region’s “twin ports” of Los Angeles and Long Beach, employment in the Los Angeles region relies heavily on the trade, transportation and utilities sector as it directly relates to port activity. Likewise, as the fourth largest employment sector in the Los Angeles region, the ebbs and flows of entertainment industry greatly influence the regional economy. Shifting public demand and changing technologies continue to affect the entertainment industry. Its projected success will depend on how well the industry adjusts to computer and internet-based entertainment and the cost factors that are driving location filming away from Los Angeles.

Additional considerations regarding employment distribution include:

Employment growth in the Los Angeles manufacturing sector has been steadily declining since 1990 by an average of 3.3 percent per year with the exception of a few years of expansion between 1995 and 1998. The reduction in the 1990s was largely attributed to declines in the transportation equipment, computer and electronic products, and aerospace sectors; the latter being affected by downsizing in defense and high operating costs in California. Current growth figures are estimated at negative 3.9 percent for 2010, and although job losses have been consistent over the past decade, Los Angeles remains the largest manufacturing area in the nation.

Moody’s Economy.com predicts that moderate national economic growth throughout 2010 will prompt a rise in demand for currently underutilized port workers and facilities in Los Angeles.

The most recent FilmL.A. report indicates that annual trends in PPD continued to increase as of mid-year 2010, up 13.8 percent from twelve months ending in June 2010 due to the California Film and

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THE MONTANA PH I REGIONAL ANALYSIS 12

Television Tax Credit administered by the California Film Commission. Increases in filming led to the hiring of 21,600 employees in the motion picture and sound recording sector in June 2010.

The following chart compares employment by sector between Los Angeles County and United States:


EMPLOYMENT BY SECTOR
Los Angeles County vs. United States
2009 Estimates
Construction
Manufacturing
Trade, Transportation & Utilities
Information
Financial Activities
Professional & Business Services
Education & Health Services
Leisure & Hospitality
Other Services (except Govt.)
Government
United States
Los Angeles, CA
0%
2%
4%
6%
8%
10%
12%
14%
16%
18%
20%

Source: Data Courtesy of Moody's Economy.com and Cushman & Wakefield Valuation & Advisory

MAJOR EMPLOYERS

Although, compared to the national average, government and education & health services are underrepresented, the Los Angeles region's top three employers, in terms of staff, are the County of Los Angeles totaling an estimated 93,200 employees, the Los Angeles Unified School District (LAUSD) totaling more than 74,600 employees, followed by the U.S. Federal Government with 53,200 employees. However, the current local and state budget crises have endangered these jobs traditionally seen as "recession proof." Government employees in all sectors are facing furlough days, pay cuts and lay offs resulting from the instability of local and state economies.

Despite the size of its economy, Los Angeles County is home to a relatively small number of the nation's *Fortune 500* corporations: 20 in total. In 2009, The Walt Disney Company, Northrop Grumman, and Occidental Petroleum were Largest *Fortune 500* corporations in Los Angeles County, ranking 7th, 10th and 12th, respectively in the state and ranked 60th, 69th and 98th respectively among *Fortune 500* companies nationally. However, Northrop Grumman will relocate its headquarters to the Washington, D.C., area by summer 2011 in order to be closer to its primary client, the U.S. government.

Additional considerations regarding Los Angeles' major employers include:

- The higher cost of living and operating a business in the Los Angeles region may explain why there is a lack of *Fortune 500* companies in such a large, desirable area.

- The data regarding employment in the education & health services and government sectors can be misleading, especially when considering the employment distribution compared to the major employers in the region. While the county & the federal governments and LAUSD have the largest individual number of employees, the actual growth sectors within the Los Angeles economy are

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THE MONTANA PH I REGIONAL ANALYSIS 13

characterized by smaller, entrepreneurial businesses – many of which are technology companies related to the entertainment industry.

The following table lists the 30 largest employers in Los Angeles County according to number of employees:

Largest Employers Los Angeles County		
Company	Main or Local Headquarters	No. of Employees
County of Los Angeles	Los Angeles	93,200
Los Angeles Unifed School District	Los Angeles	74,632
City of Los Angeles	Los Angeles	53,471
Federal Government	Los Angeles	53,200
University of California, Los Angeles	Los Angeles	35,543
Kaiser Permanente	Pasadena	32,180
State of California (non-education)	Los Angeles	30,200
Northrop Grumman Corp.	Los Angeles	21,000
Boeing Co.	Long Beach	15,825
Kroger Co.	Los Angeles	14,000
University of Southern California	Los Angeles	12,379
Bank of America	Los Angeles	12,200
Vons	Arcadia	12,116
Target	Pasadena	12,066
The Walt Disney Co.	Burbank	12,000
Metropolitan Transit Authority (L.A. County)	Los Angeles	10,402
Long Beach Unified School District	Long Beach	9,622
AT&T (formerly SBC Pacific Bell)	Los Angeles	9,500
Cedars-Sinai Medical Center	Los Angeles	8,817
Wells Fargo	Los Angeles	8,458
California Insitute of Technology	Pasadena	8,453
Amgen Inc.	Thousand Oaks	8,000
FedEx Corp.	Los Angeles	7,976
ABM Industries Inc.	Los Angeles	7,221
Providence Health System	Burbank	7,058
UPS	Burbank	7,058
Edison International	Rosemead	6,768
Catholic Healthcare West	Pasadena	6,338
City of Long Beach	Long Beach	6,035

Source: California Employment Development Department, Cushman & Wakefield Valuation & Advisory

Employment Growth

For the past ten years total employment growth in Los Angeles has consistently trailed the national average, with the exception of 2001 when the Los Angeles MSA registered no growth, on par with the nation's average reported employment growth rate. Historically, Los Angeles has been slow to rebound after recessionary periods. During the years following both the 1991 and 2001 recessions, the Los Angeles region was sluggish in terms of employment growth in relation to the national average. The Los Angeles economy emerged from the previous recession during 2004. It continued to increase through 2006, and then experienced a slow-down during late

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THE MONTANA PH I REGIONAL ANALYSIS 14

2007 as a result of the current recession. Employment growth through 2008 was negative 1.2 percent, negative 3.9 percent in 2009 and is forecasted to be negative 1.2 percent throughout 2010 according to Moody’s Economy.com.

Further points to consider are:

The information sector registered the only year-over increase in employment, adding an estimated 26,100 jobs between July 2009 and July 2010, according to the State of California Employment Development Department.

Annual employment growth is projected to average 1.6 percent in the Los Angeles region from 2010-2014, lagging behind the 1.8 percent average annual growth of the United States over the same period.

The following graph compares historical and projected employment growth between Los Angeles County and United States:

UNEMPLOYMENT

The Los Angeles region’s unemployment rate has historically trailed the national unemployment rate, and June 2010 was no exception. The State of California Employment Development Department released data indicating that the Los Angeles County unemployment rate reached 12.4 percent in July 2010, trailing the national rate by 2.9 percent. Both regional and national unemployment are anticipated to increase in the near term as soft local and state fiscal conditions continue to put pressure on job markets and recovery.

Notable points concerning the region’s unemployment rate are:

The average unemployment rate is expected to decrease to 12.2 percent by the end of 2010 due to the residual effects of the recent economic recession. The unemployment rate should level out around 4.3 percent in 2014 after trending downward over the next five years.

The Los Angeles region lost nearly 23,500 non-farm payroll jobs between July 2009 and July 2010, with the largest losses occurring in government (down 15,300), according to the State of California Employment Development Department.

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THE MONTANA PH I REGIONAL ANALYSIS 15

The graph on the next page compares historical and projected unemployment rates between Los Angeles County, the state of California, and the United States:

CONCLUSION

Los Angeles has an established market with a diverse economic base. The industries driving the new economy spurred rapid growth since 2002. However, from mid-2007 to the present, these industries have become vulnerable to a series of negative economic events which are presenting numerous challenges for short-term growth in the area. Despite the residual effects of the economic downturn, the region’s economy should experience moderate growth in the second half of 2010 before picking up speed in 2011.

Final thoughts:

Los Angeles’ long term growth is largely tied to its two major shipping ports as they present greater access to global economies. Ongoing infrastructure improvements to the ports are expected to result in Los Angeles capturing a greater share of West Coast shipping traffic. Current congestion, however, has allowed other West and East Coast ports to siphon some of the traffic that would normally go to Los Angeles/Long Beach.

A lack of affordable housing limits migration to the region, and the high cost of doing business often causes businesses to locate elsewhere. In spite of this, Los Angeles provides a broad array of economic drivers from trade, defense, and aerospace to tourism, entertainment and consumer goods, all of which provide a solid foundation for growth in the future.

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THE MONTANA PH I REGIONAL MAP 16

LOCAL AREA MAP

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LOCAL AREA ANALYSIS

The subject property is located on the northeast corner of Euclid Avenue and Colorado Boulevard in the City of Pasadena, California. The City of Pasadena is located in the northern central portion of Los Angeles County at the western end of the San Gabriel Valley. Pasadena is situated approximately ten miles northeast of downtown Los Angeles and approximately 25 miles inland from the Pacific Ocean. Pasadena is generally bordered by the City of Glendale to the west, the community of Altadena to the north, the Cities of Sierra Madre and Arcadia to the east, and the Cities of South Pasadena and San Marino to the south. Pasadena was incorporated as a city in 1886 and today comprises an established mix of residential communities with significant commercial development. Pasadena is widely recognized as the home of the Rose Bowl, the Jet Propulsion Laboratory, California Institute of Technology and host of the annual Tournament of Roses’ parade since January 1, 1890. The city also received additional international exposure during 1994, as the Rose Bowl was the official site for the 1994 World Cup Soccer matches.

ACCESS AND TRANSPORTATION

Air transportation in the region is excellent, due to the access of the Burbank-Glendale-Pasadena Airport (BUR), situated approximately 20 minutes north of downtown Pasadena. It provides general aviation service linking Pasadena to more than 32 cities nationwide, with one-half of the nation’s population located within a 2-1/2 hour flight. Currently, Alaska, American, Delta Connection, JetBlue, Southwest, United Express and US Airways offer domestic service from BUR. BUR currently consists of two terminals, with 14 gates and approximately 250,000 square feet.

Los Angeles International Airport (LAX) offers full domestic and international air service and is one of the five largest airports in the world in terms of passenger volume. LAX is a thirty-minute drive from Pasadena.

The Metropolitan Transportation Authority (“MTA”) operates 16 public bus lines in Pasadena that provide access throughout the San Gabriel Valley and Los Angeles areas. These bus lines link Pasadena to downtown Los Angeles and other adjacent communities. Other bus services that serve Pasadena are Foothill Transit, providing regular and express bus service in the San Gabriel and Pomona Valleys, and the Los Angeles City Department of Transportation (“LADOT”), operating commuter express lines from Encino to Pasadena with stops in Burbank and Glendale.

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THE MONTANA PH I LOCAL AREA ANALYSIS 18


Mission
Highland Park
Southwest Museum
Heritage Sq
Lincoln/Cypress
Chinatown
Civic Ctr
Union Station
Little Tokyo/ Arts Dist
Pershing Sq
7th St/Metro Ctr
Pico/Aliso
Mariachi Plaza
Soto
Indiana
Maravilla
East LA Civic Ctr
Atlantic
Fillmore
Del Mar
Memorial Park
Lake
Allen
Sierra Madre Villa
PASADENA
LAC+USC Medical Ctr
Cal State LA
El Monte
EL MONTE
EAST LOS ANGELES

Phase I of the Pasadena Gold Line opened in 2003 and is part of MTA's planned 400-mile county-wide rail transit system. This 13.7-mile Pasadena extension links Pasadena with downtown Los Angeles and is projected to eventually serve 50,000 passengers daily. Six stations serve riders in Pasadena from Fillmore Street to Sierra Madre Villa, as depicted in the map on the left. This Gold Line system makes 12 stops between its beginning at Union Station in downtown Los Angeles, and travels through Chinatown, Highland Park, Montecito Heights, South Pasadena, and Pasadena. The light rail trains stop at Mission Street in South Pasadena and at six spots in Pasadena: Fillmore Street, Del Mar Boulevard, Memorial Park, Lake Avenue, Allen Avenue and Sierra Madre Villa Avenue.

Plans to extend the Gold Line to the northeastern part of the county are already underway. The Phase 2A Extension of the Metro Gold Line is currently under construction and is expected to be completed in 2013. Through the addition of stops in Arcadia, Monrovia, Duarte, Irwindale, Azusa/Alameda and Azusa Citrus, the Metro Gold Line will connect Union Station to the eastern part of Azusa. Also planned is 2017 expansion 2A, which would extend the line into Montclair. There has been additional positive interest in continuing the Foothill Extension to connect with the Ontario airport.

In addition to expanding service to a large portion of the San Gabriel Valley, the eastside component of the Gold Line was completed in late 2009. This line links Union Station with East Los Angeles, with stops in Little Tokyo/Arts District, Pico/Aliso, Mariachi Plaza, Soto, Indiana, Maravilla, East LA Civic Center and Atlantic.

There are three major Freeways in Pasadena. The Pasadena Freeway (Interstate 110) originates at the southern border of Pasadena and provides access to downtown Los Angeles and continues in a southwesterly direction to the Ports of Los Angeles and Long Beach. The Ventura Freeway (U.S.-134) provides access in a westerly direction from Pasadena through the central portion of the San Fernando Valley. The Ventura Freeway eventually becomes State Highway 101 slightly west of Universal City and provides access to the northwestern portions of Los Angeles County and further west to Ventura County. The Foothill Freeway (Interstate 210) extends in a northwesterly to easterly direction and provides access to La Crescenta, Sunland, and points further northwest, as well as Monrovia, Azusa, and points further east.

Education

The Pasadena Unified School District ("PUSD") is responsible for the City of Pasadena, as well as the City of Sierra Madre and the unincorporated City of Altadena. The district includes 17 elementary schools, three K-8 schools, three middle schools, four high schools, three charter schools, as well as one continuation and an independent study school.

Pasadena is also home to California Institute of Technology (CalTech). The school is very involved with NASA through its Jet Propulsion Laboratory and the geological sciences (earthquake monitoring, etc). The Fuller Theological Seminary is one of the largest multi-denominational seminaries in the world, with over 4,000 students from more than 70 counties. The Art Center College of Design is a major art school, widely recognized for its

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THE MONTANA PH I LOCAL AREA ANALYSIS 19

design programs. Pasadena City College (PCC) with over 40,000 students is the third largest community college in the United States.

DEMOGRAPHIC PROFILE

POPULATION

Having established the subject’s trade area, our analysis focuses on the trade area’s population. Claritas, Inc. provides historical, current and forecasted population estimates for the total area. Patterns of development density and migration are reflected in the current levels of population estimates.

Between 2000 and 2009, Claritas, Inc., reports that the population within the primary trade area (3-mile radius) increased at a compound annual rate of 0.89 percent. This is characteristic of suburban areas in this market. This trend is expected to continue into the near future albeit at a slightly slower pace. Expanding to the total trade area (5-mile radius), population is expected to increase 0.97 percent per annum over the next five years.

The following page contains a graphic representation of the current population distribution within the subject’s region.

The graphic on the second following page illustrates projected population growth within the trade area over the next five years (2009 - 2014). The trade area is clearly characterized by various levels of growth.

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THE MONTANA PH I LOCAL AREA ANALYSIS 20

DEMOGRAPHIC SUMMARY	1.0-mile Radius	3.0-mile Radius	5.0-mile Radius	City of Pasadena	City of La Canada Flintridge	City of San Marino	Los Angeles County	State of California
POPULATION STATISTICS								
2000	32,191	187,187	504,677	133,936	20,318	12,945	9,519,338	33,871,648
2009	37,559	202,756	538,449	147,741	21,262	13,137	10,154,857	37,559,728
2014	40,774	214,080	565,112	157,100	22,148	13,514	10,654,722	40,145,714
Compound Annual Change								
2000 - 2009	1.73%	0.89%	0.72%	1.10%	0.51%	0.16%	0.72%	1.15%
2009 - 2014	1.66%	1.09%	0.97%	1.24%	0.82%	0.57%	0.97%	1.34%
HOUSEHOLD STATISTICS								
2000	15,055	71,473	177,623	51,844	6,823	4,266	3,133,774	11,502,870
2009	17,709	77,002	187,379	57,111	6,940	4,233	3,291,970	12,553,966
2014	19,367	81,317	196,075	60,869	7,138	4,314	3,436,457	13,342,716
Compound Annual Change								
2000 - 2009	1.82%	0.83%	0.60%	1.08%	0.19%	-0.09%	0.55%	0.98%
2009 - 2014	1.81%	1.10%	0.91%	1.28%	0.56%	0.38%	0.86%	1.23%
AVERAGE HOUSEHOLD INCOME								
2000	$51,838	$75,432	$69,212	$72,269	$156,012	$178,836	$61,811	$65,628
2009	$66,656	$93,612	$87,556	$89,740	$192,624	$205,501	$77,484	$82,786
2014	$74,503	$103,601	$97,397	$99,486	$210,128	$223,091	$86,488	$92,440
Compound Annual Change								
2000 - 2009	2.83%	2.43%	2.65%	2.43%	2.37%	1.56%	2.54%	2.61%
2009 - 2014	2.25%	2.05%	2.15%	2.08%	1.75%	1.66%	2.22%	2.23%
OCCUPANCY								
Owner Occupied	19.94%	46.30%	49.97%	44.80%	90.10%	91.64%	47.64%	57.73%
Renter Occupied	80.06%	53.70%	50.03%	55.20%	9.90%	8.36%	52.36%	42.27%

SOURCE: Claritas, Inc.

Households

A household consists of a person or group of people occupying a single housing unit, and is not necessarily a family unit. When an individual purchases goods and services, these purchases are a reflection of the entire household's needs and decisions, making the household a critical unit to be considered when reviewing market data and forming conclusions about the trade area as it impacts the subject property.

Figures provided by Claritas, Inc. indicate that the number of households is increasing at a faster rate than the growth of the population. Several changes in the way households are being formed have caused this acceleration, specifically:

- The population is living longer on average. This results in an increase of single- and two-person households;
- Higher divorce rates have resulted in an increase in single-person households; and
- Many individuals have postponed marriage, also resulting in more single-person households.

According to Claritas, Inc., the Primary Trade Area grew at a compound annual rate of 0.83 percent between 2000 and 2009. Consistent with national trends the trade area is experiencing household changes at a rate that varies from population changes. That pace is expected to continue through 2014, and is estimated at 1.1 percent.

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THE MONTANA PH I LOCAL AREA ANALYSIS 21

Correspondingly, a greater number of smaller households with fewer children generally indicates more disposable income. In 2000, there were 2.56 persons per household in the Primary Trade Area and by 2009, this number is estimated to have increased to 2.58 persons. Through 2014, the average number of persons per household is forecasted to increase to 2.58 persons.

Average Household Income

A significant statistic driving the success of an condominium market is the income potential of the area's population. Income levels, either on a per capita, per family or household basis, indicate the economic level of the residents of the market area and form an important component of this total analysis.

Trade area income figures for the subject support the profile of a higher-income market. According to Claritas, Inc. average household income within the primary trade area in 2009 was approximately $93,612, 104.31 percent of the CBSA average ($89,740) and 120.81 percent of the state average ($77,484). Furthermore, the neighboring cities of La Canada Flintridge and San Marino have some of the highest average household incomes in the state at 192,624 and $205,501, respectively.

DISTRIBUTION OF HOUSEHOLD INCOME

Category	1.0-mile Radius	3.0-mile Radius	5.0-mile Radius	City of Pasadena	City of La Canada Flintridge	City of San Marino	Los Angeles County	State of California
$150,000 or more	7.46%	15.68%	13.67%	14.54%	46.61%	48.74%	10.63%	11.85%
$100,000 to $149,000	10.79%	13.56%	14.04%	13.63%	19.18%	17.53%	12.79%	14.68%
$75,000 to $99,999	10.75%	11.54%	11.98%	11.22%	8.72%	10.51%	11.84%	13.23%
$50,000 to $74,999	19.07%	17.22%	17.56%	17.27%	10.09%	8.76%	17.71%	18.33%
$35,000 to $49,999	14.21%	13.17%	13.62%	13.17%	5.14%	5.60%	13.83%	13.35%
$25,000 to $34,999	9.54%	8.76%	9.10%	8.78%	2.80%	2.15%	10.04%	9.17%
$15,000 to $24,999	11.08%	8.40%	8.98%	8.99%	3.75%	1.98%	10.12%	8.91%
Under $15,000	17.09%	11.67%	11.05%	12.41%	3.72%	4.72%	13.03%	10.48%

Source: *Claritas, Inc.*

Housing Occupancy

As illustrated on the Demographic Summary Table presented earlier, there are 17,709 occupied housing units in the subject's one-mile radius, 77,002 occupied housing units in the primary trade area (3-mile), and 187,379 in the total five-mile trade area.

The depth of the rental housing market can be measured by these demographic statistics. The percentage of occupied housing units that are renter occupied is an indicator of demand within an area. Markets that have a high percentage of renter units are indicative of a more transient population. For reference, we note that the United States has 42.27 percent of its occupied housing stock occupied by renters, while the subject's State and CBSA have 52.36 and 55.20 percent of this same stock occupied by renters. This compares to the local statistics, which reflect renter occupied ratios of 80.06 percent, 53.70 percent and 50.03 percent in the 1-, 3- and 5-mile trade areas, respectively.

Employment

The Pasadena area labor market encompasses Pasadena, Alhambra, San Gabriel, San Marino, South Pasadena, Monrovia, Duarte and Sierra Madre. According to information provided by the Pasadena Chamber of Commerce, the 17 major employers were providing 99,901 jobs in Pasadena as of year-end 2009. This represents a slight decline from the year-end 2000 figure of 101,017. A list of the major employers is shown below.

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THE MONTANA PH I LOCAL AREA ANALYSIS 22

City of Pasadena
Major Employers

Name of Company	Employees As of 2009	Percent of Total Employment	Employees As of 2000	Percent of Total Employment	Nine Year Net %Δ	Type of Business
Jet Propulsion Laboratory	5,065	5.07%	6,950	6.88%	-27%	Aerospace Research
Kaiser Permanente	3,500	3.50%	450	0.45%	678%	Hospital
Huntington Memorial Hospital	3,000	3.00%	3,100	3.07%	-3%	Hospital
Pasadena Unified School District	2,600	2.60%	3,000	2.97%	-13%	Education
California Institute of Technology	2,550	2.55%	3,500	3.47%	-27%	Education
ATT	2,500	2.50%	1,250	1.24%	100%	Communications
The City of Pasadena	2,307	2.31%	1,949	1.93%	18%	Government
Pasadena City College	1,789	1.79%	810	0.80%	121%	Education
Bank of America	1,500	1.50%	1,500	1.49%	0%	Financial
Art Center College of Design	810	0.81%	200	0.20%	305%	Education
Parsons Corporation	773	0.77%	2,200	2.18%	-65%	Engineering/Construction
Hathaway-Sycamores	615	0.62%	---	---	---	Social Services
The Langham Huntington Hotel	584	0.58%	650	0.64%	-10%	Hotel
Pacific Clinics Administration	550	0.55%	---	---	---	Medical Clinics
San Gabriel Valley Newspapers	525	0.53%	400	0.40%	31%	Newspaper
Rusnak Pasadena	450	0.45%	---	---	---	Automotive
Avon Products	320	0.32%	600	0.59%	-47%	Manufacturing/Distribution
Total # Employed:	**99,901**		**101,017**		**-1%**	

** Source: City of Pasadena Chamber of Commerce, updated third quarter 2010*

The Pasadena market area has an extensive and diverse mix of significant headquarters facilities for business and public entities, as shown the accompanying exhibit. The area serves as the headquarters for CalTech and the Jet Propulsion Laboratory, the Craftsman Brewing Company, as well the major facilities for engineering firms including Parsons and Jacobs. Avery Dennison also has its headquarters in Pasadena.

Although a few companies have experienced a decline in total employees due to various downsizes and the prior economic recession, a number of companies have shown sizeable growth over the nine-year period; chief among them is Kaiser Permanente, which experienced a 678 percent rise in total employees, from 450 in 2000 to 3,500 in 2009. SBC, which changed its name to AT&T in 2007, doubled its total employees in the City of Pasadena, accounting for 2.5 percent of Pasadena's total employment. Pasadena City College reported 121 percent growth, as a consequence of continued renovations, a growing student body and its status as having the second-highest transfer rate in the State of California. Today, Pasadena City College is the third largest community college in the United States. Also in the education sector, the Art Center College of Design experienced a substantial increase in employees, from 200 in 2000 to 810 in 2009. In addition to continued growth, the college is now recognized as one of the top five design colleges in the world. In an age where countless newspapers have been forced to make cutbacks, San Gabriel Valley Newspapers have actually reported growth, with 125 new employees since year-end 2000.

Business Districts

Pasadena has three major business districts, including the Central Business District. This district employs nearly 60,000 employees in businesses ranging from small delicatessens to large engineering firms to distinctive antique shops.

The Central Business District includes four major areas of business and commercial development: 1) Old Town Pasadena, trend setting area of retail shops, restaurants, and movie theaters; 2) South Lake Avenue, upscale shopping and home to many financial institutions; 3) Civic Center, many government and civic buildings, and Paseo Colorado shopping mall; and 4) Pasadena Playhouse District, includes the Pasadena Playhouse, retail stores, bookstores, and the nation's first two-story Target store.

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THE MONTANA PH I LOCAL AREA ANALYSIS 23


Union St.
Colorado Blvd
Pasadena Ave.
Fair Oaks
Dayton St.
Raymond Ave.
Arroyo Pky
Del Mar Blvd

Old Town Pasadena


Orange Grove
Lincoln
Union St.
Del Mar Blvd

Civic Center

The Northwest Pasadena District has many service outlets, minority businesses, and processing or distribution companies. This Enterprise Zone offers various tax incentives to encourage growth of new and old businesses in the area. This area has two commercial areas: 1) North Lake Neighborhood Commercial District, a collection of retail stores, personal services, restaurants and food markets, and 2) Fair Oaks/Orange Grove Commercial District. A map of the Northwest Pasadena District is shown below.

The East Pasadena Business District serves as home for a number of the city's high technology, light manufacturing, and processing/distributing companies including EarthLink Network, Inc. and Leon Max, Inc. This area also includes the Hastings Ranch Shopping Center, which includes a large retail outlet, supermarkets, specialty retail shops, and restaurants. A map of the East Pasadena Business District follows.

Other Area Attractions

The Pasadena area offers a variety of entertainment-oriented venues, including live theater and musical performances, museums and galleries, and an expanding array of shopping and dining opportunities. The City of Pasadena provides five entertainment facilities, which offer theatrical productions, symphony orchestras, and stand-up comedy.

- Pasadena Playhouse is a registered historic landmark and continues to serve as the training ground for persons involved with theatrical, film, and television production.
- The Pasadena Civic Auditorium is located on Green Street, just east of Marengo Avenue. The Pasadena Civic provides a seating capacity of 3,000 persons and is the host of the People's Choice Awards and the annual Emmy awards for prime time television. Annual attendance at the civic auditorium is reported to be approximately 500,000 persons.
- The Ambassador Auditorium is a 1,262-seat concert hall and serves as the host of approximately 115 concerts each season. Annual attendance at the Ambassador is reported to be in the range of 130,000 to 140,000 persons per year.
- The Norton Simon Museum is located on Colorado Boulevard near the junction of the Ventura Freeway and the Foothill Freeway. The museum features European art, sculpture gardens, tours, and an extensive library. Annual attendance at the museum is reported at 130,000 persons.
- The Huntington Library, Art Gallery & Botanical Gardens is a research and educational center serving scholars and the general public. The botanical gardens cover 150 acres of the property's total land area of 207 acres, and feature 14,000 varieties of plants. The art gallery contains one of the most extensive collections of British and French 18th Century art of any gallery in the country.

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OLD TOWN PASADENA

One of the more popular visitor attractions in Pasadena is the Old Pasadena Historic District. The Old Town Pasadena district is an area of approximately 20 square blocks, providing a diverse blend of retail, dining and entertainment opportunities. The Old Pasadena area is listed on the National Register of Historic Places and is a redevelopment project of the City of Pasadena. Old Pasadena is centered along Colorado Boulevard between Pasadena Avenue (to the west) and Arroyo Parkway (to the east). The northern boundary of Old Pasadena is Corson Avenue and the southern boundary is Del Mar Avenue. The primary contribution from the city in the redevelopment of the area has been the construction of several new parking structures, which have provided an additional incentive for retailers and restaurateurs to renovate many of the existing commercial buildings in the area. Most of the shops in the area are open late at night to accommodate dinner and theater patrons of the local restaurants and theatres. The attractiveness of this location is evidenced by the number of high profile retailers which have opened for business in the area, which includes Tiffany’s & Co., Forever XXI, Crate & Barrel, The Gap, Banana Republic, Il Fornaio, Apple, Cheesecake Factory, Restoration Hardware, Urban Outfitters, Barnes & Noble, Diesel, Guess, Chico’s, J. Crew, Armani Exchange, and Victoria Secret. Along with these high profile retail vendors, Old Town Pasadena is now home to the newly opened Gold Class Cinemas at One Colorado. The result of a complete renovation of the old Laemmle’s theater, Gold Class Cinemas features first run movies and theaters equipped with oversized reclining seats and a full-service bar and restaurant, where patrons can order a wide array of dishes and alcoholic beverages.

ROSE BOWL

Perhaps the most widely recognized Pasadena landmark is the Rose Bowl. The Rose Bowl is located in the northwestern portion of Pasadena, approximately one mile north of the Ventura Freeway and one half mile west of Orange Grove Boulevard. The facility is the home field for the UCLA football team during the fall season, and is the site of the annual Rose Bowl Game on New Year’s Day.

PASEO COLORADO

Paseo Colorado is a mixed-use retail “destination” center which combines residential uses with retail and entertainment uses. The retail component consists of a pedestrian-oriented, two-level shopping center with an open-air layout. The center includes a cinema, and an upscale supermarket and a health club, as well as a major department store (Macy’s). Other significant tenants include national retailers Eddie Bauer, BCBG, Sephora and Ann Taylor Loft, Kay-Bee Toys, and several restaurants.

Other world-class institutions in Pasadena include Pacific Asia Museum, California Institute of Technology, the Jet Propulsion Laboratory, Tournament House (Wrigley Mansion and Gardens) and the Annual Tournament of Roses Parade.

SURROUNDING LAND USES

The subject property is located on the northeast corner of Colorado Boulevard and Euclid Avenue just south of the Pasadena Civic Center and north of Paseo Colorado. This location is less than one-half mile east of Old Town Pasadena, one block north of Colorado Boulevard, and three blocks south of the I-210 Freeway. Western Asset Plaza – a professional office building with ground floor retail tenants including Morton’s Steakhouse—is located directly east and south of the subject. The subject has a very dynamic location with various amenities including restaurants, shopping, government facilities and good quality multi-family residential uses.

CONCLUSION

The subject location in the northern/central portion of Los Angeles County provides for good access to outlying areas in the greater Los Angeles area by way of the extensive southern California freeway system. The subject

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THE MONTANA PH I LOCAL AREA ANALYSIS 25

property is within close proximity to several visitor draws into the Pasadena area, including entertainment, shopping, hotels, and dining opportunities. The overall outlook for the subject property over the long-term is positive.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 26

NATIONAL HOUSING MARKET ANALYSIS INTRODUCTION

The credit crunch that began to unfold in the U.S. in mid-2007 was initially sparked by the sub-prime mortgage crisis, which subsequently evolved into a global financial meltdown by October 2008. The crisis was fueled primarily by the perceived strength of the U.S. residential housing market and exacerbated by lax regulations on elaborate structured finance and insurance instruments designed to earn profit and hedge against losses.

In early 2008, U.S. banks began showing cracks in their financial structure as the flaws in these practices became more apparent. At that point, the companies affected were those directly involved in home construction and mortgage lending. As the crisis emerged, however, financial institutions that had engaged in the securitization of mortgages began to falter as well. Due to current state of the economy, household credit in the U.S. is in turmoil and the housing market has collapsed in nearly every part of the country.

Government intervention helped sustain moderate demand for home purchases in various markets around the country. However, since the expiration of the homebuyer tax credits in 2010, housing metrics suggest the possibility of additional downward correction. As of November 2010, the housing market has shown some signs that it may be approaching a bottom, but economic uncertainty, low employment growth, and home foreclosures will continue to put downward pressure on the market through the remainder of 2010 and into 2011. The fallout from the financial and economic crisis is expected to last throughout the current decade with remainder effects through 2012-14. A more in depth look at the current state of the national housing market is outlined in the sections that follow.

HOME PRICING

NEW HOME PRICING

The new home median price reached an all-time high in March 2007 followed by the most severe price decline in over 50 years. A new low of $205,100 was recorded in March 2009, reflecting a 21.9 percent drop from market and a return to 2003-2004 levels. Pricing trends suggested stabilization and positive movement in 2009 and early 2010. That trend continued through September ($223,800) with continued downward pressure, however, price fluctuations have become more erratic.

New Home Median Price

$270,000 U.S.

$260,000

$250,000 $240,000 $230,000 $220,000 $210,000

$200,000

Sep-05 Mar-06 Sep-06 Mar-07 Sep-07 Mar-08 Sep-08 Mar-09 Sep-09 Mar-10 Sep-10 Source: U.S. Census Bureau

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 27

The South and Midwest have shown the least fluctuation in pricing, while the West and Northeast experienced the greatest decline. Recent quarterly increases are not yet indicative of a trend and studies suggest there has been no “real” price appreciation in most major markets. In fact, price declines continue in many markets with poor economic conditions and a continuation of home foreclosure activity.

New Home Median Price

$420,000 U.S. Northeast Midwest South West

$390,000

$360,000 $330,000 $300,000 $270,000 $240,000 $210,000

$180,000

3Q05 1Q06 3Q06 1Q07 3Q07 1Q08 3Q08 1Q09 3Q09 1Q10 3Q10 Source: U.S. Census Bureau

EXISTING HOME PRICING

The U.S. existing home median price reached an all-time high in July 2006 and, like the new home market, has since suffered the most severe price decline in over 50 years. A floor may have been reached in February 2010 at $164,600, reflecting a 28.5 percent decline from the peak. Pricing has returned to 2003-2004 levels with September posting at $171,700.

Existing Home Median Price

$375,000 U.S. Northeast Midwest South West

$325,000

$275,000 $225,000 $175,000

$125,000

Sep-05 Mar-06 Sep-06 Mar-07 Sep-07 Mar-08 Sep-08 Mar-09 Sep-09 Mar-10 Sep-10 Source: National Association of Realtors

The Northeast recorded the lowest peak to trough decline, the South and Midwest showed slightly greater declines and the West has suffered the greatest declines overall. Like new housing, recent increases are not yet indicative of a trend and studies suggest there has been no “real” price appreciation in most major markets.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 28

S&P/Case Shiller Home Price Indices

The S&P/Case-Shiller Home Price Indices are designed to measure the growth (or decline) in value of single family residential real estate in various regions. Specifically, they track repeat arms-length sales of specific homes and then analyze and aggregate them into an index. Highlights from the following charts include:

- Markets which experienced rapid price appreciation and strong speculative demand, such as those in Arizona, Nevada, Florida and California, have been the hardest hit in the downturn. Detroit was not part of the pricing boom, but the collapse of the auto industry greatly eroded home prices to 1995 levels.
- Denver, Charlotte and Dallas appreciated much slower and have faired the best, returning to 2004-2005 pricing.
- The data demonstrates that the previous regional pricing trends do not tell the whole story, as both the South and West regions include the hardest and least affected markets (i.e. Miami vs. Dallas and Las Vegas vs. Denver).
- Tampa, Atlanta, Chicago, Detroit, Charlotte, New York and Portland reached new lows in March 2010, while Las Vegas reached a new low in August 2010 (reflecting a 57.0% decline from 2006).
- Recent upward trends may be the result of exaggerated downward corrections caused by a greater number of lower priced homes reselling in the wake of the sub-prime fallout. As the percentage of higher priced resale activity increases, the indices may move positive. However, this may not reflect “real” price appreciation. Regardless, the index does suggest a decline in the dramatic downward momentum and relative stabilization in most markets.
- Most recent housing studies suggest stabilized pricing and/or potential for an additional 5.0 to 10.0 percent downward correct.


S&P/Case Shiller Home Price Metro Indices - Western U.S.
Phoenix
San Diego
Denver
Dallas
Portland
Los Angeles
San Francisco
Las Vegas
Seattle
280
250
220
190
160
130
100
Aug-02
Feb-03
Aug-03
Feb-04
Aug-04
Feb-05
Aug-05
Feb-06
Aug-06
Feb-07
Aug-07
Feb-08
Aug-08
Feb-09
Aug-09
Feb-10
Aug-10
Source: S&P Indices

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 29

S&P/Case Shiller Home Price Metro Indices—Eastern U.S.

300 W ashington, D.C. Miami Tampa Atlanta 270 Chicago Boston 240 Detroit Minneapolis Charlotte New York 210 Cleveland 180

150 120 90

60

Aug- Feb- Aug- Feb- Aug- Feb- Aug- Feb- Aug- Feb- Aug- Feb- Aug- Feb- Aug- Feb- Aug-

02 03 03 04 04 05 05 06 06 07 07 08 08 09 09 10 10 Source: S&P Indices

SUPPLY ANALYSIS

NEW AND EXISTING HOME INVENTORY

As home sales began to decline in 2005, inventory increased due to continued construction and in part due to the large number of investors flipping homes on the resale market. Highlights from the following charts include:

New home inventory reached an all-time high in 2006, but with the decline in construction has decreased 64.0 percent as of September 2010 to levels not seen since 1982.

Despite the decline in new home inventory, the months supply reached a 35-year high of 14.3 months in January 2009, as new home sales hit a 35-year low.

A slight increase in sales, coupled with 2009 posting the lowest annual completions in over 40 years, helped lower new home supply to 5.3 months in April 2010. The recent slow down in sales has increased supply to 8.5 months in September 2010.

Existing home inventory peaked in July 2008, declined 28.4 percent through January 2010 and has since increased. The months supply dropped to 6.5 months in November 2009 from the high of 11.3 months in April 2008, but has since increased to 10.7 months as of September 2010.

Decreased sales activity and a growing foreclosure crisis have increased existing home supply.

Foreclosures will continue to put upward pressure on existing inventory and downward pressure on pricing.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 30

New Home Inventory

600 15 14 500 13 12 Sales 400 U.S. Inventory U.S. Sales 11

& 10

Months Supply

300 9 Months (Thousands) 8 Inventory 200 7 6 100 5 4

0 3 Jan-05 Jul-05 Jan-06 Jul-06 Jan-07 Jul-07 Jan-08 Jul-08 Jan-09 Jul-09 Jan-10 Jul-10 Source: U.S. Census Bureau

Existing Home Inventory

5,000 13 U.S. Inventory U.S. Sales 12 Months Supply 4,000 11 10 3,000 9

(Thousands) 8 Months

2,000 7

Inventory 6 1,000 5 4

0 3 Jan-05 Jul-05 Jan-06 Jul-06 Jan-07 Jul-07 Jan-08 Jul-08 Jan-09 Jul-09 Jan-10 Jul-10 Source: National Association of Realtors

BUILDING PERMITS

Building permits are an indicator of near-term future construction. As new home sales peaked in 2005, building permits began to decline four months later. Highlights from the following chart include:

January 2009 marked the lowest monthly permit activity (37,600) on record.

Building permits in 2009 dropped to an all-time low (since recording began in 1959), reflecting a 73.0 percent decline from the high in 2005.

As new home sales continue at a slow rate, building permits will follow suit. Total permits in 2010 will likely be fairly similar to 2009 figures.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 31

New Home Building Permits

2,250

Northeast Midwest South West 2,000 1,750 1,500 1,250

Thousands 1,000 750 500 250 0

1980 1982 1984 1986 1988 1990 1992 1994 1996 1998 2000 2002 2004 2006 2008 Sep-10 Source: U.S. Census Bureau

FORECLOSURES

As mentioned previously, foreclosures are exacerbating the downward trend in pricing and continue to put upward pressure on inventory. Highlights from the following chart and map, along with other estimates and projections include:

RealtyTrac reported 1.3 million foreclosure filings in 2006. With the credit crisis unfolding in mid-2007, a 75.0 percent increase in foreclosure filings was recorded in 2007, totaling 2.2 million. Foreclosure filings rose to 2.9 million in 2008, posting a 43.3 percent year-over-year increase.

Foreclosure filings in 2009 totaling 3.5 million were 21.1 percent higher than 2008. This increase was likely subdued by lender delays or government imposed moratoriums on foreclosures.

California, Florida, Arizona, Illinois, Michigan, Georgia, Nevada, Ohio, Texas and Washington accounted for nearly 70.8 percent of the nation’s foreclosure activity in 3rd quarter 2010.

Housing Predictor estimates 7.3 million properties have been foreclosed over the crisis through April 2010. Some 3.0 to 3.5 million mortgage holders are forecast to be foreclosed in 2010.

More than one in five homeowners is estimated to be underwater on their mortgages. Recent surveys indicate that nearly one in three mortgage holders would walk away if housing prices continue to fall.

Over 9.2 million additional foreclosures are forecast through 2015 by Housing Predictor, resulting in over 16.5 million foreclosures through the remaining term of the depressed housing cycle.

Of great concern is the increasing percentage of “strategic” foreclosures. Homeowners with the financial means to continue to pay on mortgages are increasingly more inclined to voluntarily choose to cease mortgage payments as their negative equity positions are perceived too substantial to be alleviated by near-term home appreciation. Reportedly, up to one-third of recent default filings were a result of strategic foreclosures as opposed to homeowners who were unable to make payments due to interest rate resets, loss of income, etc.

The robo-signing debacle that surfaced in October 2010 prompted several nation-wide lenders to temporarily halt foreclosure sales and review foreclosure processes. Paper trail problems at the time of mortgage origination and subsequent securitization, and now potential irregularities in foreclosure

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 32

protocol, have resulted in a federal investigation and review. This situation may further delay foreclosures and lead to potential litigation, inevitably pushing back a housing recovery.

U.S. Foreclosure Filings

1,000,000

900,000 Notice of Default Lis Pendens

Notice of Trustee Sale Notice of Foreclosure 800,000 Real Estate Owned 700,000 600,000 500,000 400,000 300,000 200,000 100,000 0

3Q05 1Q06 3Q06 1Q07 3Q07 1Q08 3Q08 1Q09 3Q09 1Q10 3Q10 Source: RealtyTrac

The darkest areas of the map below indicate where up to 1 in every 69 housing units has received a foreclosure filing as of September 2010:

Foreclosure Actions to Housing Units—September 2010

Source: RealtyTrac

HOMEBUILDER CONFIDENCE

The NAHB/Wells Fargo Housing Market Index gauges builder perceptions of current single-family home sales, prospective buyer traffic and sales expectations for the next six months. Builder perception, or confidence, of near-term sales conditions affects decisions to acquire lots and construct homes.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 33

Builder confidence bottomed out in January 2009 at levels not seen in over 25 years. The recent increases may signify some builders perceive a bottom of the housing depression is near. In 2009, public homebuilders re-entered certain markets (mainly built out coastal areas) to acquire lots intending to increase inventories for future housing construction. Bid prices by public homebuilders are typically much higher than private homebuilders who have difficulty financing such acquisitions and investor/speculators who are seeking greater returns over a given holding period. With continued concerns regarding the housing market and economy, more recent surveys suggest that public homebuilders have retreated from the aggressive acquisition strategies in 2009 and early 2010. Competition with the resale market (i.e. foreclosures), weak demand, the recession, and lack of acquisition, development and construction financing remain major obstacles to new construction.

NAHB/Wells Fargo Housing Market Index—U.S.

85 75 65 55 45 35 25 15

5

Jan-85 Jan-87 Jan-89 Jan-91 Jan-93 Jan-95 Jan-97 Jan-99 Jan-01 Jan-03 Jan-05 Jan-07 Jan-09 Source: National Association of Home Builders—Economics & Housing Policy

DEMAND ANALYSIS

NEW AND EXISTING HOME SALES

Leading up to the current crisis, new and existing home sales reached all-time highs in 2005. The sub-prime fallout and ensuing recession have battered home sales downward. Highlights from the following charts include:

January 2009 and 2010, as well as September 2010, marked the lowest monthly new home sales (24,000) since December 1974. New home sales in 2009 dropped to an all-time low (since recording began in 1963), reflecting a 70.8 percent decline from the high. As of September 2010, year-over-year sales are 11.3 percent lower, suggesting 2010 will mark a new all-time low.

Existing home sales in 2008 dropped to levels not seen since 1998, reflecting a 30.6 percent decline from the peak. January 2009 marked the lowest monthly sales (257,000) in over 9 years. Total sales in 2009 indicated a 5.0 percent year-over-year increase. As of September 2010, year-over-year sales have increased 0.5 percent.

Although affordability and consumer sentiment have shown improvement, sales will likely lag any recovery as potential homebuyers contemplate further price declines, job security and wage compression, and a continuation of foreclosures entering the market. For those willing to buy, the difficulty in obtaining financing has further depressed sales.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 34

New Home Sales

1,400

Northeast Midwest South West 1,200

1,000

800

Thousands 600 400

200

0

1980 1982 1984 1986 1988 1990 1992 1994 1996 1998 2000 2002 2004 2006 2008 Sep-10 Source: U.S. Census Bureau

Existing Home Sales

8,000

Northeast Midwest South West 7,000

6,000

5,000

4,000

Thousands 3,000 2,000

1,000

0

1980 1982 1984 1986 1988 1990 1992 1994 1996 1998 2000 2002 2004 2006 2008 Sep-10 Source: National Association of Realtors

Recent studies suggest an increasing percentage of cash buyers seeking out opportunities in the foreclosure/short-sale markets as lenders have tightened credit standards for conventional financing. Home purchase loans remain difficult to obtain in many stressed markets, especially for condominium units as Fannie Mae adopted strict lending guidelines to abate further losses.

DEMOGRAPHICS

From 2000 to 2009, population growth was strongest in the Southeast, Texas, Rocky Mountain, Southwest and West Coast states. This trend fueled demand for new housing construction. Since the recession began in 2008, population growth has faired best in states least affected by the housing and economic downturn. As affordability, climate and lifestyle continue to drive purchasing decisions; population growth and demand will remain strongest in these areas.

A pending demographic shift involves the baby-boomer generation, covering an approximate 17-year span, entering retirement age. This sizeable portion of the population that represented the traditional buyers of residential properties in the entry-level and move-up markets will likely become sellers into the move-down markets. However, some retirement aged “sellers” may have difficulty selling as home equity levels have declined substantially. The massive loss of wealth in both real estate and equities over the past three years will contribute

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 35

to defining housing market segmentation, pricing, and activity. Further, geographic relocation options have been decreasing resulting in a decrease in traditional move-down and re-employment migration patterns.

Percent Change in Population

April 1, 2000 to July 1, 2009 **July 1, 2008 to July 1, 2009**



Source: U.S. Census Bureau

EMPLOYMENT

The housing and credit crisis have led the country into the worst recession since the depression of the 1930s. Total nonfarm employment peaked in December 2007 and declined 6.1 percent through December 2009, reflecting a loss of approximately 8.4 million jobs. Although over half a million new jobs have been recorded through September 2010, the U.S. unemployment rate currently stands at approximately 9.6 percent, not far below the peak of 10.1 percent in October 2009. Shadow unemployment (those no longer receiving unemployment benefits) remains high. An increasing population of retirement-aged persons unable to exit the workforce, and continued addition of employment-aged population entering the workforce, will contribute to sustained higher unemployment levels. The lack of employment growth, employment insecurity, and wage compression, will continue to suppress demand, even as some sectors of the economy begin to show improvement.

U.S. Total Nonfarm Employment and Unemployment Rate (Seasonally Adjusted)


Employed
Unemployment Rate
Employed (Thousands)
145,000
135,000
125,000
115,000
105,000
95,000
85,000
Unemployment Rate (Percent)
12
11
10
9
8
7
6
5
4
3
Jan-81 Jan-83 Jan-85 Jan-87 Jan-89 Jan-91 Jan-93 Jan-95 Jan-97 Jan-99 Jan-01 Jan-03 Jan-05 Jan-07 Jan-09

Source: Bureau of Labor Statistics

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 36

INTEREST RATES

Fixed-rate 30-year mortgages as of October 2010 averaged their lowest in over 40 years at 4.23 percent. The prime rate has remained at 3.25 percent since January 2009. Lower interest rates increase affordability for housing, yet even at the lowest rates in four decades, effective demand for housing remains relatively low in the current economic climate. Recently, concerns have been raised about possible deflation. Accordingly, the Fed has continued to keep interest rates low. Most long-term projections are for increasing interest rates companion to possible inflationary concerns. If interest rates do increase, affordability levels would diminish accordingly and reduce housing demand.

Interest Rates

22

30-Yr FRM 1-Yr ARM Prime 20 18 16 14

Percent 12 10 8 6 4 2

Jan-79 Jan-81 Jan-83 Jan-85 Jan-87 Jan-89 Jan-91 Jan-93 Jan-95 Jan-97 Jan-99 Jan-01 Jan-03 Jan-05 Jan-07 Jan-09 Source: Freddie Mac & The Federal Reserve

AFFORDABILITY

One positive result of the housing crisis is increased affordability as home prices have declined and interest rates remain low. Highlights from the following charts include:

The percentage of households that could afford the U.S. median price of a new home reached an all-time high of 59.9 percent in 3rd quarter 2010, reflecting a 46.5 percent increase from the low recorded in 1st first quarter 2007.

Existing home affordability increased 82.2 percent through April 2009 since bottoming out in mid 2006. The recent lows of 2006 were similar to those levels seen during the late 1980s and early 1990s. Current affordability levels for all regions are at or near their highest in over 20 years.

The Midwest and South have historically been the most affordable regions of the country for new and existing housing due to much lower home prices.

Increases in interest rates, which are expected over the long-term, and/or reductions in income levels, which are now being realized due to the latest recession, would negatively affect affordability.

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New Home Affordability

65%

U.S. Northeast Midwest South West 60% 55% 50%

45% 40%

35% 30% 25%

20%

1Q03 3Q03 1Q04 3Q04 1Q05 3Q05 1Q06 3Q06 1Q07 3Q07 1Q08 3Q08 1Q09 3Q09 1Q10 3Q10 Source: Hanley Wood Market Intelligence

Existing Home Affordability Index

240

220 U.S. Northeast Midwest South West 200 180 160 140

120 100 80

60

Jan-02 Jan-03 Jan-04 Jan-05 Jan-06 Jan-07 Jan-08 Jan-09 Jan-10 Source: National Association of Realtors

CONSUMER SENTIMENT

The Index of Consumer Sentiment questions 500 households each month on their financial conditions and attitudes about the economy, which directly relates to the strength of consumer spending (i.e. home purchases). Consumer sentiment reached a near record low in November 2008 with the crash of the financial market and the ensuing recession. Recent gains may signify that consumers perceive the worst of the recession is over. However, sentiment has not held over consecutive months, making it difficult to discern a longer-term trend.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 38

Index of Consumer Sentiment

120 110 100 90 80 70 60

50

Jan-80 Jan-82 Jan-84 Jan-86 Jan-88 Jan-90 Jan-92 Jan-94 Jan-96 Jan-98 Jan-00 Jan-02 Jan-04 Jan-06 Jan-08 Jan-10 Source: Reuters/University of Michigan Surveys of Consumers

CONCLUSION

Debate continues with regard to the health of the economy and housing market. Home prices have decreased substantially over the past thirty-six months and home purchase affordability indexes are at or near new highs. Government intervention, in the form of first-time and move-up homebuyer tax credits, home affordable modification program, deed-for-lease program, exceptionally low interest rates, and financial support of FNMA, FHLMC, and FHA, helped sustain moderate demand for home purchases in some markets. On the other hand, economic instability reflected in yet to be realized employment growth and staggering statistics on the potential for new increases in foreclosure inventories instills pessimism as to whether the housing market has indeed hit a true bottom in this cycle. Homebuilder confidence had slightly improved with public homebuilders re-entering certain markets (mainly built out coastal areas) to acquire lots for future construction. However, recent surveys suggest that public homebuilders have retreated somewhat from the aggressive acquisition strategies in 2009 and early 2010.

Population increases continue in the traditional growth markets and interest rates are very favorable for qualified buyers. Despite increasing numbers of buyers and investors seeking out opportunities for distressed property, absorption of resale product has slowed amid continued economic concerns. For those willing to buy, lenders have tightened credit standards making it difficult to obtain financing. Any upward movement in interest rates, combined with any wage decreases, could dramatically affect future demand for housing. Federal homebuyer tax credits have expired and placed many buyers back on the fence. Further, the major demand generator in the housing market is employment, which remains weak. Hence, an economic recovery with companion job growth and affordability by way of home purchase financing will be the necessary precursors to a healthy rebound in housing market conditions.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 39

LOS ANGELES COUNTY HOUSING MARKET ANALYSIS

INTRODUCTION

As described in this report, the subject property represents an attached low-rise residential project. This section of the report describes overall market conditions for new housing as of the date of value. We have relied on market statistics provided by the Hanley Wood, which is a leading market provider of new residential home trends. Specifically, the New Home Executive Summary as of Fourth Quarter 2009 provides an overview of the new home market with supporting statistics by submarket.

Los Angeles County consists of nine submarkets. The subject is located in the San Gabriel West, which is combined with the San Gabriel East submarkets to make up the entire San Gabriel market area.

HANLEY WOOD LOS ANGELES COUNTY SUBMARKETS								
San Fernando	Santa Clarita	San Gabriel East	San Gabriel West	South Central	South Bay	West L.A.	Antelope Vlly N.	Antelope Vlly S.
Agoura Hills	Bouquet Canyon	Azusa	Alhambra	Compton	Artesia	Bel Air	Lancaster	Acton
Calabasas	Canyon Country	Claremont	Arcadia	Paramount	Carson	Beverly Hills	Quartz Hill	Palmdale
Canoga Park	Castaic	Covina	Burbank		Downey	Brentwood		
Chatsworth	Fair Oaks Ranch	Glendora	Commerce		Harbor City	Hollywood		
Granada Hills	Newhall	Hacienda Heights	El Monte		Inglewood	Los Angeles		
Mission Hills	Sand Canyon	La Puente	Glendale		Lakewood	Malibu		
North Hills	Santa Clarita	Pomona	Industry		Lomita	Marina Del Rey		
North Hollywood	Saugus	Rowland Heights	Monrovia		Long Beach	Pacific Palisades		
Northridge	Soledad	San Dimas	Monterey Park		Rancho Palos Verdes	Palms		
Pacoima	Stevenson Ranch	Santa Fe Springs	Montrose		Signal Hill	Playa Vista		
Panorama City	Valencia	Walnut	Pasadena		Torrance	Sawtelle		
Porter Ranch		West Covina	Rosemead		Wilmington	Venice		
Reseda		Whittier	South Pasadena			West Los Angeles		
Shadow Hills			Temple City			West Hollywood		
Sherman Oaks						Westwood		
Studio City						Wilshire Corridor		
Sun Valley								
Sylmar								
Tarzana								
Topanga								
Van Nuys								
West Hills								
Westlake Village								
Woodland Hills								

NEW HOME PRICING

HOUSING PRICING TRENDS – LOS ANGELES COUNTY

The appraisers analyzed the new "detached" market in the Los Angeles County region. The average price per square foot increased, but began showing decreases in early 2006 as market conditions started declining. As of the fourth quarter of 2009, the average detached price per square foot reached $179. Base pricing for detached product demonstrated similar fluctuations over the last three years. Generally, base price for detached product increased and peaked in the third quarter of 2007 at $644,253. Base prices decreased dramatically in fourth quarter 2007 and first quarter 2008. The largest decrease in base price was experienced in the first quarter of 2009, when the average base price for detached product decreased to $415,992 or 33.5 percent from the previous quarter.

The average home size has ranged from 2,532± to 2,916± square feet. Minor fluctuations in pricing can, in part, be attributed to changes in the average home size and/or product quality, etc. Overall, pricing has been decreasing due to continued softening in market conditions. The increase in pricing during third quarter 2009 is attributed to an increase in average unit size of 11.3 percent from the previous quarter. Recent surveys confirm incentive packages (option upgrades, mortgage incentives, and base price concessions) for buyers continued and absorption slowed considerably since 2006.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 40


Los Angeles County
Detached Price & PSF Trends
Price
Price PSF
$675,000
$625,000
$575,000
$525,000
$475,000
$425,000
$375,000
$325,000
$275,000
$600
$550
$500
$450
$400
$350
$300
$250
$200
$150
$100
$532,618
$560,400
$644,253
$591,911
$480,675
$595,327
$635,693
$625,822
$415,992
$414,930
$555,521
$437,724
$214
$211
$226
$234
$188
$207
$229
$157
$157
$190
$179
1/07 2/07 3/07 4/07 1/08 2/08 3/08 4/08 1/09 2/09 3/09 4/09
Quarter/Year
Price
Price PSF

We also analyzed the new "attached" market relative in the Los Angeles County region. Within the past 3± years, the average price per square foot fluctuated. There was an increase from fourth quarter 2007 to first quarter 2008 but a decrease from second quarter through the fourth quarter 2008 followed. As of the fourth quarter of 2009, the average attached price per square foot decreased to $341. The change in per square foot pricing is directly related to the change in average units size. Base pricing for attached product demonstrated similar fluctuations over the last three years. Generally, base price for attached product increased from fourth quarter 2007 and peaked in the first quarter of 2008 at $947,184. The increase in pricing is attributed to a high-end attached project coming on line and is not indicative of appreciation but specific inventory in the given quarter. Home pricing generally began to show a decreasing trend in early 2007.

During fourth quarter 2009, the base price for attached product averaged $450,063. The wide fluctuations in pricing and price per square foot are not relative to changes in market conditions as much as any given inventory in respective quarters surveyed.

The average home size has ranged from 1,234± to 1,540± square feet. Minor fluctuations in pricing can, in part, be attributed to changes in the average home size and/or product quality, etc. Overall, pricing has been decreasing due to continued softening in market conditions. Recent surveys confirm home price reductions and incentive packages (option upgrades, mortgage incentives, and base price concessions) for buyers, which reflects the recent decline in the residential market.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 41

Los Angeles County $1,000,000 Attached Price & PSF Trends $1,050 $900,000 $947,184 $950

$800,000 $850

$763,450

$700,000 $750

$596,126 $585,657 PSF Price $600,000 $553,128 $527,206 $650 $585,161 $614 $549,531 $488,108

$500,000 $605 $550 Price

$524,352 $531,360

$400,000 $496 $422 $450,063 $450 $477 $394 $396 $341

$300,000 $402 $350

$369 $368 $352

$200,000 $250 1/07 2/07 3/07 4/07 1/08 2/08 3/08 4/08 1/09 2/09 3/09 4/09

Quarter/Year

Price Price PSF

DETACHED HOUSING PRICING TRENDS – SAN GABRIEL VALLEY SUBMARKET

According to Hanley Wood, this submarket includes a wide range of cities in Tri-Cities, Central Los Angeles and North Los Angeles. This submarket includes a wide range of areas with an even wider range of home pricing. Therefore, the historical data for the submarket is somewhat sporadic. According to Hanley Wood, on a price per square foot basis, pricing increased and peaked in the first quarter of 2008 at $351 for the submarket. It continually decreased since that point in time due to declines in market conditions. In first quarter 2009, the price per-square-foot averaged $278 for the submarket, which is equivalent to a 20.8 percent decline from the high. Base pricing peaked in fourth quarter 2008 averaging $1,361,209. Base prices in the fourth quarter 2009 averaged a two year low at $847,243, which equates to a 37.8 percent decline from the high. The change in pricing is attributed to the change in unit size which averaged 4,339 square feet in fourth quarter 2008, and averaged 3,042 square feet during fourth quarter 2009, representing a 30 percent decrease from the previous year.

The average home size ranged from 4,339 (fourth quarter 2008) to 3,042 (fourth quarter 2009) square feet. Minor fluctuations in pricing can, in part, be attributed to changes in the average home size and/or product quality, etc. Overall, pricing has been decreasing due to continued softening in market conditions. Recent surveys confirm home price reductions and incentive packages (option upgrades, mortgage incentives, and base price concessions) continue to be offered for buyers, which reflect the ongoing softening in the residential market.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 42

San Gabriel Valley Submarket $1,600,000 Detached Price & PSF Trends $650 $1,500,000 $600 $1,400,000 $1,361,209

$1,324,247 $550

$1,300,000

$1,176,708 $500

$1,200,000

$1,097,092 $1,103,238

$1,100,000 $450

$967,931 $400

$1,000,000 $1,066,243 PSF

$351 $1,007,928

Price $900,000 $318 $847,243 $350

$314 $296 $937,425 Price

$800,000 $283 $281

$704,285$837,370 $278 $279 $300 $317 $315

$700,000 $308 $250 $600,000 $200 $500,000 $400,000 $150 $300,000 $100

$116

1/07 2/07 3/07 4/07 1/08 2/08 3/08 4/08 1/09 2/09 3/09 4/09

Quarter/Year

Price Price PSF

ATTACHED HOUSING PRICING TRENDS – SAN GABRIEL VALLEY SUBMARKET

Attached pricing is sporadic in this submarket. General market conditions began descending in 2007, and continued to decline to the present. However, first quarter of 2008 experienced a increase in pricing due to a high level of luxury inventory introduced to the market. On a price per-square-foot basis, pricing peaked in the first quarter 2007 at $452 and generally decreased since. In the first quarter of 2008, the pricing increased drastically but decreased once again in the second quarter of 2008. The average price per-square-foot was sporadic for the remainder of the year. As of fourth quarter of 2009, the price-per-square foot averaged $336, down 25.7 percent from the peak.

Base pricing somewhat mirrored the price per-square-foot. Pricing was relatively high during the first quarter 2008 and decreased drastically in second quarter 2008. The base pricing then increased slightly in the Second Quarter 2008 to a record high of $494,452 only to decline through year-end 2008 to $417,414. From fourth quarter 2008 to First Quarter 2009, base pricing decreased gradually to the average base price of $489,501. As of fourth quarter 2009, base pricing averaged $449,764 representing a 3.5 percent decline over the prior quarter. The decrease in pricing is partially attributed to the decrease in average unit size during this timeframe.

The average home size ranged from 1,162± to 1,670± square feet. Minor fluctuations in pricing can, in part, be attributed to changes in the average home size and/or product quality, etc. Overall, pricing has been decreasing due to continued softening in market conditions. Recent surveys confirm home price reductions and incentive packages (option upgrades, mortgage incentives, and base price concessions) continue to be offered, which reflects the continued decline in the residential market.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 43

San Gabriel Valley Submarket Attached Price & PSF Trends $600,000 $800 $750 $550,000 $700

$482,919 $487,812 $489,501 $500,000 $479,633$467,016 $494,452 $466,128 $650

$450,000 $468,408 $600

$417,414 $459,882 $449,764

$550 $400,000 $421,132 PSF

Price $500 $350,000 $450 Price

$452 $400

$300,000 $385 $400

$412 $336 $372 $321 $350

$250,000 $370 $304

$324 $338 $300

$200,000 $252 $250 $150,000 $200 1/07 2/07 3/07 4/07 1/08 2/08 3/08 4/08 1/09 2/09 3/09 4/09

Quarter/Year

Price Price PSF

The majority of attached sales in the San Gabriel Valley submarket were priced at or above $400,000, comprising 93 percent± of total sales in the submarket (121 units) in the fourth quarter 2009. Within this price range, the submarket represents approximately 18 percent± of total sales in Los Angeles County. This data suggest that the subject submarket is the more affluent in the county in terms of pricing. In comparison, overall sales activity within Los Angeles County was strongest at the $400,000 to $599,999 price point comprising nearly 71 percent± of total attached home sales in Los Angeles County.

ATTACHED SALES BY BASE PRICE RANGE

Sales % Sales of Sales Submarket Price Range (San Gabriel Valley) Submarket (County) % of County $0 to $250,000 0 0.0% 15 0.0% $250,000 to $299,999 6 4.6% 79 7.6% $300,000 to $349,999 0 0.0% 43 0.0% $350,000 to $399,999 3 2.3% 98 3.1% $400,000 to $499,999 62 47.7% 225 27.6% $500,000 to $599,999 50 38.5% 116 43.1% $600,000 to $799,999 3 2.3% 68 4.4% $800,000 + 6 4.6% 42 14.3%

Total 130 100.0% 686 19.0% Source: Hanley Wood Market Intelligence 4th Quarter 2009

NEW HOME PRICING SUMMARY

Attached pricing in the San Gabriel Valley submarket is the second least affordable in Los Angeles County. Detached home prices are the highest in the County. Some of the most expensive homes in the Los Angeles region are located in this submarket. The average price of an attached home in San Gabriel Valley is $449,764 for a 1,372 square foot home, which is on par with Los Angeles County average attached home price of $450,063 for a 1,341 square foot home.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 44

NEW PRODUCT PRICING SUMMARY BY SUBMARKET

County Attached Housing (Averages) County Detached Housing (Averages) Submarket Price Size PSF Submarket Price Size PSF

West Los Angeles/South Bay $497,916 1,253 $387 West Los Angeles/South Bay $533,667 2,149 $212

San Gabriel $449,764 1,372 $336 San Gabriel $847,243 3,042 $279

San Fernando/Santa Clarita $347,547 1,499 $251 San Fernando/Santa Clarita $533,899 2,558 $231 Antelope Valley N/A N/A N/A Antelope Valley $243,344 2,362 $102

Attached Totals $450,063 1,341 $341 Detached Totals $437,724 2,465 $179

Source: Hanley Wood Market Intelligence 4th Quarter 2009

SALES & CONSTRUCTION

NEW HOME SALES TRENDS

The following chart exhibits the new home sales activity for attached and detached product in Los Angeles County. Generally, new home sales activity has slowed significantly since 2005 for both detached and attached product.

Market conditions have significantly slowed in the Los Angeles County submarket, parallel with most of the major markets in the western region. Additionally, the current credit crisis is also contributing to the decrease in sales as marginal home buyers were removed from the ranks of potential buyers. There are early signs that sales levels are increasing as investors and opportunistic buyers are seeking out good value propositions, but by most accounts, sales may continue at this low pace for the next several years until signs of recovery are shown, credit becomes available and buyer confidence returns.

Los Angeles County New Home Sales

11,000 10,000 9,000 8,000 7,000

Sales 6,000 Unit 5,000 4,000 3,000 2,000 1,000 0

1996 1997 1998 1999 2000 2001 2002 Year 2003 2004 2005 2006 2007 2008 2009 Total Detached Attached

The subject submarket is a built-out submarket with a majority of the new construction representing attached product. The volume of detached product sales was one of the lowest of all submarkets in the county.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 45

The fluctuations can, in part, be explained by changing levels of supply and seasonal influences that typically reduce the number of sales towards the end of each year, as typically seen over the 3rd and 4th quarters. However, recent project surveys indicate that product absorption slowed considerably compared to 2006, with sales levels remaining well below the previous year’s numbers. As can be seen graphically in the sales chart, sales activity in 2008 was below 2007 levels. The sales activity slowed even further in 2009.

Net Detached Sales—San Gabriel Valley Submarket

80 76 70

60 57

50 44

Sales 53

40

42

30

Net 39

30 22

20 20 18

20

11

10 0

1/07 2/07 3/07 4/07 1/08 2/08 3/08 4/08 1/09 2/09 3/09 4/09

Quarter/Year

As shown in the exhibit below, there has been a fluctuation in sales levels of attached homes during the past three years. The wild fluctuations in sales levels for attached product are attributed to the availability of product, which unlike single-family homes, has a more inconsistent delivery schedule.

Net Attached Sales—San Gabriel Valley Submarket

250

209 208

200 179

163 184

150

Sales 130 Net 94 100 103

103

50 71 31 17

0

1/07 2/07 3/07 4/07 1/08 2/08 3/08 4/08 1/09 2/09 3/09 4/09

Quarter/Year

CONSTRUCTION PERMIT ACTIVITY – LOS ANGELES COUNTY

Tremendous levels of both single family and multifamily residential construction in the late 1980s contributed to the deep losses experienced in the housing market in the early 1990s when the Los Angeles economy suffered job losses. The most current construction boom, which started in 2000 and peaked between 2003 and 2005, contributed only half of the inventory in any given year as was delivered during the peak years in the late 1980s. Tighter environmental and entitlement processes, a relatively more conservative lending environment and high

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 46

barriers to entry helped to keep the building boom in check on a countywide basis, although some submarkets have certainly overbuilt relative to demand in the most current cycle.

In 2007 a total of 18,949 total permits were issued with 11,802 attached and 7,147 detached, representing a 25 percent decline over 2006. Similarly, the total number of permits issued in 2008 decreased 39 percent over 2007 levels with a total of 11,593 permits issued; (8,370 attached and 3,223 detached). As of year-end 2009, a total of 5,030 permits were issued, representing a 57 percent decline from 2008, with a total of 2,942 attached and 2,088 detached. Based on the average unit value of single-family detached permits projected for 2009, much of the supply will be concentrated in the move-up price ranges over the next four quarters. Based on an increase in multifamily permit values, supply will be concentrated in the development of condominiums/townhomes, as opposed to apartments. At least in the short-term, the virtual absence of new construction financing will also keep permitting levels in check.

BUILDING PERMIT ACTIVITY - LOS ANGELES COUNTY

30,000

25,000

Units 20,000 15,000

Permited 10,000 5,000

0

1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009

Total Units Detached Attached

In the short-term permit activity is expected to continue to decline until the market recovers. However, over the long-term due to projected population and job growth, permit activity is expected to increase.

HOUSING SUPPLY

SUPPLY OVERVIEW

The appraisers analyzed the near-term (unsold and remaining inventory) and future supply of detached homes in Los Angeles County and the San Gabriel Valley submarket. Unsold units involve completed homes (standing inventory) and homes under construction in active projects. Remaining inventory for development includes future construction in active projects. Future supply includes proposed units in all stages of the entitlement process. Based upon current demand, both Los Angeles County and the San Gabriel Valley submarket appear to have more than adequate near-term supply of attached product. Also, the San Gabriel Valley submarket appears to have an relatively moderate level of future attached supply, accounting for 29 percent of the total future supply of attached product for the region. With regard to detached product, San Gabriel Valley appears to have marginal future supply, making up 7 percent of the future supply within Los Angeles County. Although there is demand for detached housing the submarket is built out resulting in a lack of land available for single family (detached) construction. Total future supply within San Gabriel Valley accounts for 18 percent of the county’s future supply.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 47

NEW HOUSING - EXISTING & FUTURE SUPPLY								
	Los Angeles County				San Gabriel Valley Submarket			
Product	# of Projects	Unsold Inventory[1]	Remaining Inventory[2]	Future Supply[3]	# of Projects	Unsold Inventory[1]	Remaining Inventory[2]	Future Supply[3]
Attached	141	1,761	3,373	43,371	23	178	950	12,678
Detached	57	94	2,913	40,886	11	30	863	2,836
Totals	**198**	**1,855**	**6,286**	**84,257**	**34**	**208**	**1,813**	**15,514**
% of County	---	---	---	---	17%	11%	29%	18%

[1]Unsold inventory includes completed homes and homes under construction in active projects.
[2]Remaining inventory includes future construction in active projects.
[3]Future supply includes proposed units in submitted entitlement process.
Source: Hanley Wood Market Intelligence 4th Quarter 2009

Overall, San Gabriel Valley submarket makes up 11 percent± of the region's unsold supply, 29 percent± of remaining supply, and 18 percent± of future supply. In the fourth quarter 2009, San Gabriel Valley reported 12,678 attached and 2,836 detached unsold or planned units in the submarket. The San Gabriel Valley has a notable amount of future attached development due to the lack of availability of land for detached development and an increasing population.

FUTURE SUPPLY BY SUBMARKET						
	Attached Units		Detached Units		Total Units	
Submarket	SubTotal	% Total	SubTotal	% Tot	Units	% Total
San Fernando/Santa Clarita	5,013	12%	9,085	22%	14,098	17%
San Gabriel	**12,678**	**29%**	**2,836**	**7%**	**15,514**	**18%**
West Los Angeles/South Bay	24,718	57%	813	2%	25,531	30%
Antelope Valley	962	2%	28,152	69%	29,114	35%
Grand Totals	**43,371**	**100%**	**40,886**	**100%**	**84,257**	**100%**

Source: Hanley Wood Market Intelligence 4th Quarter 2009

SUPPLY TRENDS

The county's supply of detached units remaining for development had generally increased as demand for more "affordably" priced detached product continued to increase, making the development of outlying areas feasible. As defined here, units remaining for development encompass future construction in active for-sale developments, or those units not yet brought to market. The growing demand prompted builders to focus on this market, which increased the number of new projects and subsequently the supply of units remaining for development each year. The increased demand was primarily be attributed to higher home prices in neighboring cities and counties where undeveloped land is scarce. The supply of remaining inventory was increasing as long as the number of new projects and inventory outpaced demand, which was seen up until fourth quarter 2007. However, as the market began to stabilize and then soften in 2006, the supply of remaining inventory increased as demand and sales numbers decreased substantially since then, supply has slowly declined as no new inventory is being introduced. All indications point to a continued slowdown in the market as a result of tight lending standards, continued job losses, and low consumer confidence. It will be several years before the remaining inventory is absorbed and the market returns to more stabilized levels.

In the submarket, detached units represent a tiny fraction of the supply as evident in the following chart.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 48


Detached Units Remaining for Development
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Number of Units
6,395
5,780
6,071
6,121
4,675
4,307
4,335
4,050
3,408
3,093
2,763
2,913
449
409
698
767
751
771
764
744
707
712
687
863
1/07
2/07
3/07
4/07
1/08
2/08
3/08
4/08
1/09
2/09
3/09
4/09
Quarter/Year
Los Angeles County
San Gabriel

At the county level, the number of attached units was near the total number of detached units during the analysis period. However, at the submarket level, the number of attached homes far surpassed the detached inventory. The large variance in attached versus detached homes was primarily attributed to affordability. As the market slowed, construction of attached products ceased as both demand and absorption rates diminished. The stoppage in new attached products being developed is made apparent in the following chart as both the county and submarket experience a decrease in the number of attached units remaining for development starting in 2007. Third Quarter of 2009 experienced the first increase in attached units remaining for development since late 2008. This increase continued through year-end 2009.


Attached Units Remaining for Development
6,000
5,000
4,000
3,000
2,000
1,000
0
Number of Units
4,134
5,285
4,982
4,870
4,486
4,751
4,750
5,006
3,851
3,040
3,357
3,373
555
536
728
742
902
886
957
1,010
886
598
647
950
1/07
2/07
3/07
4/07
1/08
2/08
3/08
4/08
1/09
2/09
3/09
4/09
Quarter/Year
Los Angeles County
San Gabriel

SUPPLY SUMMARY

The Los Angeles County and the San Gabriel Valley submarket is over-supplied for current demand. Any increase in supply will emphasize the importance for competitive product offerings and pricing, land use mix, extensive marketing programs, etc. Although from an entitlement standpoint there is adequate future supply, all of said supply will not be concurrently brought to market and it is likely that demand levels and lack of construction financing will dictate the velocity with which new inventory is brought online.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 49

PURCHASING POWER/AFFORDABILITY

A significant part of the affordability equation is interest rates. Mortgage interest rates and the availability of financing in the subject’s submarket are similar to that of the region.

Historical Interest Rates

10

9.19

8.85

9 8.44

8.27 8.38

8.38 8.08

8.05 7.94

8

7.93 7.98 7.13

7.81

7.60

7 7.44 6.54

7.31

7.04 6.94 6.97

5.83 6.10

5.84

6 6.42 6.03

Rate 6.34

6.00 5.32

5.06 4.71 5.87

4.86 4.86

5 5.21

4.29 5.04 Interest 4.88 4.13 4.28

4.59 4.40 4.02

4

3.88 3.93

3 3.25

3.07

2.71 2.74

2

2.06 1.87

1.69

1

1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009

Year

Prime Rate 11th District Cost of Funds Freddie Mac 30-YR Fixed

Although difficult to predict over an extended period, mortgage interest rates continue to remain at levels allowing for consistent purchasing power by prospective buyers. As of May 2010, mortgage interest fixed rates on 30-year conforming loans averaged of 5.91 percent. The 5-year adjustable loans averaged a rate of 5.73 percent. The data referenced above shows the prime rate at 3.25 percent as of fourth quarter 2009. Of note, as of February 2010, the prime rate remained at 3.25 percent.

PASADENA SUBMARKET

More detailed information on the subject’s Pasadena submarket is available from Trulia. The data includes all residential product in Pasadena which is generally a mixed submarket in terms of the vintage and the average unit size of the housing stock.

The first chart summarizes the overall median pricing levels for the submarket since 2000. There was a consistent rise in the median price between 2004 and the late 2006. In 2007, pricing generally leveled off and declined through the year. Changes in the median sales price across all unit types was inconsistent since during that period. The median sale price for all properties is at $552,000.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 50


Median Sales Price
Pasadena, CA | 1 Br, 2 Br, 3 Br, 4 Br, All properties | All years
trulia
$1.60M
$1.30M
$1.00M
$500K
$110K
$0K
Jan 2000 Jan 2001 Jan 2002 Jan 2003 Jan 2004 Jan 2005 Jan 2006 Jan 2007 Jan 2008 Jan 2009 Jan 2010
1 Br 2 Br 3 Br 4 Br All properties

Source: Trulia

No. Bedrooms	Sep - Nov '10	y-o-y	3 months prior	1 year prior	5 years prior
1 bedroom	$272,227	-6.0%	$309,034	$289,728	$367,000
2 bedrooms	$512,250	+22.0%	$435,000	$420,000	$540,000
3 bedrooms	$610,000	+8.8%	$555,000	$560,688	$651,250
4 bedrooms	$720,000	-7.1%	$817,500	$775,000	$832,000
All properties	**$552,000**	+16.4%	**$515,000**	**$474,310**	**$600,000**

Source: Trulia

The number of sales in the submarket has been fairly level throughout the analysis period, primarily due to the level inventory and a steady growth rate for the local population base. As indicated in the chart, the total number of sales in Pasadena dipped in the first quarter of 2009 but regained relatively level activity later in the year. In 2010 sales within the Pasadena submarket appears to have remained relatively level from the previous year.


Number of Sales
Pasadena, CA | 1 Br, 2 Br, 3 Br, 4 Br, All properties | All years
trulia
10,000
1,000
100
10
1
Jan 2000 Jan 2001 Jan 2002 Jan 2003 Jan 2004 Jan 2005 Jan 2006 Jan 2007 Jan 2008 Jan 2009 Jan 2010
1 Br 2 Br 3 Br 4 Br All properties

Source: Trulia

Similar to the overall pricing trend, the average price per-square-foot reached a peak in mid-2006. Since that time, pricing has fallen. Per-square-foot pricing year-over-year for all properties is up 18.4 percent. The greatest gains were experienced among 3-bedroom units, which increased 29.8 percent for the average price per square

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foot. The increase in pricing on a per-square-foot basis is mainly attributed to the smaller average unit sizes being sold. This is a trend seen across other submarkets in Los Angeles as the most interest is seen in homes with lower overall pricing.


Average Price Per Sqft
trulia
$1200
$400
$0
Jan 2000
Jan 2001
Jan 2002
Jan 2003
Jan 2004
Jan 2007
Jan 2010

Source: Trulia

No. Bedrooms	Sep - Nov '10	y-o-y	3 months prior	1 year prior	5 years prior
1 bedroom	$352	-9.0%	$358	$387	$585
2 bedrooms	$467	+26.9%	$383	$368	$517
3 bedrooms	$475	+29.8%	$362	$366	$451
4 bedrooms	$322	-6.4%	$390	$344	$445
All properties	**$432**	+18.4%	**$370**	**$365**	**$494**

Source: Trulia

NEW HOME BUYER PROFILE

According to local area participants, the typical buyer in the Pasadena area for new homes represents a combination of professional couples, young families and empty nesters.

CONCLUSIONS

As mentioned in the Local Area Analysis section of this report, the subject property is located within the San Gabriel Valley submarket, a collection of inner suburban communities located along the foothills of the San Gabriel Mountains. Due to the downturn in the financial sector that produced widespread negative impacts on the broader economy, potential buyers are faced with an increasingly difficult lending environment coupled with economic instability. Many buyers have been sidelined waiting until signs of stabilization return. The slow pace of absorption, the competition among available product, and the sharp decline in the pool of qualified buyers suggests that the unbuilt inventory will not commence construction until market conditions improve.

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THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 52

COMPETITIVE CONDOMINIUM SUPPLY

The subject is located in the City of Pasadena within Los Angeles County. The property is very well located on the northeast corner of Colorado Boulevard and Euclid Avenue. The subject area is developed with a mix of dining, entertainment, multifamily residential properties, and a major shopping center.

The subject condominium project is designed and positioned to compete with the highest priced, most highly amenitized condominium communities in Pasadena and to a certain extent Los Angeles County. The majority of the existing competitive inventory is located in Pasadena. However, there is a second tier of competitive projects on the Westside of Los Angeles along the Golden Mile in Westwood, Century City and Beverly Hills. These locations are superior to the subject location. The only other branded condominiums are the Ritz-Carlton in Downtown and Montage in Beverly Hills. The Montage, Carlyle and Century represent a very different product developed for a different target market from the subject and is therefore not competitive with the subject. The existing top tier condominium projects are summarized on the following table and discussed below.

The competitive supply for the project consists of a finite universe of projects. Based on the subject’s location, finish quality, amenities and services, the subject will command prices that are at the upper end of the range for the competitive projects within Pasadena but on the lower end of the Westside projects in due to their superior locations and level of amenities.

The most competitive projects are the Delacey Place, Granite Park and Sabine. These projects represent high end condominiums located within the Pasadena market. According to several brokers we interviewed, buyers for high-end Pasadena townhomes primarily consist of local’s looking to downsize from larger homes. A majority of the buyers already reside in Pasadena or the neighboring San Marino and La Canada Flintridge. The Westside projects, on the other hand, attract local and international buyers looking for second homes in Los Angeles.

Granite Park is the most competitive project due to its location and level of finishes. The project has reportedly sold 12 units to date. According to the projects website, they are offering specials on six units with priced ranging from $502 to $624 per-square-foot and averaging and $546 per-square-foot. This pricing represents a discount of approximately 30 percent from the previous listed pricing. Additionally the developer is offering one year of credited HOA fees. Sabine offers 12 townhome units with a high level of finishes. Pricing for these units ranged from $484 to $575 per-square-foot and averaged $543 per-square-foot. We reviewed 14 unit sales at the Delacey Place project, with prices ranging from $520 to $765 per-square-foot and averaging $594 per-square-foot.

Beverly West and The Carlyle were sold in late summer 2007 while in initial stages of construction. The new owners re-evaluated construction details and pricing. Beverly West is not yet completed and reportedly has no units under contract. The listing broker for Beverly West reported that the marketing effort was put on hold while the project is being completed. He indicated that upon completion the asking priced will range from $4.5 to $9 million for units ranging from 1,700 to 7,976 square feet and at approximately $20 million for the full floor penthouses.

VALUATION & ADVISORY

THE MONTANA PH I RESIDENTIAL MARKET ANALYSIS 53

SUMMARY OF LISTINGS AND SALES
ULTRA-LUXURY CONDOMINIUM PROJECTS
Los Angeles County, California

	Competitive Condominiums Project Name Location	Total No. of Units	No. of stories	Current Listings Listing Prices $/SF Min	Max	Recent Sales Sold Prices $/SF Min	Max	Recent Sales Statistics Days on Market Avg.	Homeowner's Dues Low	High	Min Beds	Max Beds	Min Baths	Max Baths	Min Sqft	Max Sqft
1	Ritz Carlton Residences At LA Live 900 W. Olympic Blvd. Downtown	224	51	$870	$1,513	-	-	N/A N/	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2	The Carlyle Residences 10776 Wilshire Blvd. Wilshire Corridor	78	23	$703	$1,714	$1,330	$1,398	87	-	-	-	-	-	-	-	-
3	Beverly West Residences 1200 Clubview Los Angeles	35	21	$1,063	$1,708	-	-	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4	The Montage Residences 225 North Canon Drive Beverly Hills	20	7	$2,400	$2,846	$2,122	$2,467	153	$3,961	$6,064	3	4.0	3.5	4.5	2,550	4,957
5	The Century 2055 Avenue of the Stars Century City	140	42	$1,008	$2,327	$1,068	$2,262	418	$3,120	$5,626	2	3.0	2.5	4.5	2,481	5,393
6	Sabine 633 Blvd Pasadena	12	2	$538	$564	$484	$575	175	$416	$416	3	3.0	2.5	3.5	2,314	3,200
7	Granite Park 920 Granite Drive Pasadena	71	4	$502	$624	$700	$700	7	$1,059	$1,059	2	2.0	3.0	3.0	2,314	2,314
8	Delacey Place 250 Delacey Avenue Pasadena	30	4	$442	$590	$520	$765	77	$604	$665	2	4	3.0	4.0	1,665	2,746
	TOTAL:	**610**	**MIN:**	**$442**	**$564**	**$484**	**$575**	**7**	**$416**	**$416**	**2**	**2.0**	**2.5**	**3.0**	**1,665**	**2,314**
	AVERAGE:	**76**	**MAX:**	**$2,400**	**$2,846**	**$2,122**	**$2,467**	**418**	**$3,961**	**$6,064**	**3**	**4.0**	**3.5**	**4.5**	**2,550**	**5,393**
			MEAN:	**$941**	**$1,486**	**$1,037**	**$1,361**	**153**	**$1,832**	**$2,766**	**2**	**3.2**	**2.9**	**3.9**	**2,265**	**3,722**

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

THE MONTANA PH I

RESIDENTIAL MARKET ANALYSIS 54

COMPETITIVE CONDOMINIUM SUPPLY

VALUATION & ADVISORY

THE MONTANA PH I MARKET ANALYSIS 55

COMPARABLE NO. 1



Property:	Ritz Carlton Residences at L.A. Live
Address	900 W. Olympic Blvd
City, State:	Los Angeles, CA (Downtown)
Developer	AEG

PROPERTY INFORMATION

Property Sub-type:	Mid/High-Rise	Construction:	Steel Frame
Number of Units:	224	Quality:	Excellent
Unit Size Range:	962-5,444 sf	Condition:	Excellent
Year Built:	2010		
Number of Buildings:	1	Units in Contract	119
Number of Stories:	27-50	Units Closed	0
Parking	Subterranean (valet)	Start of sales	May-07
		HOA Fees:	$1,800-$4,500

PROPERTY AMENITIES

Private sky lobby with landscaped terrace, conference room, resident lounge, fitness center, screening room, rooftop pool access to all Ritz-Carlton hotel amenities.

UNIT AMENITIES

The kitchen appliances, are by Gaggenau, from their new European line. They include a stainless steel five-burner gas range cook top with glass visor hood, a stainless steel single oven, an integrated cabinetry-matched dishwasher, and a spacious cabinetry-matched refrigerator. The kitchen cabinets are crafted in Italy by Snaidero in a selection of refined finishes. Fixtures are complemented by a variety of natural stone flooring and countertops, including marble and granite. In most of the residence's living spaces the ceilings are 10 feet high.

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

THE MONTANA PH I MARKET ANALYSIS 56

COMPARABLE NO. 2



Property:	The Carlyle Residences
Address	10776 Wilshire Blvd
City, State:	Los Angeles, CA (Wilshire Corridor)
Developer	Ellad Properties

PROPERTY INFORMATION

Property Sub-type:	Mid/High-Rise	Quality:	Excellent
Number of Units:	78	Condition:	Excellent
Unit Size Range:	2,772-5,200		
Year Built:	2,009	Units in Contract	31.00
Number of Stories:	23	Units Closed	0.0
Parking	Subterranean (valet)	Start of sales	Apr-09
Constructon:	Steel Frame	HOA Fees:	$2,300 - $4,000

PROPERTY AMENITIES

Enclosed glass conservatories on lower floors, no more than four homes per floor, each home serviced by private elevator, 20 maid units lobby designed by Fendi Casa, climate controlled pool, fitness enter designed by Sports Club LA, landscaped gardens and terraces with sculpture garden.

UNIT AMENITIES

The units feature 11-foot ceilings, marble countertops, Poggenpohl Kitchens, Breccia Oniciata marble enclosed tubs in master bath, Kohler fixtures, PoggenPohl cabinetry.

VALUATION & ADVISORY

THE MONTANA PH I MARKET ANALYSIS 57

COMPARABLE NO. 3

Property:	Beverly West
Address	1200 Clubview
City, State:	Los Angeles, CA
Management:	Emaar Properties

PROPERTY INFORMATION

Property Sub-type:	Mid/High-Rise	Quality:	Excellent (Upon Completion)
Number of Units:	35	Condition:	Excellent (Upon Completion)
Unit Size Range:	1,832-4,001		
Year Built:	2011 est	Units in Contract	0.00
Number of Stories:	21	Units Closed	0.0
Parking	Subterranean (valet)	Start of sales	N/A
Construction:	Steel Frame	HOA Fees:	$3,100 - $6,500

PROPERTY AMENITIES

The first 15 floors have 2 units per floor and the top 5 floors have one unit per floor. Private pool, spa, sun deck, fitness center, conference room and lounge, built-in touch screen access to concierge.

UNIT AMENITIES

The units feature smart house technology, private elevators, wood-veneer cabinetry, limestone, marble and custom finish hardwood plank floors, Miele washing machines, wine cooler, 60 inch Wolf range, sub-zero refridgerators, Miele espresso maker, European tubs, radiant heated floors, spa and steam showers.

VALUATION & ADVISORY

THE MONTANA PH I MARKET ANALYSIS 58

COMPARABLE NO. 4



Property:	The Montage Residences
Address	225 N. Canon Dr
City, State:	Beverly Hills, CA
Developer	The Athens Group

PROPERTY INFORMATION

Property Sub-type:	Mid/High-Rise	Quality:	Excellent
Number of Units:	20	Condition:	Excellent
Unit Size Range:	2,550 - 4,957		
Year Built:	2008	Units in Contract	1.00
Number of Stories:	8	Units Closed	8.0
Parking	Subterranean (valet)	Start of sales	Wood Frame
Constructon:	Wood Frame	HOA Fees:	$3,400 - $6,700

PROPERTY AMENITIES

The property features a 20,000 square foot spa, fitness center, rooftop pool, private event space, full service beauty salon, on-site restaurants.

UNIT AMENITIES

The homes include private balconies, gas fireplaces, uxurious kitchens with high-end appliances, private access elevators. Select units feature libraries, media rooms and staff areas.

VALUATION & ADVISORY

THE MONTANA PH I MARKET ANALYSIS 59

COMPARABLE NO. 5



Property:	The Century
Address	2055 Avenue of the stars
City, State:	Century City, CA
Developer	The Related Companies

PROPERTY INFORMATION

Property Sub-type:	Mid/High-Rise	Quality:	Excellent
Number of Units:	140	Condition:	Excellent
Unit Size Range:	2,280-9,293		
Year Built:	2009	Units in Contract	13.00
Number of Stories:	42	Units Closed	6.0
Parking	Subterranean (valet)	Start of sales	N/A
Construction:	Steel Frame	HOA Fees:	$3,319-$10,314

PROPERTY AMENITIES

The property's on-site amenities include a business center, party room, health club, valet parking, secured street entry, door attendants, concierge service, media/screening room, bar-library lounge, children's area, wine storage with private lockers, an outdoor swimming pool with cabanas, spa, and deck. The condominium tower is surrounded by extensive landscaping and gardens with sitting areas, walking paths, a dog park and a wooded jogging path bordering the property. A security fence surrounds the entire property with the main security gate located at the street entrance on Avenue of the Stars. The property will be managed in a hotel-style manner with residents having access to services like room service, valet, and concierge. In addition to the resident-only amenities, the project will include an approximately 7,500 square-foot restaurant with a dining terrace and water feature enclosed by a visual/acoustic screen wall. The concept for the restaurant is a "five star" dining establishment, which will also offer catering services and in-home dining for residents.

UNIT AMENITIES

Cabinetry is hand painted high gloss white panels. The base kitchen consists of polished granite countertops and backsplash with integrated appliances. The units have wood flooring. Unit bathrooms consist of granite counters, flooring, baseboards and floor accents. The cabinets are hand painted high gloss paneled. The project offers three finish options for the units. Each design features a different color palette and finishes. The Century and Manor Design units have been designed by Robert A.M. Stern Architects, while the Metropolitan Design unit was designed by Marmol Radziner and Associates.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD.

THE MONTANA PH I MARKET ANALYSIS 60

COMPARABLE NO. 6



Property:	**Sabine**
Address	**633. S. Lake Ave**
City, State:	**Pasadena, CA**
Developer	**Legendary Development, LLC**

PROPERTY INFORMATION

Property Sub-type:	Garden/Low Rise	Quality:	Excellent
Number of Units:	12	Condition:	Excellent
Unit Size Range:	2,314 - 3,200		
Year Built:	2009	Units in Contract	30.28
Number of Stories:	3	Units Closed	98.5%
Parking	Private 2-car garage	Start of sales	Wood Frame
Constructon:	Wood frame	HOA Fees:	$416

PROPERTY AMENITIES

The property amenities include solid core doors and cabinet faces, energy efficient Low-E windows, high-efficiency tankless water heaters, and solar system support for select homes. The units feature art wall lights, light dimmers in key living spaces, pre-wiring for Cat5e internet, whole home audio-video, flat screen television installations, intercom, and security. 6 residences have quiet Sun Coast hydraulic elevators serving all floors, from garage to rooftop. Each Sabine South Lake residence has its own private 2-car garage and adjacent storage.

UNIT AMENITIES

The units feature rooms with high ceilings and crown moldings, combined with natural elements like wide-plank hardwood flooring and natural stones and private outdoor spaces. The kitchens combine Viking Professional Series appliances, custom cabinetry, countertops and back splashes. The master bedrooms feature high ceilings, fireplace, and walk-in closets. The master bathrooms feature backlit onyx master bath counters, marble showers, large hydro-jet tubs, in-drawer electrical connections for hair dryers and radiant heated floors. Sabine's three-story, elevator-serviced residences also feature dual masters.

VALUATION & ADVISORY

THE MONTANA PH I MARKET ANALYSIS 61

COMPARABLE NO. 7


STOP

Property: Granite Park
Address 920 Granite Drive
City, State: Pasadena, CA
Developer Vornado Realty Trust

PROPERTY INFORMATION

Property Sub-type:	Garden/Low Rise	Quality:	Excellent
Number of Units:	71	Condition:	Excellent
Unit Size Range:	1,271 - 2,685 sf		
Year Built:	2010	Units in Contract	
Number of Stories:	4	Units Closed	12.0
Parking	Subterranean (valet)	Start of sales	Oct-08
Construction:	Wood frame	HOA Fees:	$990 - $1,095

PROPERTY AMENITIES

Full Time Concierge, 24 Hour Staffing, Valet Parking, Access controlled underground parking, with side-by-side parking, State of the art fitness room, Outdoor Water Court with pool, spa, fireplace, family bbq and play area, Club room with catering kitchen, Library and wine arbor, Courtyards, Bicycle Storage, Pre-wired state of the art internet, cable, and telephone systems
Exclusive specialty food service menu, by Julienne Fine Foods, of San Marino.

UNIT AMENITIES

Hardwood flooring by Kahrs, maximized energy efficiency and noise insulation, wood clad windows and doors, fireplace with limestone surround, mantle and hearth, spacious walk-in closets, laundry room with washer and dryer hookups. Viking professional series stainless steel appliances, viking self-cleaning range with gas burners, viking convection wall oven with built-in microwave, viking built-in refrigerator with pull-out freezer drawer, viking wine refrigerator, solid wood cabinets with art glass doors and under counter lighting, pearl quartz countertop with bar and backsplash, premium kohler fixtures, soffited ceiling with recessed lighting and pendant light fixture.

VALUATION & ADVISORY

THE MONTANA PH I MARKET ANALYSIS 62

COMPARABLE NO. 8



Property:	Delacey Place
Address	250 Delacey Ave
City, State:	Pasadena, CA
Developer	Toledo Homes

PROPERTY INFORMATION

Property Sub-type:	Garden/Low Rise	Quality:	Excellent
Number of Units:	30	Condition:	Excellent
Unit Size Range:	1,665 - 2,746 sf		
Year Built:	2,009	Units in Contract	0.0
Number of Stories:	4	Units Closed	0.0
Parking	Subterranean (valet)	Start of sales	N/A
Construction:	Wood Frame	HOA Fees:	$604 - $665

PROPERTY AMENITIES

Steps to parks, markets, restaurants, stores & cafes, walking distance from "Old Pasadena", precast molding custom made in the builders precast shops, custom wrought iron railings & gates, two levels of subterranean parking. Level 1 parking includes two parking spaces per unit and Level 2 includes private 2 and 3 car garages, private storage rooms, two elevators, secured access to residential areas, security cameras in parking area, main entrance & conveniently located at intercom, lobby with designer furniture and detail throughout, security personnel onsite, glass bottom pool and state-of-the-art spa on the second floor, full service gym with top of the line nautilus equipment.

UNIT AMENITIES

Private patios & terrace, variegated ceilings with extensive crown molding throughout, smooth stucco finish with round edges, pella architectural series dual glazed windows & french doors, tiled patios, balconies and terraces with electrical outlets, landscaping throughout, precast stone mantle gas fireplace with remote control in livingroom and Master Bedroom, recessed lighting throughout, extensive base moldings throughout, laundry closets with built-in shelving, electronically controlled touch-tone steam units in the Master Baths, central vacuum system with accessories, Wine Cellar Options, remote controlled fireplaces in the livingroom and master bedroom with beautiful marble and precast surrounds, privately appointed elevators in the penthouses, individual alarm system complete with motion sensors and keypads, surround sound system wiring with high quality speakers in living & master bedroom, Gaggenau Stainless Steel Appliances, convenient combination microwave/wall oven unit with drop-down doors, electronic controls and auto-sensor cooking, Bertazzoni Italian made range, Distinctive "Wood Mode" custom crafted kitchen cabinets featuring burl wood cabinets, featuring stone counter tops, full hei

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

THE MONTANA PH I MARKET ANALYSIS 63

CONCLUSIONS – COMPETITIVE CONDOMINIUM MARKET

The subject property is competitive with the existing ultra-luxury condominium properties in the market and is positioned above the luxury product in Pasadena due its high quality of finishes. The competitive supply consists of initial sales and pre-sales activity in the new condominium projects, and to a more limited extent, “one-off” resale units in existing condominium buildings. The data on these sales is included in the Developmental Approach section. The subject will achieve prices that are below the Westside projects due to its location and lower level of and amenities.

The subject will achieve pricing below The Montage, which has a prime Beverly Hills address and is a fully serviced, five star hotel-branded residential products. The limited number of units adds to the exclusivity of the project as well. This project also offers units that are significantly larger than the subject units and have a higher level of finishes and services. The Montage is more appealing to older buyers who prefer greater privacy.

Pro forma pricing for all of these projects were based on market speculation that pricing levels in the Los Angeles market would achieve levels not yet experienced in Los Angeles, and that were more in line with luxury developments in locations like New York and London.

The Century and The Carlyle, with initial average asking prices of over $1,700 per square-foot were the first projects to test these pricing levels in the Los Angeles market. Granite Park has experienced extremely low absorption levels since starting their marketing efforts and the subject itself has sold only 6 units in over a year. Due to the overall housing downturn and the recession, these projects entered a market that does not support these prices across a large number of units. Due to virtually non-existent absorption, these buildings have been re-priced and the construction lenders have extended their loans. Even at re-priced levels, absorption is extremely slow and it is too early to estimate the overall pricing or absorption for these projects.

A majority of the projects mentioned above have smaller unit sizes than the subject and offer a higher level of amenities and superior locations. The subject project will attract an older, mature buyer and buyers who are downsizing from a large single-family estates.

VALUATION & ADVISORY

THE MONTANA PH I SITE DESCRIPTION 64

SITE DESCRIPTION

Location: 345 East Colorado Boulevard

Pasadena, Los Angeles County, CA 91101

The subject property is located on the northeast corner of Colorado Boulevard and Euclid Avenue.

Shape: Rectangular

Topography: Level at street grade

Land Area: 0.88 acres / 38,135 square feet

Frontage: The subject property has excellent frontage. The frontage dimensions are listed below: Colorado Boulevard 152 feet Euclid Avenue 213 feet Access: The subject property has excellent access.

Visibility: The subject property has good visibility.

Soil Conditions: We were not given a soil report to review. However, we assume that the soil’s load-bearing capacity is sufficient to support existing structure. We did not observe any evidence to the contrary during our physical inspection of the property. Drainage appears to be adequate.

Utilities: Utility providers for the subject property are as follows: Water Pasadena DWP

Sewer Pasadena DWP Electricity Pasadena DWP

Gas Southern California Gas Company Telephone Verizon Site Improvements: The site improvements include concrete curbing and sidewalks and lighting.

Land Use Restrictions: We were not given a title report to review. We do not know of any easements, encroachments, or restrictions that would adversely affect the site’s use. However, we recommend a title search to determine whether any adverse conditions exist.

Flood Zone Description: The subject property is located in flood zone X (Areas determined to be outside the 500 year flood plain) as indicated by FEMA Map 06037-C1375F, dated September 26, 2008.

Wetlands: We were not given a wetlands survey to review. If subsequent engineering data reveal the presence of regulated wetlands, it could materially affect property value.

We recommend a wetlands survey by a professional engineer with expertise in this field.

VALUATION & ADVISORY

THE MONTANA PH I SITE DESCRIPTION 65

Seismic Hazard: The site is not located in a Special Study Zone as established by California’s Alquist-Priolo Geological Hazards Act.

Hazardous Substances: We observed no evidence of toxic or hazardous substances during our inspection of the site. However, we are not trained to perform technical environmental inspections and recommend the hiring of a professional engineer with expertise in this field.

Overall Site Utility: The subject site is functional for its current use.

Location Rating: Good

VALUATION & ADVISORY

THE MONTANA PH I SITE DESCRIPTION 66

ASSESSOR’S PARCEL MAP

VALUATION & ADVISORY

THE MONTANA PH I IMPROVEMENTS DESCRIPTION 67

IMPROVEMENTS DESCRIPTION

The subject property is improved with a 22-unit apartment complex. The subject's unit mix is presented below:

Unit #	Plan	Unit Type	Total SF
201	C	3Br/4Ba+Den	3,930
202	A	3Br/3.5Ba	3,843
204	B-S	4Br/4Ba+Den	4,544
205	C	3Br/4Ba+Den	3,930
206	A	3Br/3.5Ba	3,843
301	C	3Br/4Ba+Den	3,930
302	A	3Br/3.5Ba	3,843
303	B-N	4Br/5Ba+Den	4,532
304	B-S	4Br/4Ba+Den	4,544
305	C	3Br/4Ba+Den	3,930
306	A	3Br/3.5Ba	3,843
401	C	3Br/4Ba+Den	3,930
402	A	3Br/3.5Ba	3,843
404	B-S	4Br/4Ba+Den	4,544
405	C	3Br/4Ba+Den	3,930
406	A	3Br/3.5Ba	3,843
501	C	3Br/4Ba+Den	3,930
502	A	3Br/3.5Ba	3,843
504	B-S	4Br/4Ba+Den	4,544
506	A	3Br/3.5Ba	3,843
602	D1	4Br/5Ba+Den	4,832
604	D2	3Br/3.5Ba	4,832
		Total SF	90,626
		Avg Size	4,119
		Units	22

The subject property features various amenities, which are listed below:

SUBJECT PROPERTY AMENITIES					
PROPERTY AMENITIES					
24 Hour Doorman:	Yes	24-Hour Main./Mgt.	Yes	Fitness Center:	Yes
Concierge:	Yes	Security:	Yes	Tennis Courts:	No
Valet Services:	Yes	Laundry Facilities:	No	Swimming Pool:	Yes
Recreation Area:	No	Tenant Storage:	No	Clubhouse:	No
Community Center:	No	Public Transportation:	Yes	Controlled Entry/Gate:	Yes
Business Center:	No	Racquetball Courts:	No	Waterfront:	No
Tot Lot:	No	Car Wash Area:	No	Movie Theatre:	No
UNIT AMENITIES					
Air Conditioning:	Yes	Walk-in Closets:	Yes	Fireplace:	Yes
Washer & Dryer:	Yes	Balcony / Patio:	Yes	Cable TV:	Yes
Dishwasher:	Yes	Microwave:	Yes	High-Speed Internet:	Yes
Screened Patios:	Yes	Panic Alarms:	Yes	Valet Trash:	Yes
Hardwood Floors:	Yes	Mini Blinds:	Yes	Vaulted Ceiling:	Some

Compiled by Cushman & Wakefield Western, Inc.

The following description of improvements is based on our physical inspection of the improvements and our discussions with the subject property's owner's representative.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

THE MONTANA PH I IMPROVEMENTS DESCRIPTION 68

GENERAL DESCRIPTION

Year Built: 2009

Number of Units: 22 comprising the subject; 28 total units Number of Buildings: 1 Number of Stories: 6 Sellable Area: 90,696 square feet (22 subject units)

CONSTRUCTION DETAIL

Basic Construction: Steel and masonry

Foundation: Poured concrete slab

Framing: Structural steel with masonry and concrete encasement Floors: Concrete poured over a metal deck Exterior Walls: Natural Stone Roof Type: Flat with parapet walls Roof Cover: Built-up assemblies with tar and gravel cover Windows: Thermal windows in aluminum frames Pedestrian Doors: Glass, wood and metal

MECHANICAL DETAIL

Heat Source: Electric Heating System: Forced Air Cooling: Central HVAC

Cooling Equipment: The cooling equipment is roof mounted.

Plumbing: The plumbing system is assumed to be adequate for the existing use and in compliance with local law and building codes. The plumbing system is typical of other properties in the area with a combination of PVC, steel, copper and cast iron piping throughout the building.

Electrical Service: Electricity for the building is obtained through low voltage power lines. Electrical Metering: Each unit is separately metered Emergency Power: None Elevator Service: The building contains 2 passenger elevators.

Fire Protection: 100% sprinklered

VALUATION & ADVISORY

THE MONTANA PH I IMPROVEMENTS DESCRIPTION 69

Security: Exterior monitors

INTERIOR DETAIL

Layout: The apartment buildings are improved with closed common entrances, with central staircases providing access to units on each floor. Common areas are improved with carpeted floors and painted masonry walls. Apartment unit floor plans are presented in the Addenda of this report.

Floor Covering: Carpet Walls: Drywall Ceilings: Drywall

Lighting: Fluorescent and Incandescent

Restrooms: Apartment units are equipped with one or two full bathrooms. The bathrooms consist of a shower/tub kit with wall-mounted showerhead, toilet, sink, vinyl and ceramic tile floor covering.

AMENITIES

Project Amenities: A fitness center with restrooms, indoor “endless” pool with capacity for two swimmers, an outdoor lounge area, full time concierge service and concierge desk.

Unit Amenities: Fully-equipped kitchens, full size washer and dryer in separate laundry room, walk-in closets with built in shelving, sky lights, smart box, prewired audio, vaulted ceilings with skylights (top floor only), gas and wood-burning fireplaces, and outdoor terraces with teak flooring and built in gas lines and electric for outdoor kitchens (select units), and custom cabinetry in select units

SITE IMPROVEMENTS

Parking: The property contains approximately 90 subterranean garage parking spaces, reflecting an overall parking ratio of 3.21 spaces per unit.

Onsite Landscaping: None

Other: The site improvements include concrete curbing and sidewalks and lighting.

PERSONAL PROPERTY

The subject property has the typical personal property associated with a condominium complex including kitchen appliances and washers and dryers. While we recognize that there are various items of personal property associated with condominium units, buyers in the subject’s market do not allocate a separate value for these items in their purchase decisions. Therefore, we have not allocated a separate value for these items, but do recognize that they are an integral part of a condominium unit.

SUMMARY

Condition: Excellent

VALUATION & ADVISORY

THE MONTANA PH I IMPROVEMENTS DESCRIPTION 70

Quality: Excellent

Property Rating: After considering all of the physical characteristics of the subject, we have concluded that this property has an overall rating that is excellent, when measured against other properties in this marketplace.

Roof & Mechanical Inspections: We did not inspect the roof nor did we make a detailed inspection of the mechanical systems. The appraisers are not qualified to render an opinion regarding the adequacy or condition of these components. The client is urged to retain an expert in this field if detailed information is needed.

CAPITAL EXPENDITURES

Known Costs: We are not aware of any planned capital expenditures that would have an impact on the subject property.

PHYSICAL DETERIORATION

Cost to Cure: Curable physical deterioration refers to those items that are economically feasible to cure as of the effective date of the appraisal. One category of physical deterioration is deferred maintenance and is measured as the cost repairing or restoring the item to new or reasonably new condition. We have/have not been provided with a capital expenditure plan or an engineering report that would identify specific costs required to repair deficiencies at the subject property.

During our inspection, we did not notice any apparent physical deterioration that would require immediate repair.

FUNCTIONAL OBSOLESCENCE

Description: There is no apparent functional obsolescence present at the subject property.

VALUATION & ADVISORY

THE MONTANA PH I REAL PROPERTY TAXES AND ASSESSMENTS 71

REAL PROPERTY TAXES AND ASSESSMENTS CURRENT PROPERTY TAXES

The subject property is located in the taxing jurisdiction of Los Angeles County. The assessor’s parcel identification numbers are 5723-027-037 thru 068. According to the local tax collector’s office, taxes are current. The assessment and taxes for the property are presented below:

PROPERTY ASSESSMENT INFORMATION

Assessor’s Parcel Number: 5723-027-037 thru 068 Assessing Authority: Los Angeles County Current Tax Year: 20010/2011 Are taxes current? Taxes are current Is there a grievance underway? Not to our knowledge The subject’s assessment and taxes are: At market levels

ASSESSMENT INFORMATION

Assessed Value Totals Land: $531,541 Improvements: 27,478,221 Total: $28,009,762

TAX LIABILITY

Taxable Assessment: $28,009,762 Total Tax Rate 1.125513% Sub-total $315,254 Special Assessments $13,069

Total Property Taxes $328,323

Number of Units 22 Property Taxes per Unit $14,924

Compiled by Cushman & Wakefield Western, Inc.

Total taxes for the property are $328,323, or $14,924 per unit. According to public records, the subject property is located within the Los Angeles County Tax Area 7456, with an associated tax rate of 1.125513 percent. The difference between the tax rate and the calculated tax rate is attributed to direct assessments, which amount to $13,069.

CONCLUSION

According to the Los Angeles County Assessor’s Office, the assessed value for the subject property would be directly impacted by its sale or change in the improvements through construction. The current method of taxation of real property in California is mandated by Proposition 13, under which real estate taxes were reduced to one percent (1%) of the property’s full market value as of the 1975/76 fiscal tax year, plus any voter approved bond indebtedness. The assessment of market value is limited to a maximum two percent annual increase, unless the property is transferred or there is substantial new construction. In either of these two events, the property is reappraised to current market value, usually as evidenced by the sales price and/or the construction cost.

VALUATION & ADVISORY

THE MONTANA PH I ZONING 72

ZONING

GENERAL INFORMATION

The property is zoned PD-31 by the City of Pasadena. A summary of the subject's zoning is provided below:

ZONING	
Municipality Governing Zoning:	City of Pasadena
Current Zoning:	PD-31
Current Use:	Luxury Condominium
Is current use permitted:	Yes
Permitted Uses:	Permitted uses within this district include the entitled Montana I and II project as this is a specific Planned Development zoning designation for this project
Prohibited Uses:	Prohibited uses all other uses.

ZONING REQUIREMENTS	CODE	SUBJECT INFORMATION	SUBJECT COMPLIANCE
Minimum Lot Area:	2 acres for a PD	38,135	Complying as part of larger project
Maximum Building Height:	80	N/A	Complying
Maximum Floor Area Ratio (FAR):	3:1 for entire project district	N/A	Complying
Maximum Lot Coverage (% of lot area):	72.8%	N/A	Complying
Minimum Yard Setbacks			
Colorado (feet):	5	N/A	Complying
Euclid (feet):	5	N/A	Complying
Required On-Site Parking:			
Spaces per 1,000 square feet:	1.5 per unit	N/A	Complying
Spaces per square foot:	and 4/1,000 for retail		Complying

Compiled by Cushman & Wakefield Western, Inc.

The subject property is entitled for its current development - Phase I of The Montana – a luxury condominium project. The subject's PD-31 zoning is a unique zoning district that essentially permits the development of The Montana project. There are no other permissible uses or development by right. According to the City of Pasadena Planning Department, the City's Central District Specific Plan has been implemented since the time the subject's PD-31 zoning classification was adopted, and the Specific Plan does not provide for an alternative land use designation or zoning for the subject site. A summary of the project entitlements, in addition to the development criteria summarized above follows:

- 6 story building
- 28 residential units (50 units total permitted; Phase I has 22 units)
- 2 ground floor retail condominiums

CONCLUSION

We analyzed the zoning requirements in relation to the subject property, and considered the compliance of the existing use. We are not experts in the interpretation of complex zoning ordinances but based on our review of public information, the subject property as proposed appears to be a empty.

Detailed zoning studies are typically performed by a zoning or land use expert, including attorneys, land use planners, or architects. The depth of our study correlates directly with the scope of this assignment, and it considers all pertinent issues that have been discovered through our due diligence.

We note that this appraisal is not intended to be a detailed determination of compliance, as that determination is beyond the scope of this real estate appraisal assignment.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

THE MONTANA PH I HIGHEST AND BEST USE 73

HIGHEST AND BEST USE

HIGHEST AND BEST USE DEFINITION

The Dictionary of Real Estate Appraisal, Fifth Edition (2010), a publication of the Appraisal Institute, defines the highest and best use as:

The most probable use of a property which is physically possible, appropriately justified, legally permissible, financially feasible, and which results in the highest value of the property being valued.

To determine the highest and best use we typically evaluate the subject site under two scenarios: as though vacant land and as presently improved. In both cases, the property’s highest and best use must meet the four criteria described above.

HIGHEST AND BEST USE OF PROPERTY AS THOUGH VACANT

LEGALLY PERMISSIBLE

The zoning regulations in effect at the time of the appraisal determine the legal permissibility of a potential use of the subject site. As described in the Zoning section, the subject site is zoned PD-31 by the City of Pasadena. Permitted uses within this district include the entitled Montana I and II project as this is a specific Planned Development zoning designation for this project We are not aware of any further legal restrictions that limit the potential uses of the subject. In addition, rezoning of the site is not likely due to the character of the area.

PHYSICALLY POSSIBLE

The physical possibility of a use is dictated by the size, shape, topography, availability of utilities, and any other physical aspects of the site. The subject site contains 0.88 acres, or 38,135 square feet. The site is rectangular and level at street grade. It has excellent frontage, excellent access, and good visibility. The overall utility of the site is considered to be good. All public utilities are available to the site including public water and sewer, gas, electric and telephone. Overall, the site is considered adequate to accommodate most permitted development possibilities.

FINANCIALLY FEASIBLE AND MAXIMALLY PRODUCTIVE

In order to be seriously considered, a use must have the potential to provide a sufficient return to attract investment capital over alternative forms of investment. A positive net income or acceptable rate of return would indicate that a use is financially feasible. Financially feasible uses are those uses that can generate a profit over and above the cost of acquiring the site, and constructing the improvements. Of the uses that are permitted, possible, and financially feasible, the one that will result in the maximum value for the property is considered the highest and best use.

Our analysis indicates that under current market conditions, the legally permissible use of the site under zoning (proposed project) is not a viable development due to the lack of available construction financing, the achievable sale prices, slow absorption and oversupply for ultra-luxury units relative to demand. These factors, when combined, essentially eliminate the entrepreneurial incentive necessary to attract investment. In today’s market, a prudent investor would hold the site until market conditions improve to the point where the entitled project is financially feasible.

VALUATION & ADVISORY

THE MONTANA PH I HIGHEST AND BEST USE 74

CONCLUSION

We considered the legal issues related to zoning and legal restrictions. We also analyzed the physical characteristics of the site to determine what legal uses would be possible, and considered the financial feasibility of these uses to determine the use that is maximally productive. Therefore, considering the subject site’s physical characteristics and location, as well as the state of the local market, it is our opinion that the Highest and Best Use of the subject site as though vacant is hold until market conditions improve and entitled project is financially feasible

HIGHEST AND BEST USE OF PROPERTY AS IMPROVED

The Dictionary of Real Estate Appraisal defines highest and best use of the property as improved as:

The use that should be made of a property as it exists. An existing improvement should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one.

In analyzing the Highest and Best Use of a property as improved, it is recognized that the improvements should continue to be used until it is financially advantageous to alter physical elements of the structure or to demolish it and build a new one.

LEGALLY PERMISSIBLE

As described in the Zoning Analysis section of this report, the subject site is zoned PD-31. The site is improved with an multi-family containing square feet of gross building area. In the Zoning section of this appraisal, we determined that the existing improvements represent a empty. We also determined that the existing use is a permitted use in this zone.

PHYSICALLY POSSIBLE

The subject improvements were constructed in 2009. The improvements are in excellent condition. We know of no current or pending municipal actions or covenants that would require a change to the current improvements.

FINANCIALLY FEASIBLE AND MAXIMALLY PRODUCTIVE

In our opinion, the improvements contribute significantly to the value of the site. It is likely that no alternate use would result in a higher return.

CONCLUSION

It is our opinion that the existing improvements add value to the site as though vacant, dictating a continuation of its current use. In addition, the leases encumbering the subject property mandate a continuation of the current use. It is our opinion that the Highest and Best Use of the subject property as improved is as is currently improved and utilized.

VALUATION & ADVISORY

THE MONTANA PH I VALUATION PROCESS 75

VALUATION PROCESS METHODOLOGY

There are three generally accepted approaches to developing an opinion of value: Cost, Sales Comparison and Income Capitalization. We considered each in this appraisal to develop an opinion of the market value of the subject property. In appraisal practice, an approach to value is included or eliminated based on its applicability to the property type being valued and the quality of information available. The reliability of each approach depends on the availability and comparability of market data as well as the motivation and thinking of purchasers.

The valuation process is concluded by analyzing each approach to value used in the appraisal. When more than one approach is used, each approach is judged based on its applicability, reliability, and the quantity and quality of its data. A final value opinion is chosen that either corresponds to one of the approaches to value, or is a correlation of all the approaches used in the appraisal.

We considered each approach in developing our opinion of the market value of the subject property. We discuss each approach below and conclude with a summary of their applicability to the subject property.

COST APPROACH

The Cost Approach is based on the proposition that an informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements which represent the Highest and Best Use of the land; or when relatively unique or specialized improvements are located on the site for which there are few improved sales or leases of comparable properties.

In the Cost Approach, the appraiser forms an opinion of the cost of all improvements, depreciating them to reflect any value loss from physical, functional and external causes. Land value, entrepreneurial profit and depreciated improvement costs are then added, resulting in an opinion of value for the subject property.

SALES COMPARISON APPROACH

In the Sales Comparison Approach, sales of comparable properties are adjusted for differences to estimate a value for the subject property. A unit of comparison such as price per square foot of building area or effective gross income multiplier is typically used to value the property. When developing an opinion of land value the analysis is based on recent sales of sites of comparable zoning and utility, and the typical units of comparison are price per square foot of land, price per acre, price per unit, or price per square foot of potential building area. In both cases, adjustments are applied to the unit of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive an opinion of value for the subject property.

DEVELOPMENT APPROACH

The Development Method has been used within the Income Capitalization Approach. In the Development Method the sales revenues of a property is estimated by estimating market prices from sales activity of comparable housing units at competing properties. The sales revenues of the units are projected over an absorption period to indicate the gross retail proceeds. The cost of all items for holding and marketing the existing and/or proposed units is then deducted from the gross retail proceeds expected to be generated in the sale of the finished residences. The resulting net sales proceeds is discounted to a present value estimate at appropriate rates of return to compensate for the time value of money and the risk of investing capital in the venture to derive an opinion of value for the subject property.

VALUATION & ADVISORY

THE MONTANA PH I VALUATION PROCESS 76

SUMMARY

This appraisal employs only the Development Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that this approach would be considered necessary and applicable for market participants. The Cost and Sales Comparison Approaches would not be relevant; however, elements of the Sales Comparison approach are used in the Development Approach when pricing the subject units.

VALUATION & ADVISORY

THE MONTANA PH I DEVELOPMENT APPROACH 77

DEVELOPMENT APPROACH METHODOLOGY

The Development Method is a residual technique by which investors and developers analyze existing or proposed residential developments. It presumes that a property’s income is divisible between land and improvements. In the instance of the subject, with 22 unsold condominium units remaining in a completed, 28-unit condominium development, we have estimated the price an investor/developer could pay as the residual of the gross sellout proceeds less sales and carrying costs. The sales revenue of the units is projected over an absorption period to indicate the gross retail proceeds.

The cost of all items for holding and marketing the existing units is then deducted from the gross retail proceeds generated in the sale of the finished units. From the gross retail proceeds we deduct remaining construction costs (as applicable), carrying and sales costs such as estimated real estate taxes, sales commissions, marketing and advertising fees and overhead.

Finally, the net sales proceeds from the sale of the units is discounted to a present value estimate at appropriate rates of return to compensate for the time value of money and the risk of investing capital in the venture, which considers and has a direct relationship to the profit required by a developer.

The present worth of these potential future benefits is indicative of the price an investor could pay for the property in bulk.

RETAIL PRICING – SUBJECT CONDOMINIUM UNITS

SUBJECT’S MARKET POSITION

The subject condominium units are positioned in the upper end of the comparable range. The subject enjoys a very good location along Colorado Boulevard in the City of Pasadena. A previously discussed, the project includes a total of 28 condominium units in a 6-level building. In order to estimate the retail value for the subject units, we examined developer direct and resale pricing for like-sized condominium units in the most similar communities in competitive market and other ultra-luxury units in the Los Angeles market.

COMPARABLE RETAIL SALE ACTIVITY

The data covers listings beginning July 2009 and sales that have closed between July 2009 and November 2010. Because of the quality, location, appeal and target market for the subject, we have focused our analysis on the most competitive buildings in the immediate market. There have been a number of deliveries of condominium projects in the subject’s submarket area over the past two years. Most of these projects are similar to the subject in size but inferior in terms of level of finish. The most similar projects in the subject submarket are The Sabine, Delacey Place and Granite Park Place. The subject was built to a very high level of finishes and is the premier project in the Pasadena submarket. The subject competes on a secondary basis with other ultra-luxury condominium projects throughout Los Angeles County such as The Carlyle, The Century, Montage, Beverly West and Ritz Carlton Residences. With the exception of Ritz Carlton, all of these projects are located in the Westside areas of Los Angeles County. These projects are superior to the project in location and vastly superior in terms of amenities. We examined sales in these properties as a second tier analysis. The competitive projects and sale data are summarized in the accompanying exhibit. Detailed information on the competitive properties is included in the Residential Market Analysis section. The data we considered is summarized in the accompanying exhibit and individual unit information is detailed on the following pages.

VALUATION & ADVISORY

THE MONTANA PH I DEVELOPMENT APPROACH 78

COMPARABLE CONDOMINIMUM PROJECTS

VALUATION SERVICES

THE MONTANA PH I DEVELOPMENT APPROACH 79

SUMMARY OF LISTINGS AND SALES
ULTRA-LUXURY CONDOMINIUM PROJECTS
Los Angeles County, California

	Competitive Condominiums Project Name Location	Total No. of Units	No. of stories	Current Listings Listing Prices $/SF Min	Max	Recent Sales Sold Prices $/SF Min	Max	Recent Sales Statistics Days on Market Avg.	Homeowner's Dues Low	High	Min Beds	Max Beds	Min Baths	Max Baths	Min Sqft	Max Sqft
1	Ritz Carlton Residences At LA Live 900 W. Olympic Blvd. Downtown	224	51	$870	$1,513	-	-	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2	The Carlyle Residences 10776 Wilshire Blvd. Wilshire Corridor	78	23	$703	$1,714	$1,330	$1,398	87	-	-	-	-	-	-	-	-
3	Beverly West Residences 1200 Clubview Los Angeles	35	21	$1,063	$1,708	-	-	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4	The Montage Residences 225 North Canon Drive Beverly Hills	20	7	$2,400	$2,846	$2,122	$2,467	153	$3,961	$6,064	3	4.0	3.5	4.5	2,550	4,957
5	The Century 2055 Avenue of the Stars Century City	140	42	$1,008	$2,327	$1,068	$2,262	418	$3,120	$5,626	2	3.0	2.5	4.5	2,481	5,393
6	Sabine 633 Blvd Pasadena	12	2	$538	$564	$484	$575	175	$416	$416	3	3.0	2.5	3.5	2,314	3,200
7	Granite Park 920 Granite Drive Pasadena	71	4	$502	$624	$700	$700	7	$1,059	$1,059	2	2.0	3.0	3.0	2,314	2,314
8	Delacey Place 250 Delacey Avenue Pasadena	30	4	$442	$590	$520	$765	77	$604	$665	2	4	3.0	4.0	1,665	2,746
	TOTAL:	**610**	**MIN:**	**$442**	**$564**	**$484**	**$575**	**7**	**$416**	**$416**	**2**	**2.0**	**2.5**	**3.0**	**1,665**	**2,314**
	AVERAGE:	**76**	**MAX:**	**$2,400**	**$2,846**	**$2,122**	**$2,467**	**418**	**$3,961**	**$6,064**	**3**	**4.0**	**3.5**	**4.5**	**2,550**	**5,393**
			MEAN:	**$941**	**$1,486**	**$1,037**	**$1,361**	**153**	**$1,832**	**$2,766**	**2**	**3.2**	**2.9**	**3.9**	**2,265**	**3,722**

VALUATION SERVICES CUSHMAN & WAKEFIELD.

THE MONTANA PH I DEVELOPMENT APPROACH 80

Ultra-Luxury Condominium Sales - Los Angeles County

RECENT CONDOMINIUM SALES AND ACTIVE LISTINGS

Ritz Carlton Residences At LA Live
900 W. Olympic Blvd. Stories: 51
Downtown

Status	List Price	$/SF	Sold Price	$/SF	List Date	Sold Date	DOM	Unit No.	HOD	HOD/SF	Beds	Baths	Sqft	Year Built
Active	856,000	$870			06/29/10		161	#31E	$1,707	$1.73	1.00	1.50	984	2010
Active	1,625,000	$964			06/29/10		161	#29D	$2,498	$1.48	2.00	2.50	1,686	2010
Active	2,303,000	$954			06/29/10		161	#47D	$2,891	$1.20	3.00	3.00	2,414	2010
Active	5,859,000	$1,513			06/29/10		161	#51C	$3,850	$0.99	3.00	3.50	3,873	2010
Active	Min	$870				Avg. DOM	161		$1,707	$0.99	1	1.50	984	2010
4	Max	$1,513							$3,850	$1.73	3	3.50	3,873	2010
	Avg	$1,075				Total Units:	224		$2,737	$1.35	2	2.63	2,239	2010

Source: TheMLS.com

The Carlyle Residences
10776 Wilshire Blvd. Stories: 23
Wilshire Corridor

Status	List Price	$/SF	Sold Price	$/SF	List Date	Sold Date	DOM	Unit No.	HOD	HOD/SF	Beds	Baths	Sqft	Year Built
Active	$5,250,000	$1,485			08/26/10	08/26/10		#1104	$2,528	$0.72	3.0	4.5	3535	2009
Active	$3,740,000	$1,349			08/26/10	08/26/10		#1203	$2,361	$0.85	2.0	2.5	2772	2009
Active	$6,060,000	$1,714			08/26/10	08/26/10		#1802	$2,528	$0.72	3.0	4.5	3535	2009
Active	$1,995,000	$703			08/26/10	08/26/10		#301	$2,375	$0.84	2.0	2.5	2836	2009
Active	$3,455,000	$1,218			08/26/10	08/26/10		#901	$2,375	$0.84	2.0	2.5	2837	2009
Active	$2,945,000	$833			08/26/10	08/26/10		#602	$2,528	$0.72	3.0	4.5	3535	2009
Sold	$11,500,000	$2,212	$7,267,500	$1,398	4/7/2010	4/20/2010	13	#2302	$2,936	$0.56	3	4.5	5,200	2008
Sold	$4,420,000	$1,250	$4,700,000	$1,330	4/22/2009	9/30/2009	161	#1004	$3,456	$0.98	3	4.5	3,535	2009
Active	Min	$703							$2,361	$0.72	2	2.5	2,772	2009
6	Max	$1,714							$2,528	$0.85	3	4.5	3,535	2009
	Avg	$1,217							$2,449	$0.78	3	3.5	3,175	2009
Sold	Min	$1,250	$4,700,000	$1,330		Avg. DOM	87		$2,936	$0.56	3	4.5	3,535	2008
2	Max	$2,212	$7,267,500	$1,398					$3,456	$0.98	3	4.5	5,200	2009
	Avg	$1,731	$5,983,750	$1,364		Total Units:	78		$3,196	$0.77	3	4.5	4,368	2009

Source: TheMLS.com

Beverly West Residences
1200 Clubview Stories: 21
Los Angeles

Status	List Price	$/SF	Sold Price	$/SF	List Date	Sold Date	DOM	Unit No.	HOD	HOD/SF	Beds	Baths	Sqft	Year Built
Active	$7,100,000	$1,708			8/19/2009	8/19/2009		#500	$5,303	$1.28	3	3.5	4,158	2009
Active	$4,100,000	$1,063			8/19/2009	8/19/2009		#501	$5,026	$1.30	3	3.5	3,858	2009
Active	$6,700,000	$1,611			8/9/2010	8/9/2010		#1000	$5,303	$1.28	3	3.5	4,158	2009
Active	$4,967,000	$1,303			8/9/2010	8/9/2010		#1001	$4,985	$1.31	3	3.5	3,813	2009
Active	$6,480,000	$1,558			8/9/2010	8/9/2010		#800	$5,303	$1.28	3	3.5	4,158	2009
Active	$4,623,000	$1,198			8/9/2010	8/9/2010		#801	$5,026	$1.30	3	3.5	3,858	2009
Active	Min	$1,063							$4,985	$1.28	3	3.5	3,813	2009
6	Max	$1,708							$5,303	$1.31	3	3.5	4,158	2009
	Avg	$1,407							$5,158	$1.29	3	3.5	4,001	2009

Source: TheMLS.com

The Montage Residences
225 North Canon Drive Stories: 7
Beverly Hills

Status	List Price	$/SF	Sold Price	$/SF	List Date	Sold Date	DOM	Unit No.	HOD	HOD/SF	Beds	Baths	Sqft	Year Built
Active	$16,450,000	$2,846			10/13/10		55	#7E	$5,822	$1.01	4.0	6.5	5,781	2008
Active	$12,500,000	$2,522			03/19/10		263	#7D	$6,064	$1.22	4.0	4.5	4,957	2008
Active	$7,703,000	$2,556			12/09/09		363	#6B	$4,366	$1.45	3.0	3.5	3,014	2008
Active	$12,815,000	$2,729			12/09/09		363	#8C	$5,835	$1.24	4.0	4.5	4,695	2008
Active	$4,600,000	$2,400			12/09/09		363	#6D	$3,408	$1.78	2.0	2.0	1,917	2008
Sold	$8,850,000	$2,290	$8,503,000	$2,200	12/09/09	07/07/10	210	#8A	$5,110	$1.32	3.0	3.5	3,865	2008
Sold	$5,750,000	$2,255	$5,750,000	$2,255	12/09/09	06/21/10	194	#7F	$3,961	$1.55	3.0	3.5	2,550	2008
Sold	$10,650,000	$2,148	$10,650,000	$2,148	12/02/09	04/09/10	128	#8D	$6,064	$1.22	4.0	4.5	4,957	2008
Sold	$6,150,000	$2,412	$6,150,000	$2,412	12/09/09	03/25/10	106	#8F	$3,961	$1.55	3.0	3.5	2,550	2008
Sold	$8,350,000	$2,186	$8,350,000	$2,186	03/03/09	11/02/09	244	#7A	$5,110	$1.34	3.0	3.5	3,820	2008
Sold	$7,550,000	$2,467	$7,550,000	$2,467	03/03/09	07/15/09	134	#6C	$4,479	$1.46	3.0	3.5	3,060	2008
Sold	$5,750,000	$2,122	$5,750,000	$2,122	03/03/09	06/30/09	119	#7B	$4,150	$1.53	3.0	3.5	2,710	2008
Sold	$11,250,000	$2,419	$11,250,000	$2,419	03/03/09	05/29/09	87	#7C	$5,835	$1.25	4.0	4.5	4,650	2008
Active	Min	$2,400							$3,408	$1.01	2.0	2.0	1,917	2008
5	Max	$2,846							$6,064	$1.78	4.0	6.5	5,781	2008
	Avg	$2,610							$5,099	$1.34	3.4	4.2	4,073	2008
Sold	Min	$2,122	$5,750,000	$2,122		Avg. DOM	153		$3,961	$1.22	3.0	3.5	2,550	2008
8	Max	$2,467	$11,250,000	$2,467					$6,064	$1.55	4.0	4.5	4,957	2008
	Avg	$2,287	$7,994,125	$2,276		Total Units:	20		$4,834	$1.40	3.3	3.8	3,520	2008

Source: TheMLS.com

VALUATION SERVICES
CUSHMAN & WAKEFIELD.

THE MONTANA PH I DEVELOPMENT APPROACH 81

The Century
2055 Avenue of the Stars Stories: 42
Century City

Status	List Price	$/SF	Sold Price	$/SF	List Date	Sold Date	DOM	Unit No.	HOD	HOD/SF	Beds	Baths	Sqft	Year Built
Active	$3,000,000	$1,080			6/25/2010		165	#8C	$3,365	$1.21	2	2.50	2,777	2010
Active	$5,300,000	$1,534			6/18/2010		172	#12A	$3,904	$1.13	2	3.50	3,455	2010
Active	$6,100,000	$1,314			6/18/2010		172	#6A	$4,792	$1.03	4	5.50	4,642	2010
Active	$14,300,000	$2,327			6/18/2010		172	#PH36A	$5,863	$0.95	3	4.50	6,144	2010
Active	$2,700,000	$1,088			6/18/2010		172	#5D	$3,120	$1.26	2	2.50	2,482	2010
Active	$3,200,000	$1,296			6/18/2010		172	#11D	$3,126	$1.27	2	2.50	2,470	2010
Active	$5,050,000	$1,455			6/18/2010		172	#14B	$3,904	$1.13	3	4.50	3,470	2010
Active	$5,650,000	$1,576			6/18/2010		172	#22B	$3,958	$1.10	3	3.50	3,585	2010
Active	$8,000,000	$1,779			6/18/2010		172	#34A	$4,632	$1.03	4	5.50	4,497	2010
Active	$4,050,000	$1,268			6/18/2010		172	#14C	$3,697	$1.16	3	3.50	3,194	2010
Active	$2,800,000	$1,008			6/17/2010		173	#4C	$3,365	$1.21	2	2.50	2,777	2010
Sold	$4,000,000	$1,252	$3,500,000	$1,096	6/18/2010	6/22/2010	4	#12C	$3,697	$1.16	3	3.50	3,194	2010
Sold	$5,350,000	$1,542	$4,900,000	$1,412	6/16/2010	6/21/2010	5	#19B	$3,904	$1.13	3	4.50	3,470	2010
Sold	$5,600,000	$1,730	$4,350,000	$1,344	2/14/2008	6/16/2010	853	#27C	$3,938	$1.22	3	3.50	3,237	2010
Sold	$2,650,000	$1,068	$2,650,000	$1,068	6/9/2010	6/14/2010	5	#4D	$3,120	$1.26	2	2.50	2,481	2010
Sold	$6,500,000	$1,813	$5,700,000	$1,590	3/26/2008	6/1/2010	797	#23B	$4,211	$1.17	3	3.50	3,585	2010
Sold	$15,250,000	$2,828	$12,200,000	$2,262	1/30/2008	5/21/2010	842	#PH38B	$5,626	$1.04	3	4.50	5,393	2010
Active	Min	$1,008							$3,120	$0.95	2	2.50	2,470	2010
11	Max	$2,327							$5,863	$1.27	4	5.50	6,144	2010
	Avg	$1,430							$3,975	$1.13	3	3.68	3,590	2010
Sold	Min	$1,068	$2,650,000	$1,068		Avg. DOM	418		$3,120	$1.04	2	2.50	2,481	2010
6	Max	$2,828	$12,200,000	$2,262					$5,626	$1.26	3	4.50	5,393	2010
	Avg	$1,706	$5,550,000	$1,462		Total Units:	140		$4,083	$1.16	3	3.67	3,560	2010

Source: TheMLS.com

Sabine
633 Blvd Stories: 2
Pasadena

Status	List Price	$/SF	Sold Price	$/SF	List Date	Sold Date	DOM	Unit No.	HOD	HOD/SF	Beds	Baths	Sqft	Year Built
Active	$1,175,000	$545			05/10/10		211	#2	$416	$0.19	3.0	2.5	2,154	2010
Active	$1,295,000	$564			01/11/10		330	#10	$416	$0.18	2.0	2.5	2,297	2010
Active	$1,175,000	$538			01/11/10		330	#3	$416	$0.19	3.0	2.5	2,183	2010
Sold	$1,375,000	$594	$1,330,000	$575	03/10/10	11/01/10	236	#1	$416	$0.18	3.0	2.5	2,314	2010
Sold	$1,650,000	$516	$1,550,000	$484	01/11/10	07/08/10	178	#6	$416	$0.13	3.0	3.5	3,200	2010
Sold	$1,525,000	$634	$1,370,000	$569	01/11/10	05/03/10	112	#12	$416	$0.17	3.0	2.5	2,406	2010
Active	Min	$538							$416	$0.18	2.0	2.5	2,154	2010
3	Max	$564							$416	$0.19	3.0	2.5	2,297	2010
	Avg	$549							$416	$0.19	2.7	2.5	2,211	2010
Sold	Min	$516	$1,330,000	$484		Avg. DOM	175		$416	$0.13	3.0	2.5	2,314	2010
3	Max	$634	$1,550,000	$575					$416	$0.18	3.0	3.5	3,200	2010
	Avg	$581	$1,416,667	$543		Total Units:	12		$416	$0.16	3.0	2.8	2,640	2010

Source: TheMLS.com

Granite Park
920 Granite Drive Stories: 4
Pasadena

Status	List Price	$/SF	Sold Price	$/SF	List Date	Sold Date	DOM	Unit No.	HOD	HOD/SF	Beds	Baths	Sqft	Year Built
Active	$1,375,000	$548			12/01/10		6	#311	$1,069	$0.43	3.0	3.0	2,507	2010
Active	$1,450,000	$624			12/01/10		6	#307	$1,060	$0.46	2.0	3.0	2,323	2010
Active	$1,225,000	$542			12/01/10		6	#107	$1,056	$0.47	2.0	3.0	2,259	2010
Active	$975,000	$502			12/01/10		6	#302	$1,040	$0.54	2.0	3.0	1,943	2010
Active	$1,200,000	$518			12/01/10		6	#201	$1,059	$0.46	2.0	3.0	2,315	2010
Active	$895,000	$542			11/30/10		7	#313	$1,024	$0.62	2.0	2.0	1,652	2010
Sold	$1,775,000	$767	$1,620,000	$700	07/01/10	07/08/10	7	#505	$1,059	$0.46	2.0	3.0	2,314	2010
Active	Min	$502							$1,024	$0.43	2.0	2.0	1,652	2010
6	Max	$624							$1,069	$0.62	3.0	3.0	2,507	2010
	Avg	$546							$1,051	$0.49	2.2	2.8	2,167	2010
Sold	Min	$767	$1,620,000	$700		Avg. DOM	7		$1,059	$0.46	2.0	3.0	2,314	2010
1	Max	$767	$1,620,000	$700					$1,059	$0.46	2.0	3.0	2,314	2010
	Avg	$767	$1,620,000	$700		Total Units:	71		$1,059	$0.46	2.0	3.0	2,314	2010

Source: TheMLS.com

VALUATION SERVICES

THE MONTANA PH I DEVELOPMENT APPROACH 82

Delacey Place
250 Delacey Avenue Stories: 4
Pasadena

Status	List Price	$/SF	Sold Price	$/SF	List Date	Sold Date	DOM	Unit No.	HOD	HOD/SF	Beds	Baths	Sqft	Year Built
Active	$949,000	$551			4/19/2010	4/19/2010	232	#204	$607	$0.35	3.0	3.0	1,723	2009
Active	$859,000	$482			4/19/2010	4/19/2010	232	#206	$611	$0.34	3.0	3.0	1,784	2009
Active	$1,379,000	$590			10/13/2010	10/13/2010	55	#307	$642	$0.27	4.0	4.0	2,337	2009
Active	$789,000	$442			11/5/2010	11/5/2010	32	#203	$611	$0.34	3.0	3.0	1,784	2009
Sold	$1,329,000	$569	$1,250,000	$535	4/19/2010	10/29/2010	193	#302	$642	$0.27	4.0	4.0	2,337	2009
Sold	$1,219,000	$525	$1,219,000	$525	1/4/2010	10/13/2010	282	#402	$642	$0.28	4.0	4.0	2,320	2009
Sold	$1,005,000	$587	$1,005,000	$587	6/14/2010	6/14/2010	0	#602	$607	$0.35	3.0	3.0	1,712	2009
Sold	$2,099,000	$764	$2,100,000	$765	2/5/2010	4/21/2010	75	#504	$665	$0.24	3.0	3.0	2,746	2009
Sold	$1,085,000	$537	$1,050,000	$520	3/9/2010	3/9/2010	0	#301	$624	$0.31	3.0	3.0	2,021	2009
Sold	$895,000	$538	$886,000	$532	9/9/2009	12/24/2009	106	#406	$604	$0.36	3.0	3.0	1,665	2009
Sold	$1,439,000	$616	$1,330,000	$569	9/16/2009	12/17/2009	92	#407	$641	$0.27	4.0	4.0	2,337	2009
Sold	$1,100,000	$643	$1,090,000	$637	11/23/2009	11/24/2009	1	#601	$615	$0.36	3.0	3.0	1,712	2009
Sold	$1,000,000	$539	$1,000,000	$539	11/17/2009	11/17/2009	0	#401	$615	$0.33	2.0	3.0	1,854	2009
Sold	$899,000	$540	$895,000	$538	5/26/2009	9/22/2009	119	#403	$604	$0.36	3.0	3.0	1,665	2009
Sold	$1,479,000	$618	$1,340,000	$560	5/30/2009	9/18/2009	111	#202	$618	$0.26	4.0	4.0	2,393	2009
Sold	$1,150,000	$672	$1,100,000	$643	7/1/2009	7/31/2009	30	#502	$607	$0.35	3.0	3.0	1,712	2009
Sold	$2,099,000	$764	$2,000,000	$728	5/11/2009	7/8/2009	58	#501	$665	$0.24	3.0	3.0	2,746	2009
Sold	$1,150,000	$672	$1,100,000	$643	7/1/2009	7/8/2009	7	#503	$607	$0.35	3.0	3.0	1,712	2009
Active	Min	$442							$607	$0.27	3.0	3.0	1,723	2009
4	Max	$590							$642	$0.35	4.0	4.0	2,337	2009
	Avg	$516							$618	$0.33	3.3	3.3	1,907	2009
Sold	Min	$525	$886,000	$520		Avg. DOM	77		$604	$0.24	2.0	3.0	1,665	2009
14	Max	$764	$2,100,000	$765					$665	$0.36	4.0	4.0	2,746	2009
	Avg	$613	$1,240,357	$594		Total Units:	30		$625	$0.31	3.2	3.3	2,067	2009

Source: TheMLS.com

The data in the preceding tables details the terms of approximately 34 closed sales and 45 active listings of condominium units in the competitive submarket. The sales cover a range in unit sizes that are similar to those at the subject. Overall unit sizes for comparables ranged from 1,712 square feet to 5,393 square feet, which compares to the subject unit sizes which range from 3,529 to 4,528 square feet. Units at the subject property are at the upper end of the range of unit sizes at competitive properties.

The Sabine, Delacey Place and Granite Park Place are all located in Pasadena and are most similar to the subject in location. The most similar project to the subject in terms of amenities and quality is Granite Park Place. The Carlyle Residences are located along Wilshire Boulevard in the Golden Mile. The Century is located in Century City and represents the most recent supply of luxury high rise condominiums along with the Ritz Carlton Residences @ LA Live. The Ritz Carlton Residences @ LA Live and Montage Residences represent "hotel branded" condominium projects in LA County. The Ritz Carlton Residences are inferior to the subject in location and in terms of level of finish, while the Montage residences are superior in location and level of finishes.

We segregated the comparable sales data for the most competitive buildings to determine the relationship between size and pricing in the competitive market. We segregated the sales data into size categories as shown in the following table.

VALUATION SERVICES CUSHMAN & WAKEFIELD.

THE MONTANA PH I DEVELOPMENT APPROACH 83

Ultra-Luxury Condominium Sales - Los Angeles County
SALES Sorted by Size

Status	List Price	$/SF	Sold Price	$/SF	List Date	Sold Date	DOM	Unit No.	HOD	HOD/SF	Beds	Baths	Sqft	Year Built
< 2,000 SF														
Delacey Place	$895,000	$538	$886,000	$532	9/9/2009	12/24/2009	106	#406	$604	$0.36	3.0	3.0	1,665	2009
Delacey Place	$899,000	$540	$895,000	$538	5/26/2009	9/22/2009	119	#403	$604	$0.36	3.0	3.0	1,665	2009
Delacey Place	$1,005,000	$587	$1,005,000	$587	6/14/2010	6/14/2010	0	#602	$607	$0.35	3.0	3.0	1,712	2009
Delacey Place	$1,100,000	$643	$1,090,000	$637	11/23/2009	11/24/2009	1	#601	$615	$0.36	3.0	3.0	1,712	2009
Delacey Place	$1,150,000	$672	$1,100,000	$643	7/1/2009	7/31/2009	30	#502	$607	$0.35	3.0	3.0	1,712	2009
Delacey Place	$1,150,000	$672	$1,100,000	$643	7/1/2009	7/8/2009	7	#503	$607	$0.35	3.0	3.0	1,712	2009
Delacey Place	$1,000,000	$539	$1,000,000	$539	11/17/2009	11/17/2009	0	#401	$615	$0.33	2.0	3.0	1,854	2009
Min	**$895,000**	**$538**	**$886,000**	**$532**					**$607**	**$0.33**	**2.0**	**3.0**	**1,712**	
Max	**$1,150,000**	**$672**	**$1,100,000**	**$643**					**$615**	**$0.35**	**3.0**	**3.0**	**1,854**	
Avg	**$1,028,429**	**$599**	**$1,010,857**	**$588**					**$611**	**$0.34**	**2.5**	**3.0**	**1,783**	
2,001 - 3,000 SF														
Delacey Place	$1,085,000	$537	$1,050,000	$520	3/9/2010	3/9/2010	0	#301	$624	$0.31	3.0	3.0	2,021	2009
Sabine	$1,375,000	$594	$1,330,000	$575	03/10/10	11/01/10	236	#1	$416	$0.18	3.0	2.5	2,314	2010
Delacey Place	$1,219,000	$525	$1,219,000	$525	1/4/2010	10/13/2010	282	#402	$642	$0.28	4.0	4.0	2,320	2009
Delacey Place	$1,329,000	$569	$1,250,000	$535	4/19/2010	10/29/2010	193	#302	$642	$0.27	4.0	4.0	2,337	2009
Delacey Place	$1,439,000	$616	$1,330,000	$569	9/16/2009	12/17/2009	92	#407	$641	$0.27	4.0	4.0	2,337	2009
Delacey Place	$1,479,000	$618	$1,340,000	$560	5/30/2009	9/18/2009	111	#202	$618	$0.26	4.0	4.0	2,393	2009
Sabine	$1,525,000	$634	$1,370,000	$569	01/11/10	05/03/10	112	#12	$416	$0.17	3.0	2.5	2,406	2010
The Century	$2,650,000	$1,068	$2,650,000	$1,068	6/9/2010	6/14/2010	5	#4D	$3,120	$1.26	2.0	2.5	2,481	2010
The Montage Residences	$5,750,000	$2,255	$5,750,000	$2,255	12/09/09	06/21/10	194	#7F	$3,961	$1.55	3.0	3.5	2,550	2008
The Montage Residences	$6,150,000	$2,412	$6,150,000	$2,412	12/09/09	03/25/10	106	#8F	$3,961	$1.55	3.0	3.5	2,550	2008
The Montage Residences	$5,750,000	$2,122	$5,750,000	$2,122	03/03/09	06/30/09	119	#7B	$4,150	$1.53	3.0	3.5	2,710	2008
Delacey Place	$2,099,000	$764	$2,100,000	$765	2/5/2010	4/21/2010	75	#504	$665	$0.24	3.0	3.0	2,746	2009
Delacey Place	$2,099,000	$764	$2,000,000	$728	5/11/2009	7/8/2009	58	#501	$665	$0.24	3.0	3.0	2,746	2009
Min	**$1,085,000**	**$525**	**$1,050,000**	**$520**					**$416**	**$0.17**	**2.0**	**2.5**	**2,021**	
Max	**$6,150,000**	**$2,412**	**$6,150,000**	**$2,412**					**$4,150**	**$1.55**	**4.0**	**4.0**	**2,746**	
Avg	**$2,611,462**	**$1,037**	**$2,560,692**	**$1,016**					**$1,579**	**$0.63**	**3.2**	**3.3**	**2,455**	
3,001 - 4,000 SF														
The Montage Residences	$7,550,000	$2,467	$7,550,000	$2,467	03/03/09	07/15/09	134	#6C	$4,479	$1.46	3.0	3.5	3,060	2008
The Century	$4,000,000	$1,252	$3,500,000	$1,096	6/18/2010	6/22/2010	4	#12C	$3,697	$1.16	3.0	3.5	3,194	2010
Sabine	$1,650,000	$516	$1,550,000	$484	01/11/10	07/08/10	178	#6	$416	$0.13	3.0	3.5	3,200	2010
The Century	$5,600,000	$1,730	$4,350,000	$1,344	2/14/2008	6/16/2010	853	#27C	$3,938	$1.22	3.0	3.5	3,237	2010
The Century	$5,350,000	$1,542	$4,900,000	$1,412	6/16/2010	6/21/2010	5	#19B	$3,904	$1.13	3.0	4.5	3,470	2010
The Carlyle Residences	$4,420,000	$1,250	$4,700,000	$1,330	4/22/2009	9/30/2009	161	#1004	$3,456	$0.98	3.0	4.5	3,535	2009
The Century	$6,500,000	$1,813	$5,700,000	$1,590	3/26/2008	6/1/2010	797	#23B	$4,211	$1.17	3.0	3.5	3,585	2010
The Montage Residences	$8,350,000	$2,186	$8,350,000	$2,186	03/03/09	11/02/09	244	#7A	$5,110	$1.34	3.0	3.5	3,820	2008
The Montage Residences	$8,850,000	$2,290	$8,503,000	$2,200	12/09/09	07/07/10	210	#8A	$5,110	$1.32	3.0	3.5	3,865	2008
Min	**$1,650,000**	**$516**	**$1,550,000**	**$484**					**$416**	**$0.13**	**3.0**	**3.5**	**3,060**	
Max	**$8,850,000**	**$2,467**	**$8,503,000**	**$2,467**					**$5,110**	**$1.46**	**3.0**	**4.5**	**3,865**	
Avg	**$5,807,778**	**$1,672**	**$5,455,889**	**$1,568**					**$3,813**	**$1.10**	**3.0**	**3.7**	**3,441**	
4,001 - 5,000 SF														
The Montage Residences	$11,250,000	$2,419	$11,250,000	$2,419	03/03/09	05/29/09	87	#7C	$5,835	$1.25	4.0	4.5	4,650	2008
The Montage Residences	$10,650,000	$2,148	$10,650,000	$2,148	12/02/09	04/09/10	128	#8D	$6,064	$1.22	4.0	4.5	4,957	2008
Min	**$10,650,000**	**$2,148**	**$10,650,000**	**$2,148**					**$5,835**		**4.0**	**4.5**	**4,650**	
Max	**$11,250,000**	**$2,419**	**$11,250,000**	**$2,419**					**$6,064**		**4.0**	**4.5**	**4,957**	
Avg	**$10,950,000**	**$2,284**	**$10,950,000**	**$2,284**					**$5,950**		**4.0**	**4.5**	**4,804**	
5,000 SF >														
The Carlyle Residences	$11,500,000	$2,212	$7,267,500	$1,398	4/7/2010	4/20/2010	13	#2302	$2,936		3.0	4.5	5,200	2008
The Century	$15,250,000	$2,828	$12,200,000	$2,262	1/30/2008	5/21/2010	842	#PH38B	$5,626		3.0	4.5	5,393	2010
Min	**$11,500,000**	**$2,212**	**$7,267,500**	**$1,398**					**$2,936**		**3.0**	**4.5**	**5,200**	
Max	**$15,250,000**	**$2,828**	**$12,200,000**	**$2,262**					**$5,626**		**3.0**	**4.5**	**5,393**	
Avg	**$13,375,000**	**$2,520**	**$9,733,750**	**$1,830**					**$4,281**		**3.0**	**4.5**	**5,297**	

As shown in the data, the inverse relationship that typically exists between price and size for condominium units is not apparent in the luxury segment of the market. In fact, among higher end properties, typically the larger the unit the higher the price per-square-foot, which typically reflects penthouse units. This trend is particularly evident among the comparables in the largest size category.

Units at the subject range from 3,529 to 4,528 square feet and average 3,764 square feet. The majority of the units at the subject are above the average unit sizes in the market.

As shown in the summary, overall sales pricing ranges widely from $532 to $2,467 per-square-foot. The upper end of the range generally corresponds to units in The Montage, an ultra-luxury residential project completed in 2008 in Beverly Hills. The Carlyle was completed in 2Q09; however, market sources indicate that only 11 units have closed. These projects are superior to the subject in terms of location and level of amenities and will attract a different buyer pool.

VALUATION SERVICES CUSHMAN & WAKEFIELD.

THE MONTANA PH I DEVELOPMENT APPROACH 84

The most competitive projects to the subject are the ones located in the Pasadena area. This area generally attracts an older demographic when compared to the Westside areas. The Sabine, Granite Park and Delacey Place are the other upper end condominium projects in the area. Realtors active in this market that these projects are generally attracting older buyers that are selling large single family homes in Pasadena, San Marino and La Canada areas and downsizing into full service buildings such as the subject. However, due to the high prices of these units coupled with the difficulty in selling high priced single family homes, and a high level of directly competing inventory in this market, overall sales activity has been slow.

The subject property is well positioned to be competitive with the other luxury condominium properties in the market. The subject should generate the highest price levels for condominium units in the Pasadena submarket due to its new construction, high level of finishes and high level of service, but below the other comparables cited due to its less exclusive location and lack of amenities.

Subject Marketing and Sales Efforts to Date

The project has reportedly closed on six units. The prices for closed units ranged from $2,750,000 to $5,700,000 or $607 to $1,171 per-square-foot and averaged $3,866,667 per unit or $861 per-square-foot. We were not provided contracts for the closed sales but understand that the last sale closed in May 2010. It is our understanding that many of the buyers had relationships with the project developer.

The Montana
SOLD UNITS

				DEVELOPER'S ORIGINIAL	
Unit #	Plan	Unit Type	Total SF	Base Price	Int $/SF
203	B-N	4Br/5Ba+Den	4,532	$2,750,000	$607
403	B-N	4Br/5Ba+Den	4,532	$3,250,000	$717
503	B-N	4Br/5Ba+Den	4,532	$3,500,000	$772
505	C	3Br/4Ba+Den	3,930	$3,250,000	$827
601	E1	3Br/4Ba+Den	4,566	$4,750,000	$1,040
603	E2	3Br/4Ba+Den	4,866	$5,700,000	$1,171
		Total SF	**26,958**	**$23,200,000**	
		Avg Size	**4,493**	**$3,866,667**	
		Units	**6**	**$861**	

The subject ownership has not adjusted the asking prices for the units to reflect current market levels and representatives of the ownership indicated they have no intention of doing so. We note the property is not listed on the MLS, there is no dedicated sales staff or marketing team, and the ownership has directly handled all sales to date. Market exposure, therefore, is minimal. There is no debt on the property and the ownership has been able to sustain the lack of product absorption. This is not; however, reflective of a typical developer/investor.

The depth of the ultra-luxury market is the primary consideration in the current market environment. Developers of units in this market segment have been reticent to reduce pricing to levels that would spur absorption over concerns that a) there would be impacts to the existing buyers and b) the "brand" of the project would be negatively affected. Equity preservation is also a driving factor. However, we have seen major price reductions at The Carlyle and recently at Granite Park Place, which we understand was due to lender pressure to reduce prices to facilitate absorption.

VALUATION SERVICES CUSHMAN & WAKEFIELD.

THE MONTANA PH I DEVELOPMENT APPROACH 85

Our pricing estimates reflect pricing for the current marketplace that will consummate a sale transaction and the successful absorption of the 22 subject units in a reasonable timeframe. We have also considered the extensive options available to buyers at this price point outside of luxury condominiums.

MARKET PRICING CONCLUSION

Based on the comparable data and our understanding of the demand levels in the market, we estimated the following retail prices for the subject units.

The Montana
RETAIL SALE PRICES - UNSOLD UNITS

				DEVELOPER'S PRICE		C&W Base Pricing		
Unit #	Plan	Unit Type	Total SF	Base Price	Int $/SF	Total	Int $/SF	Variance
201	C	3Br/4Ba+Den	3,930	$2,250,000	$573	$1,965,000	$500	-14.5%
202	A	3Br/3.5Ba	3,843	$2,250,000	$585	$1,921,500	$500	-17.1%
204	B-S	4Br/4Ba+Den	4,544	$2,750,000	$605	$2,726,400	$600	-0.9%
205	C	3Br/4Ba+Den	3,930	$2,250,000	$573	$1,965,000	$500	-14.5%
206	A	3Br/3.5Ba	3,843	$2,225,000	$579	$1,921,500	$500	-15.8%
301	C	3Br/4Ba+Den	3,930	$2,500,000	$636	$2,161,500	$550	-15.7%
302	A	3Br/3.5Ba	3,843	$2,500,000	$651	$2,113,650	$550	-18.3%
303	B-N	4Br/5Ba+Den	4,532	$3,000,000	$662	$2,945,800	$650	-1.8%
304	B-S	4Br/4Ba+Den	4,544	$3,000,000	$660	$2,953,600	$650	-1.6%
305	C	3Br/4Ba+Den	3,930	$2,500,000	$636	$2,161,500	$550	-15.7%
306	A	3Br/3.5Ba	3,843	$2,500,000	$651	$2,113,650	$550	-18.3%
401	C	3Br/4Ba+Den	3,930	$2,750,000	$700	$2,161,500	$550	-27.2%
402	A	3Br/3.5Ba	3,843	$2,750,000	$716	$2,113,650	$550	-30.1%
404	B-S	4Br/4Ba+Den	4,544	$3,250,000	$715	$2,953,600	$650	-10.0%
405	C	3Br/4Ba+Den	3,930	$2,750,000	$700	$2,161,500	$550	-27.2%
406	A	3Br/3.5Ba	3,843	$2,750,000	$716	$2,113,650	$550	-30.1%
501	C	3Br/4Ba+Den	3,930	$3,250,000	$827	$2,161,500	$550	-50.4%
502	A	3Br/3.5Ba	3,843	$3,000,000	$781	$2,113,650	$550	-41.9%
504	B-S	4Br/4Ba+Den	4,544	$3,500,000	$770	$2,953,600	$650	-18.5%
506	A	3Br/3.5Ba	3,843	$3,000,000	$781	$2,113,650	$550	-41.9%
602	D1	4Br/5Ba+Den	4,832	$5,000,000	$1,035	$4,107,200	$850	-21.7%
604	D2	3Br/3.5Ba	4,832	$5,000,000	$1,035	$4,107,200	$850	-21.7%
		Total SF	90,626	**$64,725,000**		**$54,009,800**		
		Avg Size	4,119	**$2,942,045**		**$2,454,991**		**-19.8%**
		Units	22	**$714**		**$596**		

DISCOUNTED CASH FLOW ANALYSIS

Since the subject property appraised represents the 22 remaining condominium units in a 28 unit condominium project, we are required to discount the retail value of these units and the interim cash flows to a present value, making deductions for the carrying costs (real estate taxes, etc.), operating costs, and the costs associated with the sale of the units in order to estimate the "as is" value. We modeled a cash flow for the subject based on information provided by the owner/developer as well as market-derived assumptions for revenues and costs an investor would consider reasonable. The assumptions incorporated within the cash flows are summarized below.

CONSTRUCTION COSTS

As of the date of our inspection, the project was completed and there are no construction cost-remaining.

VALUATION SERVICES
CUSHMAN & WAKEFIELD.

THE MONTANA PH I DEVELOPMENT APPROACH 86

ABSORPTION

The cash flow commences first quarter 2011 which is consistent with the date of value. Absorption is based on our evaluation of the pace of sales at the other luxury condominiums, the subject’s sale pace to date, and our estimate of market-supported retail prices. Current market conditions clearly demonstrate that the anticipated pricing levels are not achievable in the market, and substantial pricing modifications are needed to stimulate absorption.

The competing projects have reduced pricing, yet absorption is very slow. In our analysis, we have estimated retail pricing for the subject units that will likely trigger sales at a pace that an investor would consider reasonable for a project of this caliber.

The ownership has not marketed the subject units aggressively and has conducted all of the sales efforts internally. There are no contracts with reputable realtors or a project website.

It is difficult to estimate absorption for the subject units absent a direct competitor with market based pricing. Granite Park Place has closed 5 sales since its completion in March 2009 for a pace of 0.2 units per month. The project has recently reduced prices by about 30 percent and 6 units are reportedly under contract. Overall absorption is 0.5 units per month. The subject’s absorption pace, by comparison has been 0.3 units per month. By reducing the subject’s retail pricing to more market based levels (approximately -33%) we anticipate absorption will average between 0.5 and 1 unit per month over the course of the holding period, which at this pace, will be approximately 2.5 years or 30 months. Given this pace, we modeled the following absorption schedule for the subject:

2011: 8 units 2012: 10 units 2013: 4 units

Sell out by quarter ending 2Q2013

SALES PRICE INCREASES

The current condition of the residential market has eliminated the opportunity for any increase in the retail price of the subject units in the near term. We have not inflated the retail prices of the units over the course of one forecasted sell off.

HOA DUES FOR UNSOLD UNITS

The developer is responsible for the costs for the unsold units, which are paid by homeowners for the sold units. Homeowner’s association dues contain several common area building expenses that are divided among the owners of the residential units and paid to the association on a monthly basis. Items typically included in these dues are reserves for replacement, costs for general building and common area maintenance, common area utilities, custodial services, costs for administrative functions associated with the management of the building, fees for professional services, concierge services and landscaping.

We reviewed a schedule of HOA dues for the subject units which averaged $1,927 per unit monthly. We have used this average figure for HOA expense in our cash flow.

REAL ESTATE TAXES

The owner/developer is responsible for real property taxes for the unsold units. We estimated real estate taxes for the unsold units based on a current basis established at our market value estimate. Property taxes decline during the sell off as units are sold to buyers.

VALUATION SERVICES

THE MONTANA PH I DEVELOPMENT APPROACH 87

COSTS OF SALE

Unit sales expenses include sales commissions, advertising/marketing costs, closing costs, and general and administrative expenses during the sell-off period for the property. Based on our analysis of comparable sales and developers in the market, we estimated marketing and sale costs at 5.0 percent of the retail sales price for the subject units, which includes broker co-op.

MARKET RENT - RETAIL

As previously noted, the subject project features a ground floor retail component totaling 6,477 square feet of space. One of the retail suites is occupied by a bakery/café. It is our understanding the second space is under negotiations for lease.

We reviewed the signed lease and the LOI for the second retail space. The signed lease with Europane Bakery and is dated March 1, 2010. The lease commenced on March 1, 2010 and is for a five year term with. The tenant was given six months free rent with rent commencement in month 7 at $5,990 ($3.03 psf). The rent is subject to annual 3 percent increases.

The LOI for the second retail space is from First Republic Bank, and is dated May 27, 2010 and proposes a term of 10 years for approximately 4,500 square feet of space and a rental rate of $3.00 per-square-foot monthly or $36 per-square-foot annually. The LOI proposed a NNN expense reimbursement structure.

VALUATION SERVICES

THE MONTANA PH I DEVELOPMENT APPROACH 88

Discussion of Comparable Rents

In order to determine if the subject's retail rental rates are market based, we reviewed two recent LOI's for very similar retail space located along Colorado Boulevard in the vicinity of the subject. The location of the space is confidential. The LOIs for this space have a very similar lease structure and rent to the existing and proposed subject leases. The LOIs are summarized in the following table.

COMPETITIVE RETAIL LEASING ACTIVITY

Item No.	Name / Address	Tenant Type	Rounded Area Leased (SF)	Date of Lease	Lease Term (mos)	Monthly PSF Rent: Rent	Monthly PSF Rent: Adjust Date	Monthly PSF Rent: Increases	Expense Basis	TI's	% Rent	Effective Monthly Rent PSF	Effective Rent Adjust. for TI's
L-1	Mixed Use Project	Fast Food	3,673	3rd Qtr	120	$1.50			NNN	$76.96	6.0%	$3.00	$3.00
	Colorado Boulevard			2010		$3.00	Month 4					10 years	10 years
	Pasadena					$3.30	Year 6	10%					
		Fast Food	3,320	4th Qtr	120	$1.50			NNN	$90.00	6.0%	$3.00	$3.00
				2010		$3.00	Month 4					10 years	10 years
						$3.30	Year 6	10%					

Based on the comparable LOIs we have determined that the Europane lease and the proposed lease terms for the second retail suite are market based and have modeled them accordingly.

Conclusion of Market Rent for Retail Space

Based on recent leasing activity at the subject property and our analysis of the comparables, we have concluded the following market rents for the subject's retail tenants:

CONCLUSION OF MARKET RENT

TENANT CATEGORY	MARKET RENT	LEASE TERM	LEASE TYPE	RENT INCREASE	TI
	$3.00	10 yrs	NNN	Annual CPI	$20

The subject retail space is currently owned and controlled by the HOA. It is typical for developers to sell off commercial condominiums upon reaching stabilized occupancy levels. Our analysis assumes that the subject's retail space would be leased over the course of 2011 and in 2012, once stabilized rental rates are achieved after the expiration of free rent, the commercial condominiums would be sold. We have employed a 7.0% terminal capitalization rate in our analysis and have deduced a 3.0% cost of sale. The resulting value indication of approximately $2.8 million is shown in the cash flow during the third quarter of the holding period.

DISCOUNTED CASH FLOW METHOD

The discounted cash flow analysis technique requires calculating estimates of net proceeds over the sellout period and applying an appropriate discount rate in order to obtain an indicated present value.

Investors in bulk condominium developments typically make a forecast of net cash flows over the required absorption period, which varies based upon the number of units in the project. The projections are then utilized to determine a purchase price that will justify the degree of risk inherent in the proposed investment through the application of an appropriate present worth factor. This present worth factor (discount rate) is essentially the yield rate (IRR) reflecting a typical investor's or developer's requirements for cost of capital, or the competitive rate of return for an investment of similar risk and cash flow. Effectively, the discount rate is the annual rate of return before tax required to attract investment capital to the project.

Discount Rate Selection (Internal Rate of Return)

We have developed an opinion of future cash flows and discounted that income stream at an internal rate of return (yield rate) currently required by investors for similar-quality real property. The yield rate (internal rate of

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

THE MONTANA PHI DEVELOPMENT APPROACH 89

return or IRR) is the single rate that discounts all future equity benefits (cash flows and equity reversion) to an opinion of net present value.

NATIONAL PRODUCT TYPE OVERVIEW

CONDOMINIUMS & CO-OPS

The following summarizes discount rates published in the RealtyRates.com™ Investor Survey for the 3rd Quarter of 2010[1] for conventionally financed condominiums and co-ops. According to RealtyRates.com, the Condo/Co-Op rates have profit as a line item in the cash flow. Therefore, the reported "discount" rate is a bifurcated discount rate where profit and return have been divided between profit (as line item) and discount rate. Our cash flow does not incorporate profit as a line item and therefore the discount rate (all-in) used in our cash flow should logically be higher than the surveyed rates. RealtyRates.com estimates the all-in rate would be approximately 10 percent higher than those indicated in the survey in this case. Based on our information from market participants, profit in the cash flow is typically 10-15 percent. For example, if the quoted discount rate in the survey is 22 percent, then the true all-in discount rate (IRR) would be more like 32 percent.

Actual rates are historical rates achieved by survey respondents, while pro forma rates reflect forward-looking revenue and expenses. Developer's profit is not treated as an expense.

DISCOUNT RATES
CONDOMINIUMS AND CO-OPS

RealtyRates.com DEVELOPER SURVEY - 3rd Quarter 2010*
California/Pacific Islands - Condominiums & Co-Ops

	Actual Rates			Pro-Forma Rates		
	Min	Max	Avg	Min	Max	Avg
Primary Residential	13.39%	24.66%	18.37%	12.83%	23.68%	17.54%
Hi-Rise/Urban Townhouse	14.14%	24.66%	19.01%	13.57%	23.68%	18.25%
Garden/Suburban Townhouse	13.39%	23.40%	17.66%	12.85%	22.46%	16.95%
Mixed Use	13.95%	24.46%	18.44%	12.83%	23.48%	17.43%
Resort & Second Home	15.02%	26.70%	19.44%	14.42%	25.63%	18.66%
Hi-Rise	15.16%	26.70%	20.51%	14.55%	25.63%	19.69%
Garden/Townhouse	15.02%	23.24%	18.37%	14.42%	22.31%	17.63%
Commercial/Industrial	12.15%	23.76%	16.88%	11.67%	22.81%	16.20%
Urban Office	12.36%	22.16%	16.91%	11.86%	21.27%	16.24%
Suburban Office	12.15%	21.99%	16.39%	11.67%	21.11%	15.73%
Retail	12.80%	23.76%	17.55%	12.29%	22.81%	16.85%
Industrial	12.15%	22.58%	16.67%	11.67%	21.68%	16.01%

*2nd Quarter 2010 Data

Copyright 2010 RealtyRates.com™

Source: RealtyRates.com

Based on investor rates, the subject condominium project should command rates within the Primary Residential – Hi-Rise/Urban Townhouse category with actual rates of 14.14 to 24.66 percent, with an average of 19.01 percent prior to profit consideration. A summary of the change in actual and historical pro forma internal rates of return over the last two quarters follows:

[1] Note: The third quarter report is based on data from the second quarter of 2010.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

THE MONTANA PH I DEVELOPMENT APPROACH 90

HISTORICAL RATE COMPARISONS

INTERNAL RATE OF RETURN REQUIREMENTS

RealtyRates.com DEVELOPER SURVEY - 3rd Quarter 2010*

Average Comparative (Quarter-Over-Quarter) National Rates

Subdivisions & PUDs

Actual Rates Pro-Forma Rates

2Q10 1Q10 Basis Point Change 2Q10 1Q10 Basis Point Change

Site-Built Residential 31.49% 31.27% 22 29.65% 29.44% 21

-100 Units 27.95% 27.78% 17 26.31% 26.15% 16

100-500 Units 30.31% 30.11% 20 29.09% 28.90% 19

500+ Units 31.56% 31.35% 21 30.88% 30.67% 20

Mixed Use 31.92% 31.72% 21 31.24% 31.03% 20

Manufactured Housing 31.87% 31.12% 75 30.01% 29.30% 70

-100 Units 28.49% 27.85% 64 26.82% 26.22% 60

100-500 Units 30.89% 30.18% 71 29.66% 28.98% 68

500+ Units 32.17% 31.42% 74 31.48% 30.75% 73

Business Parks 31.27% 31.13% 14 29.45% 29.31% 13

-100 Acres 27.96% 27.86% 10 26.32% 26.23% 9

100-500 Acres 30.31% 30.19% 12 29.10% 28.98% 12

500+ Acres 31.57% 31.43% 13 30.89% 30.76% 13

Industrial Parks 31.29% 31.16% 14 30.04% 29.91% 13

-100 Acres 27.98% 27.89% 9 26.34% 26.26% 9

100-500 Acres 30.34% 30.22% 12 29.12% 29.01% 11

500+ Acres 31.59% 31.46% 13 29.74% 29.62% 12

Condominiums & Co-Ops

Actual Rates Pro-Forma Rates

2Q10 1Q10 Basis Point Change 2Q10 1Q10 Basis Point Change

Primary Residential 22.31% 22.40% -9 21.41% 21.47% -6

Hi-Rise/Urban Townhouse 22.63% 22.69% -6 21.72% 21.78% -6

Garden/Suburban Townhouse 21.88% 22.00% -12 21.00% 21.12% -12

Mixed Use 22.85% 22.92% -7 21.70% 21.76% -6

Resort & Second Home 24.86% 24.89% -4 23.40% 23.44% -4

Hi-Rise 24.43% 24.47% -3 23.45% 23.49% -3

Garden/Townhouse 22.46% 22.55% -9 21.56% 21.65% -8

Commercial/Industrial 21.60% 21.71% -11 20.74% 20.84% -11

Urban Office 20.18% 20.32% -14 19.38% 19.51% -13

Suburban Office 20.38% 20.56% -18 19.56% 19.73% -17

Retail 21.88% 21.94% -6 21.00% 21.06% -6

Industrial 20.79% 20.95% -16 19.96% 20.11% -15

*2nd Quarter 2010 Date

Copyright 2010 RealtyRates.comTM

Source: RealtyRates.com

Based on our analysis of various yield indicators, and considering the risks associated with the absorption of the subject property (moderate to high), we estimate the appropriate all cash discount rate for the subject property to be at the middle of the range. Our selected rate is 22 percent (including risk and profit) on a cash (unleveraged) basis which considers the retail pricing levels, the market risk from competitive projects, the forecast absorption period and consideration that the subject project is a completed building. The quoted rates represent proposed development which has a much greater risk profile.

VALUATION & ADVISORY

THE MONTANA PH I DEVELOPMENT APPROACH 91

The considerable degree of market risk inherent in this project as of the date of value has underscored our selection of discount rates. Both debt and equity investors have little appetite for condominium assets in the current environment. Our rates incorporate the cost of capital and consider that an all cash sale is likely. There are few lenders willing to provide debt financing for condominium acquisitions under current conditions. Yields would be priced at a premium.

DEVELOPMENTAL APPROACH CONCLUSION

An Excel cash flow model incorporating the preceding assumptions is presented on the following page. Based on the analysis described, we estimated the following values for the subject property:

As Is Bulk Value: $40,900,000

Per unit*: $1,859,091

Aggregate of Retail Values: $56,804,453

Per unit*: $2,582,021

*Per unit indications incorporate contributory value of the subject’s ground floor retail space

VALUATION & ADVISORY

THE MONTANA PH I DEVELOPMENT APPROACH H 92

The Montana

Condominium Valuation

Year 1 Year 2 Year 3 Total

1Q 2011 2Q 2011 3Q 2011 4Q 2011 1Q 2012 2Q 2012 3Q 2012 4Q 2012 1Q 2013 2Q 2013

1 2 3 4 5 6 7 8 9 10

REVENUES

Average Unit Price $2,454,991 $2,454,991 $2,454,991 $2,454,991 $2,454,991 $2,454,991 $2,454,991 $2,454,991 $2,454,991 $2,454,991

Quarterly Absorption 2 2 2 2 3 3 2 2 2 2 22 Total Units Sold 2 4 6 8 11 14 16 18 20 22 Total Unsold Units 20 18 16 14 11 8 6 4 2 0

Unit Sales Revenues $ 4,909,982 $ 4,909,982 $ 4,909,982 $ 4,909,982 $ 7,364,973 $ 7,364,973 $ 4,909,982 $ 4,909,982 $ 4,909,982 $ 4,909,982 $ 54,009,800 Marketing/Cost of Sale (245,499) (245,499) (245,499) (245,499) (368,249) (368,249) (245,499) (245,499) (245,499) (245,499) (2,700,490) Interim Retail Rent 2,744 50,475 - - - - - - - 53,219 Retail Sell off $2,794,653 2,794,653 Net Proceeds 4,667,227 4,714,958 7,459,136 4,664,483 6,996,724 6,996,724 4,664,483 4,664,483 4,664,483 4,664,483 54,157,182

EXPENSES

HOA (Unsold Units) $ 115,603 $ 104,042 $ 92,482 $ 80,922 $ 63,581 $ 46,241 $ 34,681 $ 23,121 $ 11,560 $ — $ 572,233 Property Taxes 115,084 94,159 83,697 73,235 57,542 41,849 31,386 20,924 10,462 — 528,339 Total Expenses 230,686 198,202 176,179 154,157 121,123 88,090 66,067 44,045 22,022 - 1,100,572

Net Cash Flow $ 4,436,540 $ 4,516,756 $ 7,282,957 $ 4,510,326 $ 6,875,601 $ 6,908,634 $ 4,598,415 $ 4,620,438 $ 4,642,460 $ 4,664,483 $ 53,056,610

SUMMARY OF ASSUMPTIONS

22 Total Units $5,780 Quarterly HOA Dues / Unit Marketing Expense/Cost of Sale Detail

5.00% Marketing Expenses/Cost of Sale Co-brokers 3.0% $1,620,294 90,626 Total Unit sq. ft. 1.125513% Tax Rate Sales/Marketing 2.0% $1,080,196 4,119 Average Unit Size $40,900,000 Tax Assessment $5,231 Tax Liability per unit per quarter 5.0% $2,700,490 $2,454,991 Average Unit Price $596 Average Unit Price PSF 6,477 Retail SF $3.00 Retail Mkt Rent NNN

AS IS VALUE MATRIX

Discount Rate Total Per Unit $/SF

20.0% $41,790,970 $1,899,590 $461 Discount Rate Annual to Quarterly Adjust

21.0% $41,354,419 $1,879,746 $456 Selected Rate 20.00% 21.00% 22.00% 23.00% 24.00% 22.0% $40,927,232 $1,860,329 $452 Periods Quarterly Quarterly Quarterly Quarterly Quarterly 23.0% $40,509,123 $1,841,324 $447 Pds. per Annum 4 4 4 4 4 24.0% $40,099,817 $1,822,719 $442 Adj. Qtr. Rate 4.6635% 4.8809% 5.0969% 5.3116% 5.5250%

AGGREGATE OF THE RETAIL REVENUES

Aggregate of the Retail Values $ 56,804,453 per unit $2,582,021

Static Profit

Net Cash Flow ( No Discounting) $ 53,056,610 As Is Bulk Value $40,927,232 Investor Profit $12,129,378 Profit as a % of Net Revenue 22.9% Total Profit 29.6% Aggregate Revenues to Bulk Value Discount 28.0%

VALUATION & ADVISORY

THE MONTANA PH I RECONCILIATION AND FINAL VALUE OPINION 93

RECONCILIATION AND FINAL VALUE OPINION

VALUATION METHODOLOGY REVIEW AND RECONCILIATION

This appraisal employs only the Development Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that this approach would be considered necessary and applicable for market participants. The Cost and Sales Comparison Approaches would not be relevant; however, elements of the Sales Comparison approach are used in the Development Approach when pricing the subject units.

The approaches indicated the following:

FINAL VALUE RECONCILIATION

As Is Bulk Value Per Unit Aggregate of the Retail Revenues Per Unit Date of Value December 10, 2010 December 10, 2010 Income Capitalization Approach

Discounted Cash Flow $40,900,000 $1,859,091 $56,804,453 $2,582,021 Conclusion $40,900,000 $1,859,091 $56,804,453 $2,582,021

Final Value Conclusion $40,900,000 $1,859,091 $56,804,453 $2,582,021

Compiled by Cushman & Wakefield Western, Inc.

MARKET VALUE AS IS

Based on the Scope of Work agreed to with the Client, and as outlined in the accompanying report, we developed an opinion that the Market Value of the Fee Simple estate of the subject property, subject to the assumptions and limiting conditions, certifications, and extraordinary assumptions, if any, and definitions, “As-Is” on December 10, 2010, was:

FORTY MILLION NINE HUNDRED THOUSAND DOLLARS

$40,900,000

AGGREGATE OF THE RE TAIL REVENUES

Based on the agreed to Scope of Work, and as outlined in the report, we developed an opinion that the Aggregate of the Retail Revenues of the above property, subject to the assumptions and limiting conditions, certifications, extraordinary assumptions and hypothetical conditions, if any, and definitions, “Upon Completion,” on December 10, 2010, was:

FIFTY SIX MILLION EIGHT HUNDRED FOUR THOUSAND FOUR HUNDRED FIFTY THREE DOLLARS

$56,804,453

EXPOSURE TIME

Based on our review of national investor surveys, discussions with market participants and information gathered during the sales verification process, a reasonable exposure time for the subject property at the value concluded within this report would have been approximately six (6) months. This assumes an active and professional marketing plan would have been employed by the current owner.

THE MONTANA PH I ASSUMPTIONS AND LIMITING CONDITIONS 94

ASSUMPTIONS AND LIMITING CONDITIONS

“Report” means the appraisal or consulting report and conclusions stated therein, to which these Assumptions and Limiting Conditions are annexed.

“Property” means the subject of the Report.

“C&W” means Cushman & Wakefield, Inc. or its subsidiary that issued the Report. “Appraiser(s)” means the employee(s) of C&W who prepared and signed the Report. The Report has been made subject to the following assumptions and limiting conditions:

No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters that are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. The owner of the Property may have provided some of such information. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters. Any authorized user of the Report is obligated to bring to the attention of C&W any inaccuracies or errors that it believes are contained in the Report.

The opinions are only as of the date stated in the Report. Changes since that date in external and market factors or in the Property itself can significantly affect the conclusions in the Report.

The Report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other analyses. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited.

Reference to the Appraisal Institute or to the MAI designation is prohibited. Except as may be otherwise stated in the letter of engagement, the Report may not be used by any person(s) other than the party(ies) to whom it is addressed or for purposes other than that for which it was prepared. No part of the Report shall be conveyed to the public through advertising, or used in any sales, promotion, offering or SEC material without C&W’s prior written consent. Any authorized user(s) of this Report who provides a copy to, or permits reliance thereon by, any person or entity not authorized by C&W in writing to use or rely thereon, hereby agrees to indemnify and hold C&W, its affiliates and their respective shareholders, directors, officers and employees, harmless from and against all damages, expenses, claims and costs, including attorneys’ fees, incurred in investigating and defending any claim arising from or in any way connected to the use of, or reliance upon, the Report by any such unauthorized person(s) or entity(ies).

Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Report; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value opinion contained in the Report is based.

The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural components or for the condition of mechanical equipment, plumbing or electrical components.

The forecasted potential gross income referred to in the Report may be based on lease summaries provided by the owner or third parties. The Report assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

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THE MONTANA PH I ASSUMPTIONS AND LIMITING CONDITIONS 95

The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser’s best opinions of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser’s task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Report, envisages for the future in terms of rental rates, expenses, and supply and demand.

Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials that may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

Unless otherwise stated in the Report, compliance with the requirements of the Americans with Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the Property. C&W recommends that an expert in this field be employed to determine the compliance of the Property with the requirements of the ADA and the impact of these matters on the opinion of value. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider this Report as only one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision. Such lender or investor is specifically cautioned to understand all Extraordinary Assumptions and Hypothetical Conditions and the Assumptions and Limiting Conditions incorporated in this Report.

In the event of a claim against C&W or its affiliates or their respective officers or employees or the Appraisers in connection with or in any way relating to this Report or this engagement, the maximum damages recoverable shall be the amount of the monies actually collected by C&W or its affiliates for this Report and under no circumstances shall any claim for consequential damages be made.

If the Report is referred to or included in any offering material or prospectus, the Report shall be deemed referred to or included for informational purposes only and C&W, its employees and the Appraiser have no liability to such recipients.

C&W disclaims any and all liability to any party other than the party that retained C&W to prepare the Report.

Any estimate of insurable value, if included within the agreed upon scope of work and presented within this report, is based upon figures derived from a national cost estimating service and is developed consistent with industry practices.

However, actual local and regional construction costs may vary significantly from our estimate and individual insurance policies and underwriters have varied specifications, exclusions, and non-insurable items. As such, we strongly recommend that the Client obtain estimates from professionals experienced in establishing insurance coverage for replacing any structure. This analysis should not be relied upon to determine insurance coverage. Furthermore, we make no warranties regarding the accuracy of this estimate.

By use of this Report each party that uses this Report agrees to be bound by all of the Assumptions and Limiting Conditions, Hypothetical Conditions and Extraordinary Assumptions stated herein.

VALUATION & ADVISORY

THE MONTANA PH I CERTIFICATION OF APPRAISAL 96

CERTIFICATION OF APPRAISAL

We certify that, to the best of our knowledge and belief:

The statements of fact contained in this report are true and correct.

The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

The reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics & Standards of Professional Appraisal Practice of the Appraisal Institute, which include the Uniform Standards of Professional Appraisal Practice.

The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

Michele Kauffman and James W. Myers, MAI did make a personal inspection of the property that is the subject of this report. Yuri Gurevich did not make a personal inspection of the property that is the subject of this report.

The signatories have not performed a previous appraisal of the subject property within the three years prior to this assignment.

No one provided significant real property appraisal assistance to the persons signing this report.

As of the date of this report, James W. Myers, MAI has completed the continuing education program of the Appraisal Institute.

As of the date of this report, Michele Kauffman and Yuri Gurevich have completed the Standards and Ethics Education Requirement of the Appraisal Institute for Associate Members.

Michele Kauffman Yuri Gurevich Senior Director Appraiser

CA Certified General Appraiser CA Appraiser Trainee License No. AG042324 License No. AT042643

James W. Myers, MAI Executive Managing Director CA Certified General Appraiser License No. AG002662

THE MONTANA PH I GLOSSARY OF TERMS & DEFINITIONS 97

GLOSSARY OF TERMS & DEFINITIONS

The following definitions of pertinent terms are taken from The Dictionary of Real Estate Appraisal, Fifth Edition (2010), published by the Appraisal Institute, Chicago, IL, as well as other sources.

AS IS MARKET VALUE

The estimate of the market value of real property in its current physical condition, use, and zoning as of the appraisal date. (Proposed Interagency Appraisal and Evaluation Guidelines, OCC-4810-33-P 20%)

BAND OF INVESTMENT

A technique in which the capitalization rates attributable to components of a capital investment are weighted and combined to derive a weighted-average rate attributable to the total investment.

CASH EQUIVALENCY

An analytical process in which the sale price of a transaction with nonmarket financing or financing with unusual conditions or incentives is converted into a price expressed in terms of cash.

DEPRECIATION

1. In appraising, a loss in property value from any cause; the difference between the cost of an improvement on the effective date of the appraisal and the market value of the improvement on the same date. 2. In accounting, an allowance made against the loss in value of an asset for a defined purpose and computed using a specified method.

ELLWOOD FORMULA

A yield capitalization method that provides a formulaic solution for developing a capitalization rate for various combinations of equity yields and mortgage terms. The formula is applicable only to properties with stable or stabilized income streams and properties with income streams expected to change according to the J- or K-factor pattern. The formula is

RO = [YE – M (YE + P 1/Sn¬ – RM) – rO 1/S n¬] / [1 + r| J]

where

RO = Overall Capitalization Rate

YE = Equity Yield Rate

M = Loan-to-Value Ratio

P = Percentage of Loan Paid Off

1/S n¬ = Sinking Fund Factor at the Equity Yield Rate

RM = Mortgage Capitalization Rate

rO = Change in Total Property Value

r| = Total Ratio Change in Income

J = J Factor Also called mortgage-equity formula.

EXPOSURE TIME

1. The time a property remains on the market. 2. The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based on an analysis of past events assuming a competitive and open market. See also marketing time.

FEE SIMPLE ESTATE

Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

HYPOTHETICAL CONDITIONS

A hypothetical condition is “that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis.”

LEASED FEE INTEREST

A freehold (ownership interest) where the possessory interest has been granted to another party by creation of a contractual landlord-tenant relationship (i.e., a lease).

LEASEHOLD INTEREST

The tenant’s possessory interest created by a lease. See also negative leasehold; positive leasehold.

MARKET RENT

The most probable rent that a property should bring in a competitive and open market reflecting all conditions and restrictions of the lease agreement, including permitted uses, use restrictions, expense obligations, term, concessions, renewal and purchase options, and tenant improvements (TIs).

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THE MONTANA PH I GLOSSARY OF TERMS & DEFINITIONS 98

MARKET VALUE

The major focus of most real property appraisal assignments. Both economic and legal definitions of market value have been developed and refined.* 1. The most widely accepted components of market value are incorporated in the following definition: The most probable price that the specified property interest should sell for in a competitive market after a reasonable exposure time, as of a specified date, in cash, or in terms equivalent to cash, under all conditions requisite to a fair sale, with the buyer and seller each acting prudently, knowledgeably, for self-interest, and assuming that neither is under duress. 2. Market value is described in the Uniform Standards of Professional Appraisal Practice (USPAP) as follows: A type of value, stated as an opinion, that presumes the transfer of a property (i.e., a right of ownership or a bundle of such rights), as of a certain date, under specific conditions set forth in the definition of the term identified by the appraiser as applicable in an appraisal. (USPAP, 2010-2011 ed.) USPAP also requires that certain items be included in every appraisal report. Among these items, the following are directly related to the definition of market value:

Identification of the specific property rights to be appraised.

Statement of the effective date of the value opinion.

Specification as to whether cash, terms equivalent to cash, or other precisely described financing terms are assumed as the basis of the appraisal.

If the appraisal is conditioned upon financing or other terms, specification as to whether the financing or terms are at, below, or above market interest rates and/or contain unusual conditions or incentives. The terms of above- or below-market interest rates and/or other special incentives must be clearly set forth; their contribution to, or negative influence on, value must be described and estimated; and the market data supporting the opinion of value must be described and explained. 3. The following definition of market value is used by agencies that regulate federally insured financial institutions in the United States: The most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

Buyer and seller are typically motivated;

Both parties are well informed or well advised, and acting in what they consider their own best interests;

A reasonable time is allowed for exposure in the open market; Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (12 C.F.R. Part 34.42(g); 55 Federal Register 34696, August 24, 1990, as amended at 57 Federal Register 12202, April 9, 1992; 59 Federal Register 29499, June 7, 1994) 4. The International Valuation Standards Council defines market value for the purpose of international standards as follows: The estimated amount for which a property should exchange on the date of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently, and without compulsion. (International Valuation Standards, 8th ed., 2007) 5. Market value is the amount in cash, or on terms reasonably equivalent to cash, for which in all probability the property would have sold on the effective date of the appraisal, after a reasonable exposure time on the open competitive market, from a willing and reasonably knowledgeable seller to a willing and reasonably knowledgeable buyer, with neither acting under any compulsion to buy or sell, giving due consideration to all available economic uses of the property at the time of the appraisal. (Uniform Standards for Federal Land Acquisitions)

MORTGAGE-EQUITY ANALYSIS

Capitalization and investment analysis procedures that recognize how mortgage terms and equity requirements affect the value of income-producing property.

OPERATING EXPENSES

Other Taxes, Fees & Permits - Personal property taxes, sales taxes, utility taxes, fees and permit expenses.

Property Insurance – Coverage for loss or damage to the property caused by the perils of fire, lightning, extended coverage perils, vandalism and malicious mischief, and additional perils.

Management Fees - The sum paid for management services. Management services may be contracted for or provided by the property owner. Management expenses may include supervision, on-site offices or apartments for resident managers, telephone service, clerical help, legal or accounting services, printing and postage, and advertising. Management fees may occasionally be included among recoverable operating expenses

Total Administrative Fees – Depending on the nature of the real estate, these usually include professional fees and other general administrative expenses, such as rent of offices and the services needed to operate the property. Administrative expenses can be provided either in the following expense subcategories or in a bulk total. 1) Professional Fees – Fees paid for any professional services contracted for or incurred in property operation; or 2) Other Administrative – Any other general administrative expenses incurred in property operation.

Heating Fuel - The cost of heating fuel purchased from outside producers. The cost of heat is generally a tenant expense in single-tenant, industrial or retail properties, and apartment projects with individual heating units. It is a major expense item shown in operating statements for office buildings and many apartment properties. The fuel consumed may be coal, oil, or public steam. Heating supplies, maintenance, and workers’ wages are included in this expense category under certain accounting methods.

Electricity - The cost of electricity purchased from outside producers. Although the cost of electricity for leased space is frequently a tenant expense, and therefore not included in the operating expense statement, the owner may be responsible for lighting public areas and for the power needed to run elevators and other building equipment.

Gas - The cost of gas purchased from outside producers. When used for heating and air conditioning, gas can be a major expense item that is either paid by the tenant or reflected in the rent.

Water & Sewer - The cost of water consumed, including water specially treated for the circulating ice water system, or purchased for drinking purposes. The cost of water is a major consideration for industrial plants that use processes depending on water and for multifamily projects, in which the cost of sewer service usually ties to the amount of water used. It is also an important consideration for laundries, restaurants, taverns, hotels, and similar operations.

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THE MONTANA PH I GLOSSARY OF TERMS & DEFINITIONS 99

Other Utilities - The cost of other utilities purchased from outside producers.

Total Utilities - The cost of utilities net of energy sales to stores and others. Utilities are services rendered by public and private utility companies (e.g., electricity, gas, heating fuel, water/sewer and other utilities providers). Utility expenses can be provided either in expense subcategories or in a bulk total.

Repairs & Maintenance - All expenses incurred for the general repairs and maintenance of the building, including common areas and general upkeep. Repairs and maintenance expenses include elevator, HVAC, electrical and plumbing, structural/roof, and other repairs and maintenance expense items. Repairs and Maintenance expenses can be provided either in the following expense subcategories or in a bulk total. 1) Elevator - The expense of the contract and any additional expenses for elevator repairs and maintenance. This expense item may also include escalator repairs and maintenance. 2) HVAC – The expense of the contract and any additional expenses for heating, ventilation and air-conditioning systems. 3) Electrical & Plumbing - The expense of all repairs and maintenance associated with the property’s electrical and plumbing systems. 4) Structural/Roof - The expense of all repairs and maintenance associated with the property’s building structure and roof. 5) Pest Control – The expense of insect and rodent control. 6). Other Repairs & Maintenance - The cost of any other repairs and maintenance items not specifically included in other expense categories.

Common Area Maintenance - The common area is the total area within a property that is not designed for sale or rental, but is available for common use by all owners, tenants, or their invitees, e.g., parking and its appurtenances, malls, sidewalks, landscaped areas, recreation areas, public toilets, truck and service facilities. Common Area Maintenance (CAM) expenses can be entered in bulk or through the sub-categories. 1) Utilities – Cost of utilities that are included in CAM charges and passed through to tenants. 2) Repair & Maintenance – Cost of repair and maintenance items that are included in CAM charges and passed through to tenants. 3) Parking Lot Maintenance – Cost of parking lot maintenance items that are included in CAM charges and passed through to tenants. 4) Snow Removal – Cost of snow removal that are included in CAM charges and passed through to tenants. 5) Grounds Maintenance – Cost of ground maintenance items that are included in CAM charges and passed through to tenants. 6) Other CAM expenses are items that are included in CAM charges and passed through to tenants.

Painting & Decorating - This expense category is relevant to residential properties where the landlord is required to prepare a dwelling unit for occupancy in between tenancies.

Cleaning & Janitorial - The expenses for building cleaning and janitorial services, for both daytime and night-time cleaning and janitorial service for tenant spaces, public areas, atriums, elevators, restrooms, windows, etc. Cleaning and Janitorial expenses can be provided either in the following subcategories or entered in a bulk total. 1) Contract Services - The expense of cleaning and janitorial services contracted for with outside service providers. 2) Supplies, Materials & Misc. - The cost any cleaning materials and any other janitorial supplies required for property cleaning and janitorial services and not covered elsewhere. 3) Trash Removal - The expense of property trash and rubbish removal and related services. Sometimes this expense item includes the cost of pest control and/or snow removal .4) Other Cleaning/Janitorial - Any other cleaning and janitorial related expenses not included in other specific expense categories.

Advertising & Promotion - Expenses related to advertising, promotion, sales, and publicity and all related printing, stationary, artwork, magazine space, broadcasting, and postage related to marketing.

Professional Fees - All professional fees associated with property leasing activities including legal, accounting, data processing, and auditing costs to the extent necessary to satisfy tenant lease requirements and permanent lender requirements.

Total Payroll - The payroll expenses for all employees involved in the ongoing operation of the property, but whose salaries and wages are not included in other expense categories. Payroll expenses can be provided either in the following subcategories or entered in a bulk total. 1) Administrative Payroll - The payroll expenses for all employees involved in on-going property administration. 2) Repair & Maintenance Payroll - The expense of all employees involved in on-going repairs and maintenance of the property. 3) Cleaning Payroll - The expense of all employees involved in providing on-going cleaning and janitorial services to the property 4) Other Payroll - The expense of any other employees involved in providing services to the property not covered in other specific categories.

Security - Expenses related to the security of the Lessees and the Property. This expense item includes payroll, contract services and other security expenses not covered in other expense categories. This item also includes the expense of maintenance of security systems such as alarms and closed circuit television (CCTV), and ordinary supplies necessary to operate a security program, including batteries, control forms, access cards, and security uniforms.

Roads & Grounds - The cost of maintaining the grounds and parking areas of the property. This expense can vary widely depending on the type of property and its total area. Landscaping improvements can range from none to extensive beds, gardens and trees. In addition, hard-surfaced public parking areas with drains, lights, and marked car spaces are subject to intensive wear and can be costly to maintain.

Other Operating Expenses - Any other expenses incurred in the operation of the property not specifically covered elsewhere.

Real Estate Taxes - The tax levied on real estate (i.e., on the land, appurtenances, improvements, structures and buildings); typically by the state, county and/or municipality in which the property is located.

PROSPECTIVE OPINION OF VALUE

A value opinion effective as of a specified future date. The term does not define a type of value. Instead, it identifies a value opinion as being effective at some specific future date. An opinion of value as of a prospective date is frequently sought in connection with projects that are proposed, under construction, or under conversion to a new use, or those that have not yet achieved sellout or a stabilized level of long-term occupancy.

PROSPECTIVE VALUE UPON REACHING STABILIZED OCCUPANCY

The value of a property as of a point in time when all improvements have been physically constructed and the property has been leased to its optimum level of long-term occupancy. At such point, all capital outlays for tenant improvements, leasing commissions, marketing costs and other carrying charges are assumed to have been incurred.

SPECIAL, UNUSUAL, OR EXTRAORDINARY ASSUMPTIONS

Before completing the acquisition of a property, a prudent purchaser in the market typically exercises due diligence by making customary enquiries about the property. It is normal for a Valuer to make assumptions as to the most likely outcome of this due diligence process and to rely on actual information regarding such matters as provided by the client. Special, unusual, or extraordinary assumptions may be any additional assumptions relating to matters covered in the due diligence process, or may relate to other issues, such as the identity of the purchaser, the physical state of the property, the presence of environmental pollutants (e.g., ground water contamination), or the ability to redevelop the property.

VALUATION & ADVISORY

THE MONTANA PH I ADDENDA CONTENTS

ADDENDA CONTENTS

ADDENDUM A: QUALIFICATIONS OF THE APPRAISERS

VALUATION & ADVISORY

THE MONTANA PH I ADDENDA CONTENTS

ADDENDUM A:

QUALIFICATIONS OF THE APPRAISERS

VALUATION & ADVISORY

PROFESSIONAL QUALIFICATIONS

James W. Myers, MAI

Executive Managing Director

Area Leader

Valuation & Advisory Services

Mr. James W. Myers, MAI is a Member of the Appraisal Institute (MAI) and is a licensed appraiser with the State of California and Hawaii. He joined Cushman & Wakefield in 1986, and has a broad range of experience in many types of real estate assets, including office, multifamily, retail, hotel, studio, data center/telecom, special purpose, and residential properties. Mr. Myers has specialized in valuation, highest and best use studies, arbitrations, litigation support, real estate tax appeals, consulting, and investment sales support and leasing support.

Experience

Appraisal and consulting assignments have included all major property types, with specialized emphasis on major office properties and data centers throughout the United States, as well as major multifamily and retail properties in Southern California. Has been involved in significant arbitrations relating to resets of ground leases and major leased premises.

Prior to joining Cushman & Wakefield in 1986, Mr. Myers was an appraiser for two years with Donahue and Company, Inc., a real estate company located in Newport Beach, where he applied emphasis on eminent domain litigation, special purpose and problem properties, easement valuation, and full and partial property damages.

Education

Kenyon College, Gambier, Ohio, Graduated 1975 Degree: Bachelor of Arts, English

Appraisal Education

Successfully completed all courses and experience requirements to qualify for the MAI designation. Also, he has completed the requirements of the continuing education program of the Appraisal Institute.

Memberships, Licenses and Professional Affiliations

• Member, Appraisal Institute - MAI

• Certified General Real Estate Appraiser

Mr. Myers is a Certified General Real Estate Appraiser, #AG002662, expiring 04/02/10, according to the Office of Real Estate Appraisers of the State of California.

Special Awards

• Most recently, Mr. Myers was recognized as the Top Valuation Services Professional in Southern California for 2000, 2002, 2003, 2004 and 2006, and was the top valuation professional nationally in 1991, 2004, 2005 and 2006.

PROFESSIONAL QUALIFICATIONS

Michele L. Kauffman

Senior Director

Valuation & Advisory Services

Ms. Kauffman joined the Los Angeles office of Cushman & Wakefield in 1999. She is a Senior Director in the Valuation Services Group. Prior to joining Cushman & Wakefield, Ms. Kauffman was with EDAW where she was a Land Use Planner. She worked with a range of private developers and public agencies on securing approvals for a number of significant projects in and around Washington D.C.

Experience

Ms. Kauffman specializes in projects with unique land planning and entitlement issues. Her primary area of specialization has been major land development and mixed-use projects throughout California, Hawaii and the western United States. Ms. Kauffman has provided valuation and consulting services across a broad range of property types including multifamily, mixed-use, office, retail, industrial and special purpose properties. She assists clients with valuation, highest and best use studies and market analysis pertaining to land investment and development. She has also valued properties benefiting from historic preservation tax credits, low income housing tax credits, new market tax credits, tax-exempt bond financing and façade easements.

Education

University of Virginia, Charlottesville, Virginia, Graduated 1998 Degree: Master of Planning, Urban and Environmental

Duquesne University, Pittsburgh, Pennsylvania, Graduated 1994 Degree: Bachelor of Arts, Political Science and History

Appraisal Education

Report Writing and Valuation Analysis Advanced Income Capitalization

Advanced Applications General Market Analysis & Highest and Best Use Advanced Sales Comparison and Cost Approaches Uniform Standards of Professional Appraisal Practice Business Practices and Ethics

Memberships, Licenses and Professional Affiliations

• CA Certified General Appraiser (AG042324)

• Associate Member, Appraisal Institute (#430741)

• Member, Urban Land Institute – ULI (#272524)

Special Awards

• Recipient of Frank Liantonio Award for Professional Excellence – 2007

• Ms. Kauffman was a member of Cushman & Wakefield’s Top Valuation Services Team in Southern California for 2000, 2002, 2003, 2004 and 2006

PROFESSIONAL QUALIFICATIONS

Yuri Gurevich

Appraiser

Valuation & Advisory Services

Mr. Gurevich joined the Los Angeles office of Cushman & Wakefield in 2004 as an intern in the Valuation Services group. He was part of the largest valuation team at C&W in Southern California led by James W. Myers, MAI. In January of 2006, Mr. Gurevich was promoted to the role of Appraiser.

Experience

Mr. Gurevich has worked on various valuation projects throughout California and Hawaii. He has provided valuation and consulting services across a broad range of property types including multifamily, office, retail, vacant land, industrial and special purpose properties. He assists clients with valuation, highest and best use studies and market analysis pertaining to land investment and development.

Education

California State University at Northridge, Northridge, California, Graduated 2005 Degree: Bachelor of Science, Accounting

Appraisal Education

CI 101: Financial Analysis for Commercial Investment Real Estate Real Estate I: Basic Real Estate Principles Real Estate Appraisal Argus Training Course AI: General Appraiser Sales Comparison Approach AI: General Appraiser Cost Approach and Site Analysis

Memberships, Licenses and Professional Affiliations

• CA Real Estate Appraiser Trainee (License #AT042643)

• Associate Member, Appraisal Institute (#480200)

• Member, Urban Land Institute – ULI (#357135)

Special Awards

Mr. Gurevich was a member of Cushman & Wakefield’s Top Valuation Services Team in Southern California for 2006.